UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

INTERACTIVE DATA CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

104,903,564 shares of Common Stock (which includes 95,213,472 shares of Common Stock outstanding, 8,847,462 shares of Common Stock underlying options, restricted stock units and deferred stock units with respect to 631,790 shares of Common Stock, 87,986 shares of Common Stock underlying investments under the Company’s Employee Stock Purchase Plan and 122,854 shares of Common Stock underlying the Company’s Save As You Earn Plan).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 95,213,472 shares of Common Stock multiplied by $33.86 per share; and (B) 8,847,462 shares of Common Stock underlying options multiplied by $13.22 (which is the difference between $33.86 and the weighted average exercise price of $20.64 per share); and (C) restricted stock units and deferred stock units with respect to 631,790 shares of Common Stock multiplied by $33.86 per share; and (D) 87,986 shares of Common Stock underlying investments under the Company’s Employee Stock Purchase Plan multiplied by $33.86 per share; and (E) 122,854 shares of Common Stock underlying the Company’s Save As You Earn Plan multiplied by $33.86 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$3,369,423,061.36

(5)	Total fee paid:

$240,239.86

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INTERACTIVE DATA CORPORATION

32 Crosby Drive

Bedford, Massachusetts 01730

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock of Interactive Data Corporation, which we refer to as “IDCO” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of May 3, 2010, among IDCO, Hg Investors LLC, a Delaware limited liability company (“Parent”), and Igloo Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into IDCO that is contemplated by the Merger Agreement as the “Merger”. Upon completion of the Merger, each share of common stock of IDCO (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares and (ii) owned by the Company as treasury stock or by Parent or Merger Sub, will be cancelled and converted automatically into the right to receive $33.86 in cash, without interest and less any required withholding taxes. We refer to this per share cash payment as the “Merger Consideration.” A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

The Company’s board of directors (the “Board of Directors”), based in part upon the unanimous recommendation of a special committee composed solely of the independent members of the Board of Directors, unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the stockholders of the Company, approved and declared advisable the Merger Agreement and recommended that the Company’s stockholders authorize and adopt the Merger Agreement.

The adoption of the Merger Agreement by IDCO stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On May 3, 2010, Pearson DBC Holdings Inc. (the “Pearson Stockholder”), an indirect wholly owned subsidiary of Pearson plc (“Pearson”), which on such date owned shares of Common Stock representing approximately 60.4% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other IDCO stockholder is required to adopt the Merger Agreement and IDCO has not and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the action by written consent taken by the Pearson Stockholder contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the Pearson Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or [                    ], 2010, and comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the Board of Directors of the Company.

ANDREA H. LOEW,	RAYMOND D’ARCY,
Executive Vice President, General Counsel and Corporate Secretary	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated [                    ], 2010 and is first being mailed to stockholders on or about [                    ], 2010.

i

(continued)

ii

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page [    ].

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “Company,” “IDCO,” “we,” “our” and “us” refer to Interactive Data Corporation and, where appropriate, its subsidiaries; all references to “Parent” refer to Hg Investors LLC; all references to “Merger Sub” refer to Igloo Merger Corporation; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 3, 2010, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the per share merger consideration of $33.86 in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to the “Board of Directors” refers to the Company’s Board of Directors; all references to “Common Stock” refer to the Company’s common stock, par value $0.01 per share; all references to the “Special Committee” refer to the Special Committee of the Board of Directors; and all references to the “Transaction Committee” refer to the Transaction Committee of the Board of Directors.

The Parties to the Merger (page [    ])

Interactive Data Corporation. IDCO is a Delaware corporation and it and its subsidiaries provide financial market data, analytics and related solutions to financial institutions and active traders, as well as to software and service providers. IDCO’s customers use its services to support their portfolio management and valuation, research and analysis, trading, wealth management, sales and marketing and client service activities. IDCO markets and licenses its services either by direct subscriptions or through third-party business alliances.

Hg Investors LLC. Parent is a newly formed Delaware limited liability company that is controlled by private investment funds affiliated with Silver Lake Technology Management, L.L.C., which we refer to as “Silver Lake,” and Warburg Pincus LLC, which we refer to as “Warburg Pincus.” Parent’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Igloo Merger Corporation. Merger Sub was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page [    ])

On May 3, 2010, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, IDCO will become a wholly owned subsidiary of Parent following the effective time of the Merger. You will have no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger:

•

each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and shares owned by the Company as treasury stock or by Parent or Merger Sub) will be cancelled and converted automatically into the right to receive the Merger Consideration;

•

each Company stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option, less any required withholding taxes;

•

each Company deferred stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such deferred stock unit multiplied by the Merger Consideration;

•

each Company restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration;

•

each Company stock option to purchase shares of Common Stock under the Employee Stock Purchase Plan (the “ESPP”) will be automatically exercised on the earlier of the day before the closing date of the Merger or the last day of the ESPP offering period, unless the option holder withdraws from the ESPP prior to such date, and any remaining cash held in a participant’s account under the ESPP after such date shall be distributed to such participant as soon as practicable; and

•

with respect to options to purchase shares of Common Stock under the U.K. Savings Related Share Option Plan (the “SAYE”), the Company will cooperate with Parent in determining an appropriate course of action, with the intent to treat such options in a manner similar to the treatment of options outstanding under the ESPP.

Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors (page [    ])

After consideration of various factors as discussed under “The Merger — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [    ], the Special Committee, composed solely of the members of the Board of Directors who are not members of management of the Company or affiliated with Pearson, unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, IDCO’s stockholders (other than Pearson DBC Holdings Inc., which we refer to as the “Pearson Stockholder,” and its affiliates). Based on such determination, the Special Committee unanimously recommended to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby (including the Merger).

After consideration of the recommendation of the Special Committee and the other factors in the section titled “The Merger — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [    ], our Board of Directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders of IDCO, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend authorization and adoption of the Merger Agreement by the stockholders of the Company.

For a discussion of the material factors considered by the Special Committee and the Board of Directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [    ].

Required Stockholder Approval for the Merger (page [    ])

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of IDCO stockholders holding a majority of our outstanding Common Stock. On May 3, 2010, the date that the Merger Agreement was signed, the Pearson Stockholder, which holds a majority of our outstanding Common Stock, delivered a written consent authorizing, accepting, approving and adopting the Merger Agreement. No further action by any other IDCO stockholder is required in connection with the adoption of the Merger Agreement. As a result, IDCO has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger.

Opinion of the Financial Advisor of the Special Committee — Foros Securities LLC (page [    ] and Annex C)

Foros Securities LLC (“Foros”), the Special Committee’s financial advisor, delivered to the Special Committee an opinion, dated May 3, 2010, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Foros’s opinion, the consideration to be received pursuant to the Merger by the Company’s stockholders (other than the Company, Parent, Merger Sub and the Pearson Stockholder and its affiliates) was fair, from a financial point of view, to such holders. The full text of the written opinion, of Foros, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this information statement. Foros provided its opinion to the Special Committee for the information and assistance of the Special Committee in connection with and for purposes of the Special Committee’s evaluation of the Merger Consideration from a financial point of view. Foros’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter. Pursuant to an engagement letter between the Special Committee and Foros, the Company has agreed to pay Foros a fee of up to $5.625 million, a portion of which is payable upon consummation of the Merger.

We encourage you to read the opinion of Foros described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Foros was provided to the Special Committee in connection with the Special Committee’s evaluation of the Merger Consideration from a financial point of view, and it does not address any other aspect of the Merger. In addition, the opinion of Foros does not constitute a recommendation to any stockholder with respect to the Merger or any other matter relating thereto.

Opinion of the Financial Advisor of the Board of Directors — Goldman, Sachs & Co. (page [    ] and Annex D)

Goldman, Sachs & Co. (“Goldman Sachs”), the financial advisor of the Board of Directors, delivered to the Board of Directors an opinion, dated as of May 3, 2010, to the effect that, as of that date and based upon and subject to the assumptions and limitations described in Goldman Sachs’ opinion, the consideration to be received pursuant to the Merger by the Company’s stockholders was fair, from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken is attached as Annex D to this information statement. Goldman Sachs provided its opinion to the Board of Directors for the information and assistance of the Board of Directors in connection with and for the purpose of the Board of Directors’ evaluation of the Merger Consideration, from a financial point of view. Goldman Sachs’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $30 million, $1 million of which became payable upon the execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger.

We encourage you to read the opinion of Goldman Sachs described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Goldman Sachs was provided to the Board of Directors in connection with the Board of Directors’ evaluation of the Merger Consideration from a financial point of view, and the opinion does not address any other aspect of the Merger. In addition, the opinion of Goldman Sachs does not constitute a recommendation to any stockholder with respect to the Merger or any other matter relating thereto.

Financing for the Merger (page [    ])

We estimate that the total amount of funds necessary to complete the Merger and the related transactions and financings, including the payment of related fees and expenses, will be approximately $[            ] billion. We expect this amount to be funded through a combination of the following:

•

equity financing of up to $1.31 billion to be provided or secured by investment funds affiliated with Silver Lake and Warburg Pincus, or other parties to whom these investment funds assign a portion of their commitments;

•	a $1.45 billion senior secured term loan facility and revolving credit facility;

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the issuance of $700 million in aggregate principal amount of senior unsecured notes (supplemented or replaced, if some or all of those notes cannot be sold at closing, by borrowings under a senior unsecured bridge loan facility); and

•	cash on hand of the Company, including cash obtained from the disposition of marketable securities.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it has sufficient committed equity and debt financing to complete the transaction. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $225 million as described under “The Merger Agreement — Termination Fees” beginning on page [    ]. Payment of such fee is guaranteed by the guarantors referred to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Silver Lake Partners III, L.P., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., which we refer to collectively as the “guarantors”, dated as of May 3, 2010, pursuant to which the guarantors have committed, severally but not jointly, upon the terms and subject to the conditions set forth in the equity commitment letter, to make or secure capital contributions to Parent for an aggregate of up to $1.31 billion. The guarantors may assign a portion of equity to other investors, although no assignment of the equity commitment to other investors will affect the guarantors’ commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantors’ equity commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement and the substantially concurrent receipt of the proceeds of the debt financing described below. The Company is a third-party beneficiary of the equity commitment letter solely in the limited circumstances in accordance with the Merger Agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the equity commitment letter to be funded, as discussed under “The Merger Agreement — Remedies” beginning on page [    ].

Debt Financing

In connection with the Merger Agreement, Merger Sub obtained a debt commitment letter, dated as of May 3, 2010, from Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, UBS Loan Finance LLC and UBS Securities LLC, which we refer to collectively as the “lenders”, to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $2.15 billion in debt financing (not all of which is expected to be drawn at the closing of the Merger) to Merger Sub, consisting of (i) up to $1.45 billion in senior secured credit facilities (consisting of a term loan facility in the aggregate principal amount of $1.3 billion and a revolving credit facility with a maximum aggregate availability of $150 million) and (ii) up to $700 million in a senior unsecured bridge loan facility (which would be utilized in the event that Merger Sub cannot issue and sell the full amount of senior unsecured notes referred to in the next sentence on or prior to the closing of the Merger). It is expected that at the closing of the Merger, Merger Sub will issue and sell $700 million principal amount of senior unsecured notes pursuant to Rule 144A of the Securities Act of 1933, as amended, or another private placement exemption in lieu of the senior unsecured bridge loan facility.

The Merger Agreement (page [    ])

Restrictions on Solicitations (page [    ])

The Merger Agreement prohibits the Company from soliciting or encouraging competing alternative proposals. The Company was permitted, however, subject to the terms and conditions set forth in the Merger Agreement, to provide information to any third party that made an unsolicited alternative proposal during the 15-day period after the date of the Merger Agreement and engage in discussions and negotiations with such third party until the expiration of 30 days after the date of the Merger Agreement, provided that, among other things, the Board of Directors determined in good faith (after consultation with its outside counsel and financial advisor) that such unsolicited alternative proposal was, or could reasonably be expected to result in, a superior proposal. No such unsolicited alternative proposals were received by the Company during the 15-day period after the date of the Merger Agreement.

If the Company had received an unsolicited alternative proposal during such 15-day period, under certain circumstances, the Company would have been permitted to terminate the Merger Agreement to enter into a definitive agreement with respect to such alternative proposal, provided that the Company would have been required to, among other things, notify Parent at least four days in advance of its intention to take such action and allow Parent an opportunity to propose changes to the terms of the Merger Agreement as would permit the Company or the Board of Directors not to terminate the Merger Agreement. If the Company would have entered into such a definitive agreement, it would have been required concurrently to pay Parent’s designees a termination fee of $120 million.

Conditions to the Merger (page [    ])

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Merger Agreement by our stockholders, which occurred when the Pearson Stockholder executed and delivered a written consent on May 3, 2010 as described above;

•	the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution;

•

the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable foreign competition law relating to the Merger and the receipt of all other necessary pre-closing approvals of governmental authorities in connection with the Merger, including approval by the United Kingdom’s Financial Services Authority in respect of the change of controllers for one of our subsidiaries, eSignal (Europe) Limited; and

•	the absence of legal prohibitions on the completion of the Merger.

In addition, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the Company’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page [ ];

•	the Company’s performance in all material respects of its obligations required to be performed at or prior to the closing date of the Merger;

•

the delivery to Parent by the Company of a certificate signed on behalf of the Company by its chief executive officer or chief financial officer certifying as to matters described in the immediately preceding two bullet points;

•	the absence of a material adverse effect with respect to the Company; and

•

the execution and delivery by the Company, Pearson plc (“Pearson”) and certain of their respective subsidiaries of certain agreements related to the Company’s participation in a U.K. pension plan maintained by Pearson and its affiliates as discussed under “Ancillary Agreements with Pearson” beginning on page [    ], which agreements were executed and delivered on May 7, 2010.

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

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Parent’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page [    ];

•	Parent’s and Merger Sub’s performance in all material respects of their obligations required to be performed prior to the closing date of the Merger;

•

the delivery to the Company by Parent of a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent certifying as to matters described in the immediately preceding two bullet points;

•

the execution and delivery by Parent of the pensions transitional agreement related to the Company’s participation in a U.K. pension plan maintained by Pearson and its affiliates as discussed under “Ancillary Agreements with Pearson” beginning on page [    ], which agreement was executed and delivered on May 7, 2010; and

•	the funding into escrow of £53 million pursuant to the pensions transitional agreement to satisfy certain obligations of a Company subsidiary arising under U.K. pension laws as a result of the Merger.

Notwithstanding the satisfaction of the above conditions, Parent is not obligated to complete the Merger until the expiration of a 35 consecutive day “marketing period” that Parent may use to complete its debt financing for the Merger. The 35 consecutive day “marketing period” begins to run after the Company has satisfied its conditions under the Merger Agreement, including the delivery of certain financial information required by Parent to complete its contemplated debt financing for the Merger. Once commenced, the “marketing period” may terminate before its completion and be required to re-commence later under certain circumstances. See “The Merger Agreement — When the Merger Becomes Effective; Marketing Period” beginning on page [    ].

Termination of the Merger Agreement (page [    ])

The Merger Agreement may be terminated at any time upon the mutual written consent of the Company and Parent. Other circumstances under which the Company or Parent may terminate the Merger Agreement are described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page [    ]. If the Merger Agreement is terminated, in certain circumstances the Company may be required to pay Parent’s designees a termination fee of $120 million, and in certain other circumstances Parent may be required to pay the Company a termination fee of $225 million. The specific circumstances in which termination fees are payable are described under “The Merger Agreement — Termination Fees” beginning on page [    ].

Remedies (page [    ])

In the event that the $120 million termination fee described above is paid by us, such payment will be the sole and exclusive remedy of Parent, Merger Sub and their affiliates against the Company, the Pearson Stockholder, and any of their former current and future affiliates, and each of their respective directors, officers, employees stockholders, controlling persons or representatives for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the Merger to be consummated.

The Company’s receipt of the $225 million termination fee described above, subject to certain specific performance rights described below, is the Company’s and its affiliates’ sole and exclusive remedy against Parent, Merger Sub, the guarantors, any of their former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, financing sources or assignees if Parent or Merger Sub fail to complete the Merger when required pursuant to the Merger Agreement for any or no reason or otherwise breach the Merger Agreement or fail to perform under the Merger Agreement.

Subject to limitations described below with respect to our right to specific performance against Parent and Merger Sub, the Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. Subject to the satisfaction of certain conditions described under “The Merger Agreement — Remedies” beginning on page [    ], the Merger Agreement permits the Company (i) to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the equity commitment letter to be funded and to consummate the Merger and (ii) to seek specific performance to cause Parent and Merger Sub to enforce the terms of the debt commitment letter, including by demanding that Parent or Merger Sub file one or more lawsuits against the lenders, but otherwise the Company is not entitled to seek specific performance of Parent’s or Merger Sub’s obligations under the Merger Agreement.

Limited Guarantees (page [    ])

Concurrently with the execution of the Merger Agreement, pursuant to limited guarantees delivered by each of the guarantors in favor of the Company, each of the guarantors, severally and not jointly, have unconditionally and irrevocably agreed to guarantee the due and punctual payment, observance, performance and discharge of their respective portions of Parent’s payment obligations with respect to its $225 million termination fee described above, subject to the limitations set forth in the limited guarantees and the Merger Agreement.

Each limited guarantee will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) receipt in full by the Company or its affiliates of the $225 million Parent termination fee, (iii) termination of the Merger Agreement in accordance with its terms (other than a termination pursuant to which Parent would be obligated to make a payment of its $225 million termination fee) and (iv) the first anniversary of any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent would be obligated to make a payment of the $225 million termination fee.

Regulatory and Other Governmental Approvals (page [    ])

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On May 17, 2010, Pearson, as the ultimate parent of Company under the HSR Act and Merger Sub each filed a Pre-merger Notification and Report Forms with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. On May 28, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period had been granted. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

In addition, the Merger is subject to the EU Merger Control Regulation No. 139/2004 (the “EU Merger Control Regulation”) and the Anti-Monopoly Committee of Ukraine (the “AMC”) under the Regulation of the AMC of Ukraine on the Procedure for Obtaining the AMC’s Approval for Concentrations of Undertakings (the “AMC Merger Regulation”), which foreign antitrust laws also require pre-closing approval. On May 31, 2010, Parent (and its affiliates) filed a merger notification in accordance with the EU Merger Control Regulation and on [                    ], 2010, Parent (and its affiliates) filed a merger notification in accordance with the AMC Merger Regulation. At any time prior to issuing clearance decisions, the applicable foreign governmental authorities could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

The Financial Services and Markets Act 2000 also requires us to provide notification and to receive pre-closing approval by the Financial Services Authority, or the “FSA,” with respect to the change of controllers for eSignal (Europe) Limited that would occur as a result of the Merger. On [                    ], 2010, Parent, the guarantors and certain of their affiliates filed a change of controller application with the FSA in accordance with the Financial Services and Markets Act 2000.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page [    ])

Generally, the Merger will be taxable to our stockholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of our Common Stock receiving cash pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in our Common Stock surrendered. You should consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.

Interests of the Company’s Directors and Executive Officers in the Merger (page [    ])

You should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•

the vesting and cash-out of all unvested stock options and restricted stock units and other Company equity-based awards held by our executive officers and directors, unless otherwise agreed to by Parent and the holder of such equity-based awards;

•	the vesting of cash grants made to the non-employee directors pursuant to an amendment to the Company’s Non-Employee Director Compensation Plan;

•

the payment to each of our executive officers of a stay bonus equal to a specified percentage of his or her salary, one-third of which will be payable as soon as practicable after completion of the Merger and the remaining two-thirds of which will be payable on the date that is four months following completion of the Merger;

•

the adoption of an amendment to the Company’s severance plan allowing our “named executive officers,” as identified in the proxy statement for the 2010 annual meeting of our stockholders, to participate in the Company’s severance plan and the agreement to increase the severance benefits to executive officers in the event they are terminated by the Company (other than for cause) or resign for good reason during the one-year period following completion of the Merger;

•

continued indemnification and insurance coverage for our current and former directors and officers for six years following the closing under the Merger Agreement, and continued coverage for our current directors who are not members of management of the Company or affiliated with Pearson for six years following the effective time of the Merger under Pearson’s directors’ and officers’ insurance policy;

•	the receipt by the members of the Special Committee of certain fees for their service on the Special Committee; and

•	the receipt by members of the Transaction Committee of certain fees for their service on the Transaction Committee.

In addition, as described below under “Ancillary Agreements with Pearson,” the Company and its subsidiaries entered into certain transition and separation agreements with Pearson and its other subsidiaries in connection with the Merger. In light of the fact that certain of our directors are affiliated with Pearson, such directors may have a conflict of interest with respect to such agreements.

The Special Committee and our Board of Directors were aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making their respective determinations regarding the Merger Agreement. The interests of the Company’s directors and officers are described more fully under “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page [    ].

Ancillary Agreements with Pearson (page [    ])

In connection with the execution and delivery of the Merger Agreement, Parent, Merger Sub, the Company and certain of our subsidiaries and Pearson and certain of its subsidiaries entered into the following related agreements:

•

a transition services agreement pursuant to which, among other things, each of Pearson and the Company agreed to provide or cause to be provided, for limited periods following the effective time of the Merger, certain services to the other that are similar or related to the services currently being provided pursuant to a management services agreement between the parties (which agreement will terminate upon the closing of the Merger);

•

a letter agreement pursuant to which Pearson agreed to assist the Company in negotiating new agreements with Oracle USA, Inc. related to the licensing of software and receipt of related maintenance and support services on specified terms and, if such an agreement is not entered into prior to the closing of the Merger, to reimburse the Company for certain incremental costs related to such agreements;

•

an employee benefits separation agreement pursuant to which, among other things, the Company agreed to establish certain employee benefit plans with substantially the same terms as the Pearson employee benefit plans in which the Company and its subsidiaries currently participate and Pearson agreed to retain all assets and liabilities related to the Company’s historical participation in a Pearson U.S. defined benefit pension plan in exchange for a contribution of $3.2 million to such plan by the Company at the closing of the Merger; and

•

a pensions transitional agreement and a deed of cessation that provide for, among other things, (a) the cessation of participation by our subsidiary Interactive Data (Europe) Limited (“IDCO U.K.”) on and from the effective time of the Merger in a Pearson U.K. defined benefits pension plan, (b) the deposit into escrow on or before the closing date of the Merger by or on behalf of IDCO U.K. of £53 million that relates to an estimate of a certain liability that IDCO U.K. will owe to the trustee of such pension plan as a result of IDCO U.K.’s cessation of participation in such plan, (c) the agreement of Pearson to fund any additional amounts that IDCO U.K. may owe to such trustee as a result of IDCO U.K.’s cessation of participation in the plan and (d) the agreement of such trustee to release from escrow to Pearson or its designee any excess of the £53  million over the amount of such liability as finally certified by the pension plan’s actuary.

Procedure for Receiving Merger Consideration (page [    ])

As soon as reasonably practicable after the effective time of the Merger (and in any event within two business days following the effective time of the Merger), [            ], the paying agent, will mail a letter of transmittal and instructions to all Company stockholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration. You should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page [    ])

Our Common Stock is listed on the NYSE under the trading symbol “IDC”. The closing sale price of Common Stock on January 14, 2010, which was the last trading day before the Company announced that its Board of Directors was conducting a review of strategic alternatives, was $25.47 per share. The closing sale price of Common Stock on May 3, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $32.99 per share.

Appraisal Rights (page [    ])

Holders of our Common Stock, other than the Pearson Stockholder, may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration but only if they comply with the procedures required under Section 262 of the DGCL. In order to qualify for these rights, you must make a written demand for appraisal prior to [                    ], 2010, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page [    ]. A copy of Section 262 of the DGCL is also included as Annex E to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Litigation Related to the Merger (page [    ])

In connection with the Merger, two putative stockholder class action lawsuits have been filed, one in the Superior Court Department of the Commonwealth of Massachusetts and one in the Court of Chancery of the State of Delaware. On May 25, 2010, the stockholder plaintiff in the Delaware action filed motions for expedited proceedings and for a preliminary injunction. On May 28, 2010 the Court of Chancery denied plaintiff’s motion for expedited proceedings, without prejudice. The Company, our Board of Directors, the Pearson Stockholder, Silver Lake and Warburg Pincus believe these lawsuits are without merit and intend to defend them vigorously.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as an IDCO stockholder. Please refer to the “Summary” beginning on page [    ] and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where Stockholders Can Find Additional Information” beginning on page [    ].

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $33.86 in cash, without interest and subject to reduction for any required withholding taxes, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of our Common Stock, you would be entitled to receive $3,386.00 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding taxes. You will not be entitled to receive shares of the surviving corporation or of Parent or any of its affiliates.

Q:	When do you expect the Merger to be completed? What is the “marketing period”?

A:	We are working to complete the Merger as quickly as possible. Subject to the completion of the marketing period described below, we currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur by the end of the third quarter of 2010.

Parent is not obligated to complete the Merger until the expiration of a 35 consecutive day “marketing period” that Parent may use to complete its debt financing for the Merger. The 35 consecutive day “marketing period” begins to run after the Company has satisfied its conditions under the Merger Agreement, including the delivery of certain financial information required by Parent to complete its contemplated debt financing for the Merger. Once commenced the “marketing period” may terminate before its completion and be required to re-commence later under certain circumstances. See “The Merger Agreement — When the Merger Becomes Effective; Marketing Period” beginning on page [ ].

Q:	What happens if the Merger is not consummated?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay to, or receive from, Parent (or its designees) a termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page [ ].

Q:	Why am I not being asked to vote on the Merger?

A:	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock voting, or consenting in writing in lieu thereof, as a single class. The requisite stockholder approval was obtained immediately following the execution of the Merger Agreement on May 3, 2010, when a written consent authorizing, accepting, approving and adopting the Merger Agreement was delivered by the Pearson Stockholder, which owned on that date approximately 60.4% of our outstanding Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the written consent delivered by the Pearson Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.

Q:	Did our Board of Directors approve and recommend the Merger Agreement?

A:	Yes. Our Board of Directors unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our stockholders. To review our Board of Directors’ reasons for recommending the authorization and adoption of the Merger Agreement, see “The Merger — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [ ].

Q:	What was the role of the Special Committee of the Board of Directors and did the Special Committee of the Board of Directors recommend the Merger Agreement?

A:	The Special Committee, composed solely of the members of the Board of Directors who are not members of management of the Company or affiliated with Pearson, was formed, in December 2009, before the commencement of the process to explore the possible sale of the Company that led to the Merger Agreement. Since its formation and throughout this process, the Special Committee, together with its advisors, has been meeting separately from management of the Company and the rest of the Board of Directors on a regular basis to evaluate important decisions relating to this process, including the decision to commence this process and the decision to enter into the Merger Agreement with Parent. The Board of Directors and management of the Company, as well as their advisors, have kept the Special Committee and its advisors informed as to the progress of this process to explore a sale of the Company, provided them with access to requested information, cooperated with their requests to monitor this process, and taken into account their input throughout this period. The Special Committee unanimously voted to recommend to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby (including the Merger). To review the Special Committee’s reasons for recommending the approval and adoption of the Merger Agreement, see “The Merger —Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [ ].

Q:	What are the material U.S. federal income tax consequences to the IDCO stockholders of the Merger?

A:

The receipt of cash in exchange for shares of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [    ]) whose shares of Common Stock are converted into the right to receive the Merger Consideration will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.

You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [ ] for a more complete discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Will I continue to receive regular quarterly dividends?

A:	No. The terms of the Merger Agreement do not allow us to continue to declare or pay a regular quarterly dividend between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger or need additional copies of the information statement, please contact Andrew Kramer, Director of Investor Relations, at (781) 687-8306.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding projections of total revenue, EBITDA, net income, free cash flow or other financial items, the expected timing of the closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans and intentions, anticipated financial performance, business prospects, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, future challenges and opportunities, regulatory, market and industry trends and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; changes in general economic conditions; the outcome of any legal proceedings that have been or may be instituted against IDCO and others related to the Merger Agreement; the impact of cost-cutting pressures across the industries we serve; consolidation of financial services companies, within and across industries, or the failure of financial institutions; a decline in activity levels in the securities markets; the intensity of competition from competitors with greater financial, technical or marketing resources than ours and their strategic response to new or emerging technologies, changes in the industry, changes in customer needs or demands, or our services and offerings; the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities or recurrent incidents of untimely delivery of services that could cause our customers to seek to obtain services from other suppliers; our ability to maintain relationships with our key suppliers and providers of market data; our ability to maintain our relationships with service bureaus and custodian banks and our other customers; the impact of the Merger on our ability to attract and retain key personnel, on our sales, including the length of our sales cycles, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that must be paid even if the Merger is not completed; new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; the failure to develop new or enhanced services or offerings in a timely manner, or at all, in response to evolving market demands; overall economic conditions, including the availability of credit to finance the Merger; the failure to obtain the necessary equity or debt financing arrangements set forth in financing commitment letters received in connection with the Merger for other reasons; new legislation or changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all, our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; regulatory oversight to which we are subject and the provision of services to financial institutions that are subject to regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; complex regulations and licensing requirements to which we or certain of our subsidiaries are subject; the risks of doing business internationally; the ability of our majority stockholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and the information contained under the headings “Risk Factors” and “Business” and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.

THE PARTIES TO THE MERGER

IDCO

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Phone: (781) 687-8500

We are a Delaware corporation that, along with our subsidiaries, provides financial market data, analytics and related solutions to financial institutions and active traders, as well as to software and service providers. Our customers use our offerings to support their portfolio management and valuation, research and analysis, trading, wealth management, sales and marketing, and client service activities. We market and license our services either by direct subscriptions or through third-party business alliances. We generated $757.2 million in total revenue in 2009.

For more information about the Company, please visit our website at http://www.interactivedata.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See “Where Stockholders Can Find Additional Information” beginning on page [    ].

Parent and Merger Sub

Hg Investors LLC and Igloo Merger Corporation

c/o Silver Lake

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Phone: (650) 233-8120

and

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Phone: (212) 878-0600

Hg Investors LLC is a newly formed Delaware limited liability company. Parent has not carried on any activities to date, except for activities incidental to its formation, in connection with financing the Merger Consideration, and as otherwise contemplated by the Merger Agreement. Parent is indirectly controlled by private investment funds affiliated with Silver Lake and Warburg Pincus.

Igloo Merger Corporation is a Delaware corporation formed for the sole purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist and the Company will continue as the surviving corporation, under the name “Interactive Data Corporation”.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

As part of its normal strategic review process, the Pearson Stockholder has periodically considered various alternatives with regard to its ownership of Common Stock, and from time to time has had discussions with a strategic party (“Strategic Bidder A”) regarding such party’s interest in the Pearson Stockholder’s equity interests should the opportunity arise. In September 2009, the Pearson Stockholder met with Strategic Bidder A to discuss a potential purchase of the Pearson Stockholder’s equity interests in the Company. Following these discussions with Strategic Bidder A, the Pearson Stockholder decided to consider a potential sale of its equity interests in the Company. At that time, acting on behalf of and at the request of the Pearson Stockholder, the chair of the Board of Directors, who is one of the members of the Board of Directors who is affiliated with Pearson (each, a “Pearson-affiliated director”), contacted our Chief Executive Officer and each of the four directors who are not members of management of the Company or affiliated with Pearson (each, an “independent director”) to inform them that the Pearson Stockholder was interested in exploring a sale of its entire equity interest in the Company and that the chair, acting on behalf of and at the request of the Pearson Stockholder, would like to discuss this topic at the next scheduled meeting of the Board of Directors. The chair of the Board of Directors also requested that the meeting be attended by representatives of Morgan, Lewis & Bockius LLP (“Morgan Lewis”) to provide advice about the fiduciary duties of the directors and the representatives of Goldman Sachs to make a presentation regarding strategic alternatives for the Company and their views of the market environment.

On November 20, 2009, at a meeting of the Board of Directors, the Pearson-affiliated directors, acting on behalf of and at the request of the Pearson Stockholder, formally informed the independent directors that the Pearson Stockholder was considering a sale of its entire equity interest in the Company, and that the Pearson Stockholder would be prepared to support a sale of the Company in a transaction that would provide the same form and amount of consideration per share of our Common Stock to each of the Company’s stockholders.

At this meeting, Morgan Lewis reviewed with the Board of Directors the fiduciary duties relating to a possible exploration of strategic alternatives and discussed issues that could arise in connection with a potential transaction involving a public company that has a majority stockholder. Also, Goldman Sachs presented to the Board of Directors financial analyses of, and strategic alternatives for, the Company, including a sale of the Company.

The Board of Directors then requested that Goldman Sachs return to the next meeting of the Board of Directors on December 15, 2009 to provide additional financial analyses regarding the Company and an overview of strategic alternatives, including an overview of a potential process to sell the Company and the identification and analysis of parties that might have interest in acquiring the Company. The Board of Directors also requested that Goldman Sachs prepare a proposal for the retention of Goldman Sachs as the Board of Directors’ financial advisor should the Board of Directors determine to undertake a potential sale process.

On November 20, 2010, the independent directors engaged in discussions with the Pearson-affiliated directors about the possibility of the independent directors forming a special committee, with its own legal and financial advisors, for the purpose of evaluating strategic alternatives available to the Company and, if the Company were to pursue a potential sale process, monitoring, evaluating, making recommendations to, and communicating with, the Board of Directors in connection with the sale process. The Pearson-affiliated directors expressed openness to these concepts. The independent directors responded by conveying their intention to interview prospective legal and financial advisors to such a special committee.

The independent directors first interviewed two well-known law firms. The independent directors selected Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) to serve as their counsel in view of the firm’s experience. The directors took into account that Cleary Gottlieb in the past had provided advice to Goldman Sachs in connection with Goldman Sachs’ preparation of advice to the Pearson Stockholder relating to the

Pearson Stockholder’s consideration of strategic alternatives for the Company. At the request of the independent directors, both Goldman Sachs and the Pearson Stockholder agreed to permit Cleary Gottlieb to share with the independent directors any information that Cleary Gottlieb possessed as a result of its prior advice to Goldman Sachs in connection with Goldman Sachs’ preparation of advice to the Pearson Stockholder.

Prior to the December 15, 2009 meeting of the Board of Directors, the independent directors met with Cleary Gottlieb to discuss their fiduciary duties relating to the exploration of strategic alternatives for the Company, including a potential sale of the Company, the role and mandate and scope of the responsibilities of a potential special committee that would consist of all the independent directors in connection with the process of exploring strategic alternatives, and the role of a financial advisor to such a special committee.

At the December 15, 2009 meeting of the Board of Directors, which was also attended by Morgan Lewis and Cleary Gottlieb, Goldman Sachs presented to the Board of Directors financial analyses regarding the Company and strategic alternatives, including a potential sale of the Company to a strategic party, a potential sale of the Company to a financial party and the Company remaining a publicly traded company. Goldman Sachs also presented an overview of a potential process for exploring such alternatives, and a preliminary list of potential strategic and financial buyers of the Company. Goldman Sachs described to the Board of Directors prevailing market factors relevant to a potential sale of a public company, including the improved financing environment as compared to 2008 and early 2009. However, so that concerns over the availability of financing would not deter bidders requiring external financing from maximizing their offer price in the event the Company determined to pursue a potential sale of the Company, the Board of Directors, after consultation with its advisors, requested that Goldman Sachs prepare a debt financing package that Goldman Sachs would make available to all bidders.

In addition, at the December 15, 2009 meeting, the Board of Directors discussed the formation of a special committee composed solely of the four independent directors. At the outset of this discussion, on behalf of and at the direction of the Pearson stockholder, the Pearson-affiliated directors indicated that the Pearson Stockholder was not contemplating a sale of any of its equity interests in the Company other than in the context of a sale of all the equity of the Company in which each stockholder of the Company received the same form and amount of consideration per share of our Common Stock. The Pearson-affiliated directors added that the Pearson Stockholder was not contemplating any transaction in which there would be any ancillary arrangements that provided any special benefits to the Pearson Stockholder that would not be provided to the Company’s other stockholders. The Board of Directors acknowledged that, in a sale of the Company, there might need to be transitional agreements for those services currently provided by Pearson or the Company to each other, which existing arrangements had been previously reviewed and approved by the independent directors pursuant to the Company’s related-party transactions policies. The Pearson-affiliated directors further conveyed that the Pearson Stockholder did not intend to purchase any equity of the Company that it did not already own or otherwise invest further in equity of the Company.

Following this discussion, the independent directors met separately with representatives from Cleary Gottlieb to review the mandate and scope of the responsibilities of a prospective special committee composed solely of the four independent directors.

The Board of Directors then reconvened and, at the request of the independent directors, voted unanimously to establish a special committee composed solely of the four independent directors and adopted the resolutions proposed by the independent directors to establish and empower the Special Committee to evaluate and make recommendations to the Board of Directors and the Company’s stockholders relating to any proposed or actual transaction to acquire the Company, any subsidiary or any material portion of the equity or consolidated assets of the Company. The Special Committee was authorized to engage its own advisors, to communicate directly with the Company’s stockholders and management, other directors and the Pearson Stockholder in connection with any such transaction and the process leading to a potential transaction and to call meetings of the Board of Directors for the purpose of allowing the Board of Directors to consider the views, concerns, recommendations, opinions and reports of the Special Committee and its advisors. At the independent directors’ request, the Board of Directors further resolved that the Board of Directors and management of the Company would, and would direct their advisors to, keep the Special Committee informed as to all matters relating to the exploration of strategic alternatives or any proposed transaction and otherwise provide the Special Committee and its advisors with full access to information.

In the days following the December 15, 2009 meeting of the Board of Directors, the Special Committee interviewed three well-qualified financial advisors. At a meeting of the Special Committee on December 18, 2009, attended by Cleary Gottlieb, the Special Committee resolved to retain Foros as its financial advisor. The Special Committee instructed Foros to spend the next three weeks reviewing the materials prepared by Goldman Sachs for the last two meetings of the Board of Directors and materials being prepared by Goldman Sachs for an upcoming meeting of the Board of Directors, meeting with management of the Company to discuss management’s projections and business plans and preparing financial analyses of the Company and views on potential strategic alternatives, including a sale to a strategic party, a sale to a financial party and remaining a publicly traded company, that might be available to the Company.

On each of December 24, 2009, December 31, 2009 and January 4, 2010, the Special Committee, together with Cleary Gottlieb and Foros, met. At each of these meetings, Foros updated the Special Committee on its progress in performing these tasks. At the meeting on January 4, 2010, Foros reviewed with the Special Committee its preliminary financial analyses regarding the Company and potential strategic alternatives that might be available to the Company, including a potential sale of the Company to a strategic party, a potential sale of the Company to a financial party and the Company remaining a publicly traded company, and the potential impact that macroeconomic developments and factors specific to the Company and its industry sector could have on potential strategic alternatives. Following discussion with Cleary Gottlieb and Foros, the Special Committee concluded that it was inclined to support moving forward at that time with a process that might lead to a sale of the Company to either a strategic party or a financial party.

The next meeting of the Board of Directors, on January 5, 2010, was attended by all the directors, together with members of senior management of the Company, Goldman Sachs, Morgan Lewis, Foros and Cleary Gottlieb. During the course of this meeting, the Board of Directors resolved to engage Goldman Sachs as its financial advisor, and Morgan Lewis as its legal advisor, in connection with its exploration of strategic alternatives. The Board of Directors took into account that the Pearson Stockholder was a regular client of Morgan Lewis and that both Goldman Sachs and Morgan Lewis had previously advised the Pearson Stockholder on matters relating to the Company. In connection with the Board of Directors’ engagement of Morgan Lewis, the Pearson Stockholder agreed that Morgan Lewis would not represent the Pearson Stockholder in any matter related to the Company except in connection with transitional agreements between Pearson and the Company and voting or other transaction support agreements in connection with any proposed transaction arising from the Board of Directors’ review of strategic alternatives. The Pearson Stockholder also waived any conflict of interest or other objection to Morgan Lewis’ representation of the Company. The Board of Directors believed this exception and waiver were appropriate in light of the role that the Special Committee was playing in the Company’s exploration of strategic alternatives and the fact that the Special Committee had engaged separate legal counsel.

At this meeting, Goldman Sachs presented financial analyses regarding the Company and reviewed strategic alternatives, including a potential sale of the Company, that might be available to the Company. Goldman Sachs’ presentation addressed the current market and certain other factors that might influence the potential success of a sales process, including a recent resurgence of financing markets. The Goldman Sachs presentation identified potential strategic and financial parties that it believed had the capacity, and potentially the interest, to acquire the Company. Goldman Sachs also reviewed with the Board of Directors the possibility of conducting a very broad process in which a very large number of potential buyers would be approached, a moderately targeted process or a tightly targeted process. The Board of Directors indicated its preference for a moderately targeted process, which it believed would strike the right balance between, on the one hand, maximizing price and, on the other hand, the potential that sensitive business information might be disclosed during such process and the Company’s business might be negatively affected by the uncertainty and management distraction associated with a very broad process.

Following this presentation, the Special Committee met separately with Foros and Cleary Gottlieb to discuss the presentation by Goldman Sachs and to revisit the considerations that they had discussed at the January 4, 2010 meeting of the Special Committee. The Special Committee determined, in consultation with Cleary Gottlieb and Foros, that it would inform the Board of Directors that it would support moving forward with a potential sale process along the lines described by Goldman Sachs so long as the Pearson Stockholder reconfirmed that it would be open to receiving consideration that consisted of cash or publicly listed stock (and, in any event, in the same form and amounts per share as would be received by the Company’s other stockholders) and the Board of Directors confirmed that Foros would have the right to review and, where reasonably practical, participate in Goldman Sachs’ interactions with bidders. The Special Committee also determined, after consultation with its advisors, to request that the list of potential financial and strategic buyers that Goldman Sachs had identified be expanded. When the full Board of Directors reconvened, the Special Committee conveyed its support for moving forward with the proposed process and requested that the list of bidders be expanded. The Board of Directors agreed with the Special Committee’s requests regarding the conduct of the process, and, working with the Special Committee, Goldman Sachs and Foros, the Board of Directors developed a final targeted list of potential strategic and financial buyers, including Strategic Bidder A, that would be contacted to determine their interest in exploring an acquisition of the Company. The Pearson-affiliated directors confirmed, on behalf of and at the direction of Pearson, that the Pearson Stockholder would be open to receiving consideration consisting of cash or publicly-listed stock (and, in any event, in the same form and amounts per share as would be received by the Company’s other stockholders), and the Board of Directors confirmed that Foros would be provided the requested access to Goldman Sachs and the potential sale process. The Board of Directors then authorized Goldman Sachs to contact the targeted list of potential buyers.

Following this meeting, Goldman Sachs initiated contact with the targeted list of buyers to determine their interest in exploring a potential acquisition of the Company.

On January 15, 2010, in response to market rumors, the Company released the following statement:

Interactive Data’s Board of Directors is currently conducting a preliminary review of strategic alternatives for the Company. There can be no assurance on the potential outcome or timing of this review process. The Company does not intend to make any further comment on this matter unless and until it is appropriate to do so.

This announcement occurred after the market close on January 14, 2010. The next day, the trading price per share of Common Stock closed at $29.07, representing a new 52-week high and an increase in excess of 14% from the prior day’s closing price. Throughout the remainder of the potential sale process, there was frequent press coverage of the sale process.

From January 5, 2010 through mid-February 2010, Goldman Sachs and Foros had contact with 24 financial parties and 14 strategic parties, including parties that contacted Goldman Sachs of their own accord after the January 15 press release. Twenty-five parties, consisting of 17 financial parties (including each of Silver Lake and Warburg Pincus) and eight strategic parties (including Strategic Bidder A), executed non-disclosure agreements containing customary provisions, including standstill provisions under which the parties agreed not to acquire the Company’s securities or make any proposal to acquire the Company without the Company’s prior consent, and employee non-solicitation provisions.

Upon execution of a non-disclosure agreement, each of the 25 parties received summary descriptive materials discussing the Company’s business, management and prospects and, with the exception of one financial party that was encouraged to join a consortium but later withdrew from the process and one financial party that met with Goldman Sachs and later joined a consortium with a financial party that attended a management presentation, was offered the opportunity to meet with the Company’s management, Goldman Sachs and Foros. Of the 25 parties that signed non-disclosure agreements, 19 parties, consisting of 14 financial parties and five strategic parties, attended management presentations, one financial party did not attend a management presentation but later in the sale process submitted a bid as part of a consortium, and five parties indicated that they were not interested in proceeding further with the process. The Board of Directors instructed the Company’s management not to have any negotiations at these presentations or in any other context about arrangements for post-closing employment or equity participation opportunities and management confirmed that it would comply with this restriction.

During the period from January 5, 2010 through mid-February 2010, Foros, at the request of the Special Committee, continued to review the activities of, and where reasonably practicable, to participate in meetings (including meetings with bidders) with, Goldman Sachs with respect to the potential sale process and the Special Committee continued to meet weekly with Cleary Gottlieb and Foros to review and discuss developments in the process, receive updates from Foros and provide feedback to Foros to share with Goldman Sachs in an effort to assure that the process would maximize stockholder value. During this period, the Special Committee considered and discussed the advisability of permitting bidders to form consortia. At a meeting of the Special Committee on February 3, 2010, the Special Committee determined that it would be advisable to permit the bidders to form consortia and communicated this determination to Goldman Sachs.

In accordance with the timeline developed by the Board of Directors, Goldman Sachs instructed each remaining bidder to submit a preliminary indication of interest for a potential acquisition of the Company by February 17, 2010. Prior to February 17, 2010, Goldman Sachs received requests from several bidders that the Company waive certain confidentiality obligations in the non-disclosure agreements in order to allow these bidders to form consortia with one or more other specified bidders through which they could submit a single indication of interest to the Company. Goldman Sachs, Foros, certain Pearson-affiliated directors and a member of the Special Committee discussed that a transaction of the contemplated size would require a financial buyer to commit levels of equity that could approach the limits that most financial buyers could commit to a single transaction, and that allowing two or three financial bidders to join together to act in concert at this stage in the process could result in a higher purchase price, lower the risk of reduction of competition later in the process by reducing the probability of individual bidders determining later in the process that they would be unable to continue in the process unless they could join consortia at that time and increase the certainty of a successful auction that would result in an executed definitive transaction agreement. As a result, Goldman Sachs communicated to the bidders that had requested the ability to form consortia with specified other bidders that they could do so.

On February 17, 2010, 11 bidders, composed of two strategic bidders, five financial bidders acting alone and four financial bidder consortia submitted preliminary indications of interest to acquire the Company at values ranging from $29.00 to $35.00 per share in cash, subject to various conditions in each such indication of interest, including, among other things, due diligence, various financial assumptions and the negotiation of a definitive acquisition agreement. Strategic Bidder A did not submit a preliminary indication of interest because of its concerns regarding the antitrust scrutiny that a combination of Strategic Bidder A and the Company might invite. The five financial bidders acting alone included Warburg Pincus, which submitted an indication of interest to acquire the Company at a value ranging from $32.00 to $35.00 per share on the terms and subject to the conditions set forth in its indication of interest. The four financial bidder consortia included a consortium consisting of Silver Lake and another financial bidder, which together submitted an indication of interest to acquire the Company at a value ranging from $31.00 to $33.00 per share on the terms and subject to the conditions set forth in its indication of interest.

On February 19, 2010, the Special Committee, together with Cleary Gottlieb and Foros, met to review each of the preliminary indications of interests, including the identity of each bidder, the indicative share price and the key underlying assumptions. The Special Committee, in consultation with Cleary Gottlieb and Foros, discussed the potential opportunities and risks associated with each indication of interest and the pros and cons of permitting additional financial parties to form consortia and concluded that the formation of additional consortia was likely to result in increased bid valuations and a more efficient process and, by reducing the number of bidders, would allow the Company’s management to spend additional time with each remaining bidding group so that they would be able to receive more information from the Company. The Special Committee determined to recommend to the full Board of Directors to admit to the second round of bidding a reasonable number of financial bidders to be chosen after further discussions and one strategic bidder (“Strategic Bidder B”) and not to include the other strategic bidder (“Strategic Bidder C”), which had submitted a lower preliminary bid than those submitted by Strategic Bidder B and the financial bidders expected to be admitted to the second round.

On February 19, 2010, at a meeting of the Board of Directors, Goldman Sachs provided a summary of the preliminary indications of interest received from potential bidders to the Board of Directors. The Board of Directors, acting in accordance with the recommendation of the Special Committee and in consultation with Goldman Sachs and Morgan Lewis, determined that, in the interest of obtaining the highest price for the Company and maximizing competitive pressure to extract the highest bids from all remaining bidders, it was advisable to permit Strategic Bidder B to move forward in the process. They also determined that Strategic Bidder C would not advance to the second round of bidding in light of the lower valuation included in its indication of interest. Finally, the Board of Directors determined that, in order to avoid actual or perceived conflicts of interest in light of management’s potential future role with any buyer of the Company, management of the Company generally would be excluded from future meetings of the Board of Directors at which the sale process was discussed.

Throughout the next two weeks, the Board of Directors discussed with Goldman Sachs and Morgan Lewis, and the Special Committee discussed with Cleary Gottlieb and Foros, the selection of those financial bidders that would be invited to participate in the second round of the sale process. Given that Goldman Sachs expected that a transaction of the contemplated size would require a financial purchaser to commit levels of equity that could approach the limits that most such purchasers could commit to a single transaction, and in order to avoid the possibility during the second round of the auction that individual financial buyers might determine they would no longer be able to continue to participate in the process unless the Company permitted them to form or join consortia (thereby reducing the number of bidders and the Company’s ability to maintain an optimally competitive auction process), the Board of Directors determined, taking into account Goldman Sachs’ advice, which was supported by the Special Committee after consultation with its advisors, that financial bidders should be encouraged to form consortia, subject to approval of the Board of Directors and its advisors with respect to the members of the various consortia, through which the financial bidders could submit a final bid for the acquisition of the Company. The Board of Directors determined, taking into account Goldman Sachs’ advice, which was supported by the Special Committee after consultation with its advisors, that it was important for bidders to understand fully the Company’s business in order to maximize the purchase price and, to that end, significant due diligence information should be made available to bidders in the second round. Given the amount of due diligence information to be provided to the bidders and the related significant amount of management time and attention that would be necessary to provide such information to the bidders, the Board of Directors also determined, taking into account Goldman Sachs’ advice, which was supported by the Special Committee after consultation with its advisors, to focus the next round of the auction on a limited group of bidders that would be most likely to agree to pay the highest amount for the Company.

During the final two weeks of February 2010 and during early March 2010, Goldman Sachs engaged in numerous conversations with the financial bidders that had submitted preliminary indications of interest. Goldman Sachs kept Foros updated about these conversations and Foros, in turn, kept the Special Committee updated. As a result of these conversations, on February 21, 2010, Silver Lake and the other member of its consortium submitted a revised indication of interest with a value ranging from $34.00 to $35.00 per share. During this period in February and March, Goldman Sachs also indicated to certain of the bidders the preference of the Board of Directors that they form consortia and suggested to the bidders possible consortia that could be formed with other bidders for the purposes of advancing to the second round of the auction. In connection with these discussions, on February 23, 2010, Goldman Sachs suggested that Warburg Pincus join the consortium then consisting of Silver Lake and another financial party and, on February 28, 2010, these three financial buyers notified Goldman Sachs that they would agree to form a consortium for purposes of considering a potential acquisition of the Company. Many of the other financial bidders that submitted initial indications of interest also were responsive to the Board of Directors’ preference regarding the formation of consortia.

At its March 5, 2010 meeting, the Board of Directors further evaluated the preliminary indications of interest Goldman Sachs had received and the consortia that had been formed. Based on the values expressed by each of the bidders in their preliminary indications of interest, the willingness of bidders to join into consortia and the Board of Directors’ judgment, taking into account Goldman Sachs’ advice, which was supported by the Special Committee after consultation with its advisors, of each bidder’s interest and ability to move quickly towards signing a definitive acquisition agreement, the Board of Directors instructed Goldman Sachs to provide to three bidding consortia further confidential information regarding the Company and access to the Company’s management to discuss the Company’s business, operations and financial condition and projections. The first of these bidding consortia was composed of Silver Lake, Warburg Pincus and the financial bidder with which Silver Lake had earlier formed a consortium, as described above (the “Silver Lake/Warburg Pincus Consortium”), and the two other consortia each were composed of two financial bidders (“Consortium Bidder A” and “Consortium Bidder B”). Based upon the advice of Goldman Sachs, which was supported by the Special Committee after consultation with its advisors, and legal advice from Morgan Lewis regarding antitrust considerations, the Board of Directors also instructed Goldman Sachs to provide Strategic Bidder B with similar access to confidential information and the Company’s management but, because of competitive sensitivities, to provide Strategic Bidder B with redacted versions of some of the confidential information that was provided to the consortium bidders.

Starting in the second week of March 2010, Strategic Bidder B, the Silver Lake/Warburg Pincus Consortium, Consortium Bidder A and Consortium Bidder B were granted access to an electronic data room containing legal, financial and other due diligence materials, and to certain sensitive materials in a physical data room at the offices of Morgan Lewis. Throughout March 2010 and April 2010, the bidders requested and were supplied with supplemental due diligence materials and engaged in discussions, coordinated by Goldman Sachs, with the Company’s management and advisors during meetings and in teleconferences regarding the operations of and forecasts for the Company and with certain Pearson employees regarding the employee benefits arrangements then being provided by Pearson to Company employees. These meetings and teleconferences included in-person management meetings with the Silver Lake/Warburg Pincus Consortium on March 16, 2010, March 17, 2010 and April 19, 2010 and various teleconferences during March 2010 and April 2010.

On March 19, 2010, at a meeting of the Board of Directors, Goldman Sachs and Morgan Lewis provided an update on the status of the bidders’ due diligence review of the Company, including the extent of the remaining due diligence review the bidders would likely need and the approximate timing of the potential sale process. Based on the recommendation of Goldman Sachs and Morgan Lewis, which was supported by the Special Committee after consultation with its advisors, the Board of Directors determined that final bids would be due from the remaining bidders on April 28, 2010 and comments to the draft definitive transaction documents that would be made available to the bidders would be due on April 22, 2010 to allow the Board of Directors, the Special Committee and their respective advisors to identify important issues in such documents and suggest modifications to the final terms and conditions on which the bidders would base their final bids. The Board of Directors also discussed the benefits of forming a committee to facilitate the efficient management of the remainder of the potential sale process, including the significant number of meetings that were expected to be necessary and the need for the Board of Directors to be able to respond quickly to developments during the process. As a result, the Board of Directors formed such a committee (the “Transaction Committee”) that would have the ability to address procedural questions relating to the conduct of the potential sale process, to review and confirm the acceptability of the terms of any debt financing package to be made available by Goldman Sachs to potential bidders, to review preliminarily the terms of offers from potential bidders (including proposed legal documents), and to take such other actions from time to time as directed or authorized by the Board of Directors. The Transaction Committee was not authorized to execute definitive transaction documents, and the creation of the Transaction Committee did not change the role of the Special Committee during the potential sale process. The Transaction Committee consisted of two Pearson-affiliated directors (Ms. Fairhead and Mr. Hoffman) and two independent directors (Messrs. Lamb and Simone), who served as representatives of the Special Committee on the Transaction Committee and reported back to and took direction from the Special Committee. In connection with forming the Transaction Committee, the Board of Directors provided that any meeting of the committee would require the presence of at least one of the Pearson-affiliated directors on the committee and at least one of the independent directors on the committee and that any decision of the committee would require the approval of a majority of the directors in attendance at a meeting of the committee.

Throughout March and April, the Special Committee continued to meet weekly to review developments with respect to the potential sale process and receive updates from Foros on the activities of Goldman Sachs. The Special Committee would convey its views on the process to the Pearson-affiliated directors or at the Board of Directors’ meetings and, via Foros, to Goldman Sachs or, via Cleary Gottlieb, to Morgan Lewis. During late March and early April, the Special Committee, in consultation with Cleary Gottlieb, reviewed the terms of the draft definitive transaction agreements, including the form of agreement and plan of merger and forms of agreements relating to transition and separation matters between the Company and Pearson. At these meetings, the Special Committee also analyzed, with support from outside advisors with specialized experience in the analysis of pension liabilities and related matters, the arrangements between the Company, on the one hand, and Pearson and its U.S. subsidiary, on the other hand, relating to U.S. and U.K. defined benefit pension plans that were expected to arise in connection with the sale of the Company so that the Special Committee would be in a position to determine whether any proposed arrangements would be arm’s-length and reasonable.

On April 8, 2010 and April 12, 2010, the Transaction Committee met with Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros to discuss the terms of the draft form agreement and plan of merger and other draft definitive transaction documents that would be provided to bidders. The Transaction Committee and Morgan Lewis and Cleary Gottlieb discussed changes to be made to the draft documents and on April 12, 2010 Morgan Lewis distributed to Strategic Bidder B, the Silver Lake/Warburg Pincus Consortium, Consortium Bidder A and Consortium Bidder B a form agreement and plan of merger and a form voting agreement to be entered into by the Pearson Stockholder, which had indicated its willingness to enter into an agreement to vote its shares of Common Stock in favor of an acquisition proposal approved by the Board of Directors at a stockholders meeting that would be called by the Board of Directors in connection with a potential sale of the Company. On April 16, 2010, Morgan Lewis distributed to Strategic Bidder B, the Silver Lake/Warburg Pincus Consortium, Consortium Bidder A and Consortium Bidder B forms of additional transaction agreements relating to transition and separation matters that had been developed through discussions between management of the Company and Pearson, including a draft transition services agreement, a draft employee benefits separation agreement, a draft pensions transitional agreement and a draft deed of cessation.

On April 20, 2010, a representative of Strategic Bidder B conveyed to a member of the Board of Directors and Goldman Sachs that, following its extensive due diligence review, Strategic Bidder B was withdrawing from the process.

On April 21, 2010, the Special Committee, together with Foros and Cleary Gottlieb, met to discuss progress made in respect of the bidding process, including the impact of the withdrawal of Strategic Bidder B from the potential sale process.

Also on April 21, 2010, Goldman Sachs, after having worked in consultation with the Board of Directors, the Transaction Committee, the Special Committee, Morgan Lewis, Cleary Gottlieb and Foros, provided to each bidder a draft commitment letter and term sheet describing the debt financing package it would be willing to provide in connection with a potential acquisition of the Company.

On April 22, 2010, legal advisors for each of the three remaining bidders submitted comments to the draft agreement and plan of merger and certain other transaction documents and provided draft equity commitment letters and draft limited guarantees to Morgan Lewis. Each of the remaining bidders proposed significant changes to the representations and warranties, termination fee triggers, specific performance obligations and covenants restricting the Company’s operation of the business between the signing date and closing. In addition, each of the remaining bidders required that Pearson provide its written consent to the merger immediately following the Company’s entrance into the agreement and plan of merger (rather than enter into an agreement by Pearson to vote all of its shares in favor of the merger at a special meeting of the Company’s stockholders, as had been proposed to bidders in connection with the distribution of the draft voting agreement on April 12, 2010). Additionally, in connection with the written consent proposal, each of the remaining bidders proposed to either eliminate or limit the ability of the Board of Directors to terminate the agreement and plan of merger after signing of the agreement in order to enter into a superior proposal. Each of the bidders also proposed that, upon its breach of the agreement in certain situations, its liability to the Company for damages would be limited to payment of a fixed termination fee to the Company and that the Company could under certain circumstances seek specific performance of certain provisions of the agreement and plan of merger.

On April 26, 2010, at a meeting of the Transaction Committee, Morgan Lewis summarized for the members of the Transaction Committee the comments to the draft definitive transaction documents that it had received from the bidders. The Transaction Committee and Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros discussed the submitted proposals, the positions that should be articulated to the bidders in response and how best to communicate these positions to the bidders prior to April 28, 2010 in order to allow them to deliver their highest possible offer at that time and on the best other terms and conditions for the Company.

On the morning of April 27, 2010, in order to allow all of the bidders to base their final bids on the same terms and conditions, Morgan Lewis delivered to the bidders a term sheet containing a summary of the Company’s positions on certain significant transaction terms in response to the markups received from the remaining bidders on April 22, 2010. This summary included a proposal of a two-tier buyer termination fee in which the buyer generally would pay to the Company a first-tier fee in the event all of the mutual closing conditions and all of the buyer’s closing conditions were satisfied and the agreement and plan of merger were terminated due to the buyer’s failure to obtain the required debt financing, and a second-tier fee equal to double the first-tier fee in the event the agreement and plan of merger were terminated (i) due to a breach by the buyer that caused the failure of one of the Company’s conditions to closing to be satisfied or (ii) in the event that all of the mutual closing conditions and all of the buyer’s closing conditions were satisfied, the Company confirmed that all of its closing conditions had been satisfied or would be waived and the buyer’s debt financing was or would be available (assuming the funding of the equity financing), but the merger was not consummated. The summary term sheet also proposed that, upon the signing of the agreement and plan of merger, the Pearson Stockholder would deliver to the buyer its written consent adopting the agreement and plan of merger but that during the initial 15-day period following the execution of the agreement and plan of merger, the Board of Directors would have the ability to respond to any unsolicited, potentially superior offers from third parties seeking to purchase the Company. If any such offers were received during such 15-day period, the Company would have the right to negotiate with and accept a superior proposal from such parties during the 30-day period following the execution of the agreement and plan of merger, subject to certain matching rights in favor of the buyer and the obligation of the Company to pay a termination fee if the Company terminated the agreement as a result of the entry into an agreement in respect of a superior proposal.

On the afternoon of April 27, 2010, in order to allow all of the bidders to base their final bids on the same terms and conditions and to facilitate the Company’s ability to prepare related disclosures to the bidders that could be finalized quickly if the Special Committee and the Board of Directors subsequently determined to proceed towards the signing of definitive transaction documents with one of the bidders, Morgan Lewis also delivered to the bidders an excerpt from the form of agreement and plan of merger containing the Company’s revised draft representations and warranties and interim operating covenants in response to the comments received from the bidders on April 22, 2010.

On the evening of April 27, 2010 representatives of Silver Lake and Warburg Pincus informed Goldman Sachs of the withdrawal of the third financial bidder from the Silver Lake/Warburg Pincus Consortium, due to that financial bidder’s unwillingness to submit a bid as high as that contemplated by Silver Lake and Warburg Pincus. From that point forward, the Silver Lake/Warburg Pincus Consortium consisted only of Silver Lake and Warburg Pincus.

On April 28, 2010, the Silver Lake/Warburg Pincus Consortium delivered to Goldman Sachs a written definitive proposal to acquire all of the outstanding equity of the Company at a purchase price of $33.50 per share (which represented aggregate consideration of approximately $3.31 billion), reflecting the payment by IDCO U.K. of £53 million (which was the estimate of the trustee of Pearson’s U.K. pension plan of IDCO U.K.’s liability arising under U.K. law as a result of cessation of the participation of IDCO U.K. in such plan) and assuming the Company’s continued declaration and payment of quarterly dividends in the amount of $0.20 per share during the period between the signing of the agreement and plan of merger and closing. The Silver Lake/Warburg Pincus Consortium’s proposal was accompanied by debt financing commitment letters from four lenders and markups of the excerpt from the agreement and plan of merger, the term sheet and the other transaction documents. Consortium Bidder A delivered to Goldman Sachs a written definitive proposal to purchase all of the outstanding equity of the Company at a purchase price of $33.00 per share (which represented aggregate consideration of approximately $3.26 billion), reflecting the payment by IDCO U.K. to the trustee of Pearson’s U.K. pension plan of £53 million and assuming the Company did not continue to declare or pay a dividend during the period between the signing of the agreement and plan of merger and closing. Consortium Bidder A’s proposal was accompanied by a debt financing commitment letter from three lenders and markups of the excerpt from the agreement and plan of merger, the term sheet and the other transaction documents. The proposal of Consortium Bidder A assumed an alternative multi-step transaction structure was used to complete the acquisition of the Company. Consortium Bidder B delivered to Goldman Sachs a written definitive proposal to acquire all of the outstanding equity of the Company at a purchase price of $30.00 per share (which represented aggregate consideration of approximately $2.94 billion), reflecting the payment by IDCO U.K. to the trustee of Pearson’s U.K. Pension Plan of £53 million and assuming the Company’s continued declaration and payment of quarterly dividends in the amount of $0.20 per share during the period between the signing of the agreement and plan of merger and closing. Consortium Bidder B’s proposal was accompanied by a debt financing commitment letter from three lenders and a markup of the entire agreement and plan of merger and the voting agreement, but did not include markups of the other transaction documents. None of the three bids involved the use of the financing package previously prepared by Goldman Sachs.

On April 29, 2010, representatives of Goldman Sachs and representatives of Consortium Bidder A discussed the alternative transaction structure referenced in Consortium Bidder A’s proposal. Consortium Bidder A informed Goldman Sachs that certain further information would be required to assess the merits of its alternative transaction structure, and that a specific information request would be provided.

On April 29, 2010, representatives of Consortium Bidder A described for representatives of Goldman Sachs and Morgan Lewis its proposed multi-step alternative transaction structure. Although the exact details of the alternative structure were not yet fully developed, the structure introduced a number of uncertainties and potentially significant timing and tax disadvantages to the Company and/or the Pearson Stockholder compared to a more customary one-step merger structure.

In addition, on April 29, 2010, the Special Committee, together with Cleary Gottlieb and Foros, met in a special session separate from the meeting of the Transaction Committee to review the bids and related terms and conditions and the appropriate next steps, as well as the process for determining the defined benefits pension arrangements between the Company and Pearson and its other subsidiaries that would arise in connection with the sale of the Company. The Special Committee, after consulting with Cleary Gottlieb and Foros, authorized the Pearson-affiliated directors to share the contents of the bids received by the Company on April 28, 2010 with the Pearson Stockholder and Pearson at the meeting of Pearson’s Board of Directors scheduled for April 30, 2010, in order to allow the Pearson Stockholder and Pearson to evaluate the bids for purposes of determining whether the Pearson Stockholder would be willing to support any of such bids and deliver a written consent in connection with any of such bids.

At a Transaction Committee meeting on April 29, 2010, which was attended by all of the members of the Transaction Committee as well as certain additional directors, including all of the independent directors, Goldman Sachs and Foros discussed with the directors in attendance the financial aspects of the bids while Morgan Lewis and Cleary Gottlieb discussed legal issues relating to the comments received from the bidders, timing and uncertainty issues arising from the transaction structure proposed by Consortium Bidder A and issues relating to the structure and certainty of each bidder’s debt financing proposals. The Transaction Committee determined, taking into account the advice of Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros, that the Silver Lake/Warburg Pincus Consortium’s bid was more beneficial to the Company’s stockholders than any of the other bids, but that to seek to improve the Silver Lake/Warburg Pincus Consortium and Consortium Bidder A proposals, Goldman Sachs should encourage the Silver Lake/Warburg Pincus Consortium to submit a higher bid and encourage Consortium Bidder A to submit a higher bid based on a one-step merger structure. The Transaction Committee also instructed Morgan Lewis and Goldman Sachs to secure additional information with respect to Consortium Bidder A’s proposed multi-step transaction structure. The Transaction Committee, based on the advice of Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros, discussed that, because Consortium Bidder B had submitted the lowest purchase price for the Company, and appeared to require additional due diligence and did not propose transaction terms sufficiently Company-favorable to overcome its low price, the Board of Directors and the Transaction Committee should focus their efforts on negotiating a final agreement for the sale of Company with either the Silver Lake/Warburg Pincus Consortium or Consortium Bidder A. The Special Committee advised the Board of Directors that it had determined to authorize the Pearson-affiliated directors to share the contents of each of the three bids received on April 28, 2010 with the Pearson Stockholder and Pearson at the meeting of Pearson’s Board of Directors on April 30.

On April 29, 2010, a representative of Goldman Sachs spoke with representatives of the Silver Lake/Warburg Pincus Consortium and informed them there would be a meeting of the Board of Directors on April 30, 2010 and requested an increase in the Silver Lake/Warburg Pincus Consortium’s offer price to $34.25 per share. The Silver Lake/Warburg Pincus Consortium’s representatives told Goldman Sachs it would discuss the matter internally and inform Goldman Sachs prior to the meeting of the Board of Directors that was scheduled for April 30, 2010.

On April 29, 2010, a representative of Goldman Sachs also spoke with representatives of Consortium Bidder A and informed them there would be a meeting of the Board of Directors on April 30, 2010, discussed further the alternative transaction structure that Consortium Bidder A had proposed, including some of the uncertainties and timing disadvantages as compared to a one-step merger structure and requested an increase in Consortium Bidder A’s offer price.

On April 30, 2010, the Silver Lake/Warburg Pincus Consortium contacted Goldman Sachs and indicated that the Silver Lake/Warburg Pincus Consortium would increase its offer price to $34.00 per share (representing aggregate consideration of approximately $3.36 billion), subject to the Company ceasing to declare or pay any dividends to its stockholders before completion of the transaction. In connection with its increased offer, the Silver Lake/Warburg Pincus Consortium requested a limited period of exclusivity in which to enter into definitive transaction documents with the Company.

On April 30, 2010, the Special Committee, together with Foros and Cleary Gottlieb, met to review the terms and conditions of the bids from financial and legal perspectives. The Special Committee, in consultation with its advisors, reviewed the most recent developments in the process and reviewed the discussions that had occurred with the bidders about their final bid packages. The Special Committee also reviewed the pension arrangements between the Company and its subsidiaries, on the one hand, and Pearson and its other affiliates, on the other hand, which the bidders had proposed, with the objective of determining whether these arrangements were arm’s-length and reasonable from the perspective of the Company.

On April 30, 2010, at a meeting of the Board of Directors, representatives of Goldman Sachs informed the Board of Directors that Consortium Bidder A had the potential to increase its bid to $33.25 per share based upon the same multi-step transaction structure that it previously had proposed. However, if required to bid on the basis of a one-step structure, Consortium Bidder A could bid no more than $32.50. Under either structure, Consortium Bidder A’s bid remained subject to a cessation of dividends by the Company. The representatives of Goldman Sachs also informed the Board of Directors of the revised proposal from the Silver Lake/Warburg Pincus Consortium. Morgan Lewis and Cleary Gottlieb then discussed with the Board of Directors legal issues relating to the bids and issues relating to the structure and certainty of each bidder’s debt financing proposals.

Morgan Lewis also summarized the fiduciary duties of the Board of Directors. The Pearson-affiliated directors, acting on behalf of and at the request of Pearson, informed the full Board of Directors that the Pearson Stockholder would be prepared to support a transaction and execute a written consent based upon the modified terms proposed by the Silver Lake/Warburg Pincus Consortium. The full Board of Directors then fully discussed the two leading proposals and determined that the Silver Lake/Warburg Pincus Consortium’s bid was the highest purchase price offered for a sale of the Company (including the revised proposal from Consortium Bidder A that was based on an alternative multi-step structure), and that, because of the preliminary nature of Consortium Bidder A’s alternative multi-step structure proposal, the uncertainty in closing a transaction with such structure, the additional due diligence and analysis that would need to be performed for such structure and the delay associated with completing such due diligence and analysis, the Silver Lake/Warburg Pincus Consortium’s bid also offered, to that point, a greater certainty of completing a sale of the Company at the highest price. The Board of Directors instructed its advisors to negotiate on a non-exclusive basis a definitive agreement and plan of merger with the Silver Lake/Warburg Pincus Consortium. In addition, the Board of Directors instructed Goldman Sachs to go back to the Silver Lake/Warburg Pincus Consortium to seek a higher termination fee than had been offered by the Silver Lake/Warburg Pincus Consortium and modification to certain other aspects of its proposal. The Board of Directors also instructed Goldman Sachs to encourage Consortium Bidder A to increase its offer price and to invite Consortium Bidder A to continue discussions with the Company’s advisors regarding the proposed alternative transaction structure.

On the evening of April 30, 2010, Goldman Sachs engaged in further discussion with representatives of the Silver Lake/Warburg Pincus Consortium and secured the Silver Lake/Warburg Pincus Consortium’s agreement to a single tier termination fee of $225 million. The Transaction Committee rejected the Silver Lake/Warburg Pincus Consortium’s request for exclusivity and determined that the revised single tier termination fee now proposed by the Silver Lake/Warburg Pincus Consortium was sufficiently high to deter the Silver Lake/Warburg Pincus Consortium from willfully breaching the agreement and represented an acceptable basis upon which to authorize Morgan Lewis and Goldman Sachs to engage in detailed negotiations with representatives of the Silver Lake/Warburg Pincus Consortium regarding the terms of definitive legal documentation that could be presented to the Special Committee and the Board of Directors.

On May 1, 2010, Morgan Lewis sent revised drafts of the agreement and plan of merger and other transaction documents to the Silver Lake/Warburg Pincus Consortium’s legal counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”).

On May 1, 2010, the Company’s management, Morgan Lewis, Pearson, the Silver Lake/Warburg Pincus Consortium, Simpson Thacher and other advisors to the Silver Lake/Warburg Pincus Consortium discussed the terms on which Pearson would provide transition services to the Company for a period following the closing of a transaction. Morgan Lewis and Simpson Thacher also engaged in discussions from May 1, 2010 through May 3, 2010 and negotiated and finalized the terms of the agreement and plan of merger, the schedules thereto, and the other transaction documents.

On the evening of May 2, 2010, the Special Committee held a meeting with Foros and Cleary Gottlieb to review the sale process, bids and terms of the latest drafts of the transaction documents. Foros reviewed with the Special Committee its updated financial analyses of the Company. The Special Committee also discussed certain macroeconomic factors, including the risk of imminent volatility in the financing markets and, in consultation with Foros, determined that it would be advantageous for the Company to move quickly to finalize the process so as to minimize the risk that the financing commitments of the bidders would include increased conditionality and costs that could negatively impact the proposals received from the bidders. The Special Committee also reviewed the Silver Lake/Warburg Pincus Consortium’s proposal to evaluate the proposed treatment of the pension arrangements between the Company and Pearson upon the closing of the merger and concluded, after taking into account the analysis of outside advisors with specialized experience in the analysis of pension liabilities and related matters, that these arrangements were arm’s-length and reasonable from the perspective of the Company. The Special Committee also took note that the Silver Lake/Warburg Pincus Consortium, with the assistance of the Company’s management, was aggressively negotiating the transition and separation agreements with Pearson to ensure that these agreements did not result in any terms that would adversely impact the Silver Lake/Warburg Pincus Consortium’s proposed purchase price.

On the morning of May 3, 2010, the Special Committee met in a special session with its advisors, before the meeting of the Board of Directors, to review the most recent developments relating to the negotiations and to review again the arrangements for the pension plans.

On the morning of May 3, 2010, following the meeting of the Special Committee, the Board of Directors met, together with Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros. Morgan Lewis reviewed with the Board of Directors a summary of the terms and conditions of the proposed agreements with the Silver Lake/Warburg Pincus Consortium and described for the Board of Directors the remaining open issues in the negotiations of the agreement and plan of merger and the other transaction agreements, including a discrepancy that had been discovered with respect to the information regarding the capitalization of the Company that had been provided to all bidders in the electronic data room and that had formed the basis on which each of the bidders had determined the offer prices in their April 28, 2010 proposals. Following a discussion, in which the Board of Directors provided its advisors with guidance on resolving the open issues with the Silver Lake/Warburg Pincus Consortium and requested that its advisors update the Board of Directors regarding any progress in reviewing the capitalization discrepancy, the Board of Directors agreed to reconvene later in the day to further discuss the negotiations with the Silver Lake/Warburg Pincus Consortium.

Discussions continued throughout the day among Goldman Sachs, Morgan Lewis and Simpson Thacher and other representatives of the Silver Lake/Warburg Pincus Consortium to resolve remaining open issues, including additional due diligence regarding the aggregate outstanding equity interests of the Company and the treatment of the Company’s U.S. and U.K. employee stock purchase plans. Following these discussions, the Silver Lake/Warburg Pincus Consortium proposed to alter its per share purchase price in light of the updated capitalization information provided by the Company’s management reflecting that there were more outstanding equity interests in the Company than had been reflected in the information previously provided by the Company to the bidders for purposes of their April 28, 2010 proposals. Specifically, the Silver Lake/Warburg Pincus Consortium adjusted its offer from $34.00 per share to $33.86 per share so that the aggregate consideration would remain approximately $3.36 billion.

On the evening of May 3, 2010, the Board of Directors (including the Chief Executive Officer of the Company) and Morgan Lewis, Goldman Sachs, Cleary Gottlieb and Foros reconvened at the offices of Morgan Lewis to consider whether the terms of the agreement and plan of merger and the other transaction agreements with the Silver Lake/Warburg Pincus Consortium, copies of which had been distributed to the Board of Directors, and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of, the Company and its stockholders. Representatives of Morgan Lewis explained that all of the issues that had been discussed with the Board of Directors earlier in the day had been resolved and that the Silver Lake/Warburg Pincus Consortium had proposed to adjust its offered per share consideration to $33.86. Morgan Lewis then reviewed with the Board of Directors the significant terms of the agreement and plan of merger and the transition and separation agreements that had been negotiated with the Silver Lake/Warburg Pincus Consortium. Morgan Lewis also reviewed for the Board of Directors the fiduciary duties of the Board of Directors and Goldman Sachs presented a financial analysis of the Company.

Following this discussion, the meeting of the full Board of Directors was adjourned to allow the Special Committee to discuss the terms of the agreement and plan of merger. At the meeting of the Special Committee, at which the only attendees were the members of the Special Committee and Cleary Gottlieb and Foros, the Special Committee, in consultation with Cleary Gottlieb, noted that the proposal relating to the Company’s separation from Pearson’s U.S. and U.K. pension plans that had previously been determined by the Special Committee to be arm’s-length and reasonable from the perspective of the Company had been fully adopted in the final drafts of the transaction agreements. The Special Committee, in consultation with Cleary Gottlieb, further observed and discussed that the Silver Lake/Warburg Pincus Consortium had aggressively negotiated the transition and separation agreements between Pearson and the Company in a manner that had not adversely impacted the final purchase price. Cleary Gottlieb reviewed with the Special Committee the fiduciary duties of the members of the Special Committee, and Foros reviewed with the Special Committee its financial analyses of the Company, and the strategic alternatives considered by the Special Committee in connection with the sale process, including the alternative of remaining a publicly traded company. Foros also reviewed with the Special Committee its financial analyses of the consideration to be received by the Company’s stockholders pursuant to the merger and delivered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated May 3, 2010, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Foros’s opinion, the consideration to be received by the holders of Common Stock (other than the Company, Parent, Merger Sub and the Pearson Stockholder and its affiliates) was fair, from a financial point of view, to such holders. The Special Committee, after considering the terms of the agreement and plan of merger and the transition and separation agreements, the financial analyses and opinion of Foros referred to above and the prior discussions of the Special Committee with its advisors and advice received therefrom, unanimously determined that the merger and the other transactions contemplated by the agreement and plan of merger were fair to, and in the best interests of, the stockholders of the Company (other than Pearson and its affiliates) and resolved to recommend to the Board of Directors that it approve and declare advisable the agreement and plan of merger, the merger and the other transactions contemplated by the agreement and plan of merger.

Following the meeting of the Special Committee, the meeting of the full Board of Directors resumed and the Special Committee indicated to the Board of Directors that it had met, received Foros’s fairness opinion and discussed the agreement and plan of merger and the transactions contemplated thereby, and provided the Special Committee’s position that the merger was fair to, and in the best interests of, the Company and its stockholders (other than the Pearson Stockholder and its affiliates) and recommended that the Board of Directors approve and declare advisable the agreement and plan of merger with the Silver Lake/Warburg Pincus Consortium and the merger and the other transactions contemplated thereby. Goldman Sachs then delivered to the Board of Directors Goldman Sachs’ opinion that, as of May 3, 2010 and based upon and subject to the assumptions and limitations described in such opinion, the $33.86 per share in cash to be received by the holders of the Company’s common stock pursuant to the agreement and plan of merger was fair from a financial point of view to such stockholders.

Following receipt of Goldman Sachs’ opinion and a discussion by the Board of Directors, in which it considered the factors discussed further under “The Merger—Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [    ], and in light of the recommendation of the Special Committee, the Board of Directors unanimously resolved that the execution of the agreement and plan of merger and the other transition and separation agreements, and entry into the transactions contemplated thereby were advisable for, fair to, and in the best interests of, the Company and its stockholders, approved, declared advisable and authorized the execution of the agreement and plan of merger and the other transaction agreements on behalf of the Company, unanimously recommended the adoption of the agreement and plan of merger by the Company’s stockholders and directed that the agreement and plan of merger be submitted to the Pearson Stockholder for its adoption.

After the meeting of the Board of Directors on May 3, 2010, Parent, Merger Sub and the Company executed the agreement and plan of merger and related agreements. Shortly thereafter, the Pearson Stockholder, in its capacity as the Company’s majority stockholder, executed a written consent adopting the agreement and plan of merger. A press release announcing the execution of such agreements was issued on the morning of May 4, 2010.

Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors

On May 3, 2010, the Special Committee determined that the proposed Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders (other than the Pearson Stockholder and its affiliates). Based on such determination, the Special Committee unanimously recommended to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby (including the Merger).

Also, on May 3, 2010, at a special meeting of our Board of Directors, following the Special Committee’s determination, our Board of Directors unanimously (i) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend that our stockholders approve and adopt the Merger Agreement.

In the course of the Special Committee and our Board of Directors making the determinations described above, the Special Committee and our Board of Directors consulted with our management, as well as their respective legal and financial advisors, and considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

•

the belief of the Special Committee and our Board of Directors that we have obtained the highest price per share of our Common Stock that Parent is willing to pay as a result of the negotiations between the parties;

•

the belief of the Special Committee and our Board of Directors that the price of $33.86 per share reflects the highest value per share of our Common Stock reasonably attainable in light of (i) the Company’s public announcement of a strategic alternatives process and the associated widespread market knowledge and press speculation regarding the process, and (ii) the sale process conducted by the Board of Directors and the Special Committee, each as more fully discussed under “The Merger — Background of the Merger” beginning on page [    ];

•

the historical market prices of our Common Stock relative to the $33.86 per share Merger Consideration, and the fact that $33.86 per share of our Common Stock represented a 32.9% premium over the closing price of our Common Stock on January 14, 2010, the day prior to the Company’s public announcement that our Board of Directors was conducting a review of strategic alternatives for the Company, and a 25.8% premium to the average closing price of our Common Stock over the 52-week period up to January 14, 2010;

•

our Board of Directors’ and the Special Committee’s understanding of the business, operations, financial conditions, earnings and prospects of the Company, the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company, and the range of potential benefits to the stockholders of the Company of these alternatives, as well as the assessment of our Board of Directors that none of these alternatives was reasonably likely to present superior opportunities for the Company to create greater value for our stockholders, taking into account the timing and the likelihood of accomplishing such alternatives, the need for additional investment resources to accomplish such alternatives and the risks of successfully effecting such alternatives, including the business, competitive, industry and market risks that would apply to the Company;

•

the fact that the Merger Consideration is all cash, which provides certainty of value to holders of our Common Stock compared to a transaction in which our stockholders would receive stock and compared to the uncertainty inherent in executing the Company’s business plans;

•

the support of the Pearson Stockholder, which will be receiving the same form and amount of consideration per share of our Common Stock as each of our other stockholders, as evidenced by its agreement to execute and deliver a written consent authorizing, accepting, approving and adopting the Merger Agreement;

•

the financial analyses of Goldman Sachs, the Company’s financial advisor in connection with the Merger, and the opinion of Goldman Sachs to the Company’s Board of Directors, dated as of May 3, 2010, that as of such date and based upon and subject to the factors and assumptions set forth in that opinion, the Merger Consideration to be paid to the stockholders of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders (the opinion of Goldman Sachs is more fully described below in “The Merger—Opinion of the Financial Advisor of the Board of Directors—Goldman, Sachs & Co.” beginning on page [    ]);

•	the terms of the Merger Agreement, as reviewed by our Board of Directors and the Special Committee with their respective legal advisors, including:

•

the terms of the Merger Agreement provide the Company sufficient operating flexibility for us to conduct our business in the ordinary course between signing the Merger Agreement and the closing of the Merger;

•	Parent’s and Merger Sub’s obligation to complete the Merger is not subject to any financing condition;

•

our ability under certain circumstances, and for a limited period of time following execution of the Merger Agreement, which period of time has now expired, to furnish information to and conduct negotiations with third parties, as more fully described under “The Merger Agreement — Restrictions on Solicitations” beginning on page [    ];

•

our ability under certain circumstances, within a limited period of time following the execution of the Merger Agreement, which period of time has now expired, to terminate the Merger Agreement in order to accept a superior proposal, subject to payment to Parent’s designees of a $120 million termination fee that, at approximately 3.5% of the aggregate transaction value, the Board of Directors determined was reasonable in light of, among other things, the benefits of the Merger to our stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude alternative transaction proposals as more fully described under “The Merger Agreement — Termination Fees” beginning on page [    ];

•

the obligation of Parent under the Merger Agreement to pay to the Company a reverse termination fee of $225 million, or approximately 6.6% of the aggregate transaction value, upon termination of the Merger Agreement under certain circumstances, increasing the likelihood of the Merger being successfully consummated as described more fully under “The Merger Agreement — Termination Fees” beginning on page [    ];

•	the termination date under the Merger Agreement allows for sufficient time to complete the Merger;

•

the ability of the Company, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and Merger Sub and to enforce specifically the terms of the Merger Agreement and the equity commitment letter delivered to Parent by the guarantors; and

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the Merger in amounts that Parent and Merger Sub represented are sufficient to fund the Merger and related matters, and the terms and conditions of the commitments and the reputation of the financing sources that, in the reasonable judgment of the Board of Directors and the Special Committee, increase the likelihood of such financings being completed;

•

the consideration for the Merger and the other terms of the Merger Agreement resulted from negotiations between the Board of Directors and the Special Committee and their respective advisors, on the one hand, and Parent and the guarantors and their advisors, on the other hand;

•

the availability of appraisal rights to the stockholders of the Company, other than the Pearson Stockholder, who comply with all of the required procedures under Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the Merger Consideration;

•

the lack of significant antitrust risk associated with the Merger and the obligations of Parent to use its reasonable best efforts to obtain promptly required antitrust clearance required for the completion of the Merger under the circumstances set out in the Merger Agreement, as more fully described under “The Merger Agreement — Filings; Other Actions; Notifications” beginning on page [    ]; and

•	the likelihood of the Company satisfying the other conditions to Parent’s and Merger Sub’s obligations to complete the Merger.

In addition to the foregoing factors, in the course of determining that the proposed Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company’s stockholders (other than the Pearson Stockholder and its affiliates), the Special Committee consulted with our management, as well as its legal and financial advisors, and considered the following factors (which are not intended to be exhaustive and are not in any relative order of importance):

•

all stockholders of the Company will receive the same form and amount of consideration per share of our Common Stock in connection with the Merger and the Pearson Stockholder’s position, which it confirmed at the Special Committee’s request on several occasions during the sale process, that it was not contemplating any sale of any of its equity interests in the Company other than in the context of a sale of all the equity of the Company in which each stockholder of the Company received the same form and amount of consideration per share of our Common Stock;

•

the Special Committee was composed solely of the members of the Board of Directors who are not members of management of the Company or affiliated with Pearson and the Special Committee was authorized to engage, and did engage, its own advisors, was authorized to communicate directly with the Company’s stockholders and management, other directors and the Pearson Stockholder in connection with any such transaction and the process leading to a potential transaction and to call meetings of the Board of Directors for the purpose of allowing the Board of Directors to consider the views, concerns, recommendations, opinions and reports of the Special Committee and its advisors;

•

the Special Committee and its advisors were actively engaged in the consideration of strategic alternatives and the sale process, including by participating in meetings and discussions with bidders, participating in meetings and discussions with the Board of Directors and the Pearson Stockholder and reviewing all proposed arrangements between any bidder, on the one hand, and the Pearson Stockholder, on the other hand;

•

all proposed transition and separation arrangements between the Company and Pearson that are expected to be in place following the closing of the Merger were aggressively negotiated by the Silver Lake/Warburg Pincus Consortium on an arm’s-length basis;

•

the bidders in the sale process consisted of both financial and strategic bidders, and the Special Committee’s belief, based on its and its advisors active participation in the auction process, that all bidders were treated fairly and that the Board of Directors, the Company’s management and the Pearson Stockholder worked to maximize value for all of our stockholders; and

•

the financial analyses of Foros, and the opinion of Foros, dated May 3, 2010, to the Special Committee to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations described therein, the Merger Consideration to be received pursuant to the Merger by holders of Common Stock (other than the Company, Parent, Merger Sub, the Pearson Stockholder and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (the opinion of Foros is more fully described below in “The Merger—Opinion of the Financial Advisor of the Special Committee—Foros Securities LLC” beginning on page [    ]).

The Special Committee and our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to the following factors (which are not intended to be exhaustive and are not in relative order of importance):

•

following the completion of the Merger, we will no longer exist as an independent public company and our stockholders will no longer participate in the potential future growth of our assets, future earnings growth, future appreciation in the value of our Common Stock or future dividends;

•

under the terms of the Merger Agreement, we cannot solicit other acquisition proposals, we must pay to Parent’s designees a termination fee of $120 million if the Merger Agreement is terminated under certain circumstances and that our majority stockholder is required to deliver a written consent to adopt the Merger Agreement, all of which may deter other parties from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the gain from an all-cash transaction such as the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letters for the consummation of the Merger might not be obtained;

•

the limitations on the ability of the Company to obtain specific enforcement of the Merger Agreement and to require Parent to carry out certain of its obligations thereunder, including completing the Merger and seeking to enforce its financing commitments, except under specified circumstances;

•

the fact that Parent and Merger Sub are newly-formed corporations with no assets other than the Merger Agreement, the equity commitments of the guarantors and the debt financing commitments of the lenders;

•

while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement — Conditions to the Merger” beginning on page [    ]; and

•

the possibility of disruption to our operations following announcement of the Merger, the fact that the Merger Agreement identifies certain actions which may not be taken by the Company without the consent of Parent in the period before the completion of the Merger and that these restrictions may restrict the Company’s flexibility to manage its business during that period, including the restriction on the Company’s ability to pay dividends in the ordinary course, and the possible effect on the Company’s operating results, the trading price of Common Stock and our ability to attract and retain key personnel and customers if the Merger does not close.

During their consideration of the transaction with Parent, the Special Committee and our Board of Directors were also aware that some of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of our stockholders generally, as described under “The Merger — Interests of the Company’s Directors and Officers in the Merger” beginning on page [    ].

While the Special Committee and the Board of Directors considered the potentially negative and potentially positive factors summarized above, they each concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the Special Committee and our Board of Directors in their consideration of the Merger. The Special Committee and our Board of Directors each reached the unanimous decision to recommend and approve the Merger Agreement, as applicable, in light of the factors described above and other factors that each member of the Special Committee and our Board of Directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee and our Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations but conducted an overall analysis of the transaction. In addition, individual members of the Special Committee and our Board of Directors may have given different weight to different factors. Each of the Special Committee and our Board of Directors based their respective recommendations on the totality of the information presented to and considered by it.

Opinion of the Financial Advisor of the Special Committee — Foros Securities LLC

Foros delivered to the Special Committee an opinion, dated May 3, 2010, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Foros’s opinion, the Merger Consideration to be received pursuant to the Merger by the Company’s stockholders (other than the Company, Parent, Merger Sub and the Pearson Stockholder and its affiliates), was fair, from a financial point of view, to such holders.

The full text of the Foros written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this information statement. Foros provided its opinion to the Special Committee for the information and assistance of the Special Committee in connection with and for purposes of the Special Committee’s evaluation of the Merger Consideration from a financial point of view. Foros’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter.

In connection with rendering its opinion described above and performing its related financial analyses, Foros:

(1)	reviewed certain publicly available business and financial information relating to the Company that Foros deemed relevant;

(2)	reviewed certain information, including financial projections, which are referred to in this section of the information statement as the “forecasts,” and other financial and operating data concerning the Company, prepared by our management and approved for Foros’s use by the Company;

(3)	discussed the past and current business, operations, financial condition and prospects of the Company with members of our senior management;

(4)	reviewed the trading history for our Common Stock and a comparison of that trading history with the trading histories of certain other publicly traded companies that Foros deemed relevant;

(5)	compared certain financial and stock market information of the Company with similar publicly available information of certain other companies that Foros deemed relevant;

(6)	compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Foros deemed relevant;

(7)	reviewed the Merger Agreement, the equity commitment letter, the debt commitment letter and the limited guarantees; and

(8)	performed such other analyses and studies and considered such other factors as Foros deemed appropriate.

In arriving at its opinion, Foros assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data, including without limitation the forecasts, publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the members of management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts, Foros assumed, at the Special Committee’s direction and without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Foros did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. Foros did not evaluate the solvency of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Foros assumed, at the Special Committee’s direction, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Foros’s opinion expressed no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified in Foros’s opinion), including, without limitation, the form or structure of the Merger. Foros’s opinion was limited to the fairness, from a financial point of view, of the

Merger Consideration to be received pursuant to the Merger by the Company stockholders (other than the Company, Parent, Merger Sub and the Pearson Stockholder and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of any payments to be made by Parent or any of its affiliates in connection with the exit of the Company or any of our subsidiaries from a U.K. pension plan maintained by Pearson and its affiliates, as discussed under “Ancillary Agreements with Pearson” beginning on page [    ], or any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, Foros expressed no opinion or recommendation to the members of the Special Committee as to whether they should recommend the approval of the Merger or the Merger Agreement to our Board of Directors, and Foros expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger. Except as described above, the Special Committee imposed no other limitations on the investigations made or procedures followed by Foros in rendering its opinion.

Foros’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Foros as of, the date of its opinion. It should be understood that subsequent developments may affect Foros’s opinion, and Foros does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Foros’s opinion was approved by Foros’s opinion committee.

The following represents a summary of the material financial analyses presented by Foros to the Special Committee in connection with Foros’s opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Foros, nor does the order of analyses described represent relative importance or weight given by Foros to those analyses. The financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Foros’s financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Foros.

Historical Stock Trading Analysis. Foros analyzed the Merger Consideration to be received pursuant to the Merger by the Company’s stockholders in relation to market prices of Common Stock over selected dates and selected periods.

This analysis indicated that the Merger Consideration to be received pursuant to the Merger by holders of Common Stock represented:

•	a premium of 32.9%, based on the closing market price of $25.47 per share on January 14, 2010, the day before the Company’s exploration of strategic alternatives became public;

•

a premium of 37.4%, based on a Merger Consideration of $30.84 per share and a market price per share of $22.45 on January 14, 2010, in each case excluding cash and cash equivalents on the Company’s balance sheet as of March 31, 2010;

•	a premium of 25.8%, based on the high closing market price of $26.92 per share for the 52-week period ended January 14, 2010;

•	a premium of 32.5%, based on the closing market price of $25.56 per share on December 15, 2009, which was 30 days prior to January 14, 2010;

•	a premium of 28.4%, based on the closing market price of $26.37 per share on November 13, 2009, which was 60 days prior to January 14, 2010;

•	a premium of 26.8%, based on the closing market price of $26.70 per share on October 15, 2009, which was 90 days prior to January 14, 2010; and

•	a premium of 41.1%, based on the closing market price of $24.00 per share on July 15, 2009, which was 180 days prior to January 14, 2010.

Selected Publicly Traded Companies Analysis. Foros reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for certain publicly traded companies in the financial information industry, referred to below as “Selected Companies.” The Selected Companies are as follows:

•	Dun & Bradstreet Corporation;

•	FactSet Research Systems Inc.;

•	McGraw-Hill Companies, Inc.;

•	Moody’s Corporation;

•	Morningstar, Inc.;

•	MSCI Inc. (including RiskMetrics Group, Inc.); and

•	Thomson Reuters Corporation.

Foros calculated and compared various financial multiples and ratios based on closing market share prices and other publicly available historical financial data for the Selected Companies, as of April 30, 2010, and for the Company, as of both April 30, 2010 and January 14, 2010, the day before the Company’s exploration of strategic alternatives was publicly announced, based on the forecasts as well as estimates from selected Wall Street research. With respect to the Selected Companies and the Company, Foros calculated and compared:

•	annual percentage growth rate of estimated total revenue from calendar year 2010 to calendar year 2011;

•	annual percentage growth rate of estimated earnings before interest, tax, depreciation and amortization, referred to as “EBITDA,” from calendar year 2010 to calendar year 2011;

•	ratio of estimated EBITDA to estimated total revenue, referred to as “EBITDA Margin,” for calendar year 2010; and

•	compound annual percentage growth rate of estimated earnings per share, referred to as “EPS,” for the projected period available from Wall Street research for each Selected Company.

The results of these analyses are summarized as follows:

	Revenue Growth CY2010E - CY2011E	EBITDA Growth CY2010E - CY2011E	EBITDA Margin CY2010E	EPS Long- Term Growth
Selected Companies
High	9.4%	18.7%	42.3%	15.0%
Mean	7.0%	9.1%	35.6%	12.8%
Median	8.0%	7.6%	35.2%	13.2%
Low	4.3%	4.3%	29.3%	9.0%

Median of Wall Street Research Estimates for IDCO	5.1%	6.8%	34.0%	11.0%

IDCO Forecasts(a)	10.1%	11.4%	34.5%	14.0%

(a)	Long-term EPS growth reflects the Net Income estimates for calendar years 2010-2014 contained in the forecasts.

Using the same information described in the previous paragraph, Foros also calculated and compared:

•

estimated enterprise value, which is the market value of fully diluted common equity plus the estimated book value of debt, preferred stock and minority interest less cash, as a multiple of estimated EBITDA for calendar years 2010 and 2011;

•	closing market share price to estimated earnings per share, referred to as “P/E,” ratios for calendar years 2010 and 2011; and

•	P/E ratio to estimated earnings annual growth rate, referred to as “P/E/G,” ratios for calendar years 2010 and 2011.

The results of these analyses are summarized as follows:

	EV / EBITDA		P/E		P/E/G
	CY 2010E	CY 2011E	CY 2010E	CY 2011E	CY 2010E	CY 2011E
Selected Companies
High	15.2x	12.8x	24.0x	21.0x	2.1x	1.8x
Mean	10.2x	9.3x	18.6x	16.1x	1.5x	1.3x
Median	9.5x	9.0x	20.6x	17.7x	1.4x	1.3x
Low	5.9x	5.5x	12.6x	11.7x	1.0x	0.9x

Median of Wall Street Research Estimates
IDCO (January 14, 2010)	7.8x	7.3x	17.7x	16.2x	1.6x	1.5x
IDCO (April 30, 2010)	10.8x	10.1x	23.2x	21.3x	2.1x	1.9x

IDCO Forecasts(a)
IDCO (January 14, 2010)	7.7x	6.9x	18.5x	15.8x	1.3x	1.1x
IDCO (April 30, 2010)	10.6x	9.6x	24.8x	21.1x	1.8x	1.5x

(a)	P/E/G reflects the Net Income growth estimates for calendar years 2010-2014 contained in the forecasts.

Foros also calculated and compared various financial multiples and ratios for the Selected Companies and the Company based on closing market share prices and other publicly available historical financial data for the three-year period ended January 14, 2010, the day before the Company’s exploration of strategic alternatives was publicly announced, and consensus estimates from Factset. For each of the Company and an index based on median closing market share prices for the Selected Companies, Foros calculated and compared the:

•	Next 12-month, referred to as “NTM,” P/E ratio for the period ended January 14, 2010; and

•	NTM P/E/G ratio for the period ended January 14, 2010.

The results of these analyses are summarized as follows:

	NTM-P/E	NTM-P/E/G
Common Stock, Closing Market Price at:
January 14, 2010	17.1x	1.6x
3-Year High	26.7x	2.1x
3-Year Median	19.7x	1.6x
3-Year Low	13.5x	1.0x

Selected Companies Index, Closing Market Price at:
January 14, 2010	19.7x	1.6x
3-Year High	27.3x	1.8x
3-Year Median	19.9x	1.5x
3-Year Low	12.8	0.8x

No Selected Company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis. Foros performed a discounted cash flow analysis on the Company using the forecasts. Foros calculated indications of unlevered free cash flows for the Company for calendar years 2010 through 2014. These indicative unlevered free cash flows were then discounted to March 31, 2010 using a range of discount rates from 8.5% to 10.0%, reflecting estimates of the Company’s weighted average cost of capital. Foros also calculated illustrative terminal values as of December 31, 2014 based on assumed perpetuity growth rates of 2.0% and 3.0%, an assumed 2.5% terminal revenue growth rate and a constant EBITDA margin of 35.8%, the same EBITDA margin as the last year of the forecast period. These illustrative terminal values were then discounted to March 31, 2010 to calculate implied indications of present value using a range of discount rates from 8.5% to 10.0%, reflecting estimates of the Company’s weighted average cost of capital. Foros then added the implied present values of the unlevered free cash flows for calendar years 2010 through 2014 to the range of implied present values of the illustrative terminal values and assumed net cash of $299 million, as per the Company’s March 31, 2010 balance sheet, to arrive at the following implied per share equity reference ranges for our Common Stock:

Growth Rates		Weighted Average Cost of Capital
		8.5%	9.0%	9.5%	10.0%
	2.0%	$35.85	$33.58	$31.62	$29.90
	3.0%	$40.19	$37.20	$34.67	$32.50

Illustrative Present Value of Future Stock Price Analysis. Foros performed an illustrative analysis of the implied present value of the future price per share of Common Stock plus dividends for the Company on both a stand-alone basis and assuming a hypothetical leveraged recapitalization of the Company. Such analysis is designed to provide an indication of the present value of a theoretical future value of a company’s share price as a function of such company’s estimated future earnings and its assumed future price to earnings multiple.

Stand-Alone Case. Foros performed an illustrative analysis of the implied present value of the future price per share of Common Stock for the Company on a stand-alone basis. For this analysis, Foros used publicly available historical financial information for the Company and the financial information for the Company provided in the forecasts. Foros first calculated implied values per share of Common Stock as of March 31, 2011 by applying a range of P/E multiples from 16x to 18x to the calendar year 2012 EPS estimates of the Company, per the forecasts, and then discounted such implied per share of Common Stock values to March 31, 2010 using a discount rate of 9.3%, reflecting an estimate of the Company’s cost of equity, while assuming a constant diluted share count of 98.4 million and a $0.20 dividend per share paid quarterly that was also discounted to March 31, 2010 using a discount rate of 9.3%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in an implied per share of Common Stock equity reference range of $28.18 to $31.61.

Hypothetical Leveraged Recapitalization Case. Foros performed an illustrative analysis of the implied present value of the future price per share of Common Stock, assuming a hypothetical leveraged recapitalization of the Company. For this analysis, Foros used publicly available historical financial information for the Company and the financial information for the Company provided in the forecasts and consensus estimates from Factset. Foros also assumed an illustrative hypothetical leveraged recapitalization of the Company based on a post-recapitalization ratio of debt to adjusted EBITDA for the 12 months ending March 31, 2010 of 3.5x and the declaration of a hypothetical $993 million special dividend to the Company’s stockholders. Foros first calculated the implied values per share of Common Stock as of March 31, 2011, by applying the same set of P/E multiples to the two-year forward EPS estimates utilized in the “Stand-Alone Case” described above to estimated EPS, as adjusted to reflect the leveraged capital structure and special dividend assumed in the hypothetical leveraged recapitalization, for calendar year 2012, per the forecasts. Foros then discounted such implied values to March 31, 2010 using a discount rate of 9.3%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in an implied per share of Common Stock equity reference range of $31.89 to $34.61.

Selected Precedent Transactions Analysis. Foros analyzed certain information relating to the following precedent transactions since 2007 selected based on the target’s involvement in the information services industry.

Announcement Date	Target	Acquirer
Financial Information Providers
• March 1, 2010 • February 10, 2010 • May 4, 2007	• RiskMetrics Group, Inc. • Dow Jones Indexes • Reuters Group PLC	• MSCI Inc. • CME Group Inc. • Thomson Corporation
Other Information Providers
• March 8, 2010 • November 5, 2009 • February 21, 2008 • April 17, 2007	• infoGROUP Inc. • IMS Health Incorporated • ChoicePoint Inc. (LexisNexis) • Catalina Marketing Corporation	• CCMP Capital Advisors, LLC • TPG Capital, L.P. • Reed Elsevier Group PLC • Hellman & Friedman LLC

Foros calculated and compared various financial multiples and ratios for the selected precedent transactions and the Merger based on financial information contained in the forecasts, closing market share prices and other publicly available historical financial data, as well as consensus estimates from Factset, for the NTM period (calculated, for purposes of this analysis, as the twelve-month period following the public announcement of the relevant transaction). For each selected precedent transaction and the Merger, Foros calculated and compared:

•	annual percentage growth of estimated total revenue over the NTM period;

•	annual percentage growth of long-term EPS;

•	estimated NTM EBITDA Margin; and

•	total enterprise value as a multiple of estimated NTM EBITDA on a non-adjusted and synergy adjusted basis.

The results of these analyses are summarized as follows:

	NTM Revenue Growth	Long-term EPS Growth	NTM EBITDA Margin	TEV / NTM EBITDA (Non Adj.)	TEV / NTM EBITDA (Synergy Adj.)
Financial Information Providers
High	6.5%	26.3%	66.5%	15.7x	12.1x
Mean	4.6%	20.7%	40.6%	14.4x	11.0x
Median	4.0%	20.7%	34.0%	14.5x	10.9x
Low	3.2%	15.0%	21.4%	13.1x	10.0x

Other Information Providers
High	8.8%	15.0%	31.7%	14.5x	9.6x
Mean	3.0%	11.0%	27.3%	9.9x	9.6x
Median	2.9%	9.0%	27.8%	9.8x	9.6x
Low	(2.7)%	8.9%	22.1%	5.7x	9.6x

Median of Wall Street Research Estimates for IDCO	7.1%	11.0%	34.1%	10.8x	NM

IDCO Forecasts	9.7%	14.0%	34.6%	10.5x	NM

This analysis also implied synergy adjusted total enterprise value as a multiple of estimated NTM EBITDA ranges of 9.6x to 12.1x in the selected precedent transactions undertaken by strategic acquirers and total enterprise value as a multiple of estimated NTM EBITDA ranges of 5.7x to 10.3x in the selected precedent transactions undertaken by financial acquirers.

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the Merger were compared.

Premia Paid. Using publicly available historical financial data, Foros reviewed the undisturbed premia to be paid in selected 100% cash acquisitions of United States publicly traded companies announced since January 1, 2009 with enterprise values of between $1 billion to $5 billion that were not subsequently terminated and that did not involve squeeze outs, unsolicited transactions, topping bids or acquisitions of less than 100% of the target. The results of this review are summarized as follows:

	Target Unaffected Closing Market Share Price Premium
	1 Day Before Announcement	30 Days Before Announcement
All Transactions
High	93.2%	125.0%
Median	32.7%	47.5%
Mean	40.4%	54.1%
Low	18.4%	27.5%
Consideration per share of Common Stock in the Merger(1)	32.9%	32.5%

(1)	Percentage premium of the Merger Consideration over the closing market prices per share of Common Stock on January 14, 2010, the day before the Company’s exploration of strategic alternatives was publicly announced, and 30 days prior thereto.

Illustrative Leveraged Buyout Analysis. Foros performed an illustrative leveraged buyout analysis for the Company using the forecasts. In performing the illustrative leveraged buyout analysis, Foros assumed a range of purchase prices per share of Common Stock of $30.00 to $33.86 and assumed leverage equal to 7.0x adjusted EBITDA for the 12 months ending March 31, 2010. Foros then performed an analysis based on an assumed exit at the end of 2014, $25 million of cost savings and a compounded annual percentage revenue growth rate, referred to as CAGR, of 9.5%. Foros analyzed the effect of a range of illustrative exit EBITDA multiples of 8.0x to 11.0x, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale. This analysis resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 10.0% to 31.0%. Using the forecasts and assuming an exit at the end of 2014 at an exit EBITDA multiple of 10.0x, Foros also performed a sensitivity analysis on the leveraged buyout analysis to analyze the effect of hypothetical Company cost savings of between $0 and $75 million. This sensitivity analysis resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 16.0% to 32.0%. Foros also performed a sensitivity analysis assuming an exit at the end of 2014 at an exit EBITDA multiple of 10.0x and $25 million of cost savings and adjusting for changes in the CAGR, and analyzed the effect of hypothetical CAGRs ranging from 7.5% to 10.5%. This sensitivity analysis resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 15.0% to 29.0%.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Foros’s opinion. Foros did not form an opinion or recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Foros considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Foros made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger.

Foros prepared its analyses for purposes of providing its opinion to the Special Committee as to the fairness from a financial point of view of the Merger Consideration to be received pursuant to the Merger by the Company’s stockholders (other than the Company, Parent, Merger Sub and the Pearson Stockholder and its affiliates). Foros’s analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Foros’s analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent or its affiliates, Foros or any other person assumes responsibility if future results are materially different from those forecast.

The type and amount of consideration payable in the Merger was determined through arm’s-length negotiations between the Company and Parent and its affiliates and was recommended for approval by the Special Committee and approved by the Board of Directors. Foros provided advice to the Special Committee during these negotiations. Foros did not, however, recommend any specific amount of consideration to the Company or the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

The decisions to recommend the entry into and to enter into the Merger Agreement were solely those of the Special Committee and the Board of Directors, respectively. As described under “The Merger — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page [    ], Foros’s opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or the Board of Directors with respect to the Merger or the Merger Consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Foros in connection with its opinion and is qualified in its entirety by reference to the written opinion of Foros attached as Annex C to this information statement.

In the ordinary course of their respective businesses, and for their respective accounts, Foros and its affiliates may actively trade the debt, equity or other securities or financial instruments of the Company, Parent, Silver Lake, Warburg Pincus and their respective affiliates and portfolio companies, and accordingly, Foros and its affiliates at any time may hold long or short positions in such securities or financial instruments. Foros and its affiliates in the future may provide investment banking and other financial services to the Company and its affiliates and in the future may receive compensation for the rendering of these services. In addition, Foros and its affiliates in the future may provide investment banking and other financial services to Parent, Silver Lake, Warburg Pincus and their respective affiliates and portfolio companies and in the future may receive compensation for the rendering of these services.

The Company retained Foros to act as the Special Committee’s financial advisor because Foros is an investment banking firm whose personnel have substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated December 19, 2009, as amended April 30, 2010, Foros was engaged to act as financial advisor to the Special Committee. Pursuant to the terms of such engagement letter, the Company has paid Foros a fee of $2,625,000 in connection with the execution of the engagement letter and the delivery of the fairness opinion described above and attached as Annex C to this information statement and has agreed to pay Foros an additional fee of up to $3,000,000 in connection with the consummation of the Merger. In addition, the Company agreed to reimburse Foros for its expenses, including attorneys’ fees and disbursements, and indemnify Foros and related persons against certain liabilities arising out of Foros’s engagement, including liabilities under the federal securities laws.

Opinion of the Financial Advisor of the Board of Directors — Goldman Sachs & Co.

Goldman Sachs rendered its opinion to our Board of Directors that, as of May 3, 2010 and based upon and subject to the factors and assumptions set forth therein, the $33.86 per share in cash to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 3, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this information statement. Goldman Sachs provided its opinion to the Board of Directors for the information and assistance of our Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company, prepared by our management and approved for Goldman Sachs’ use by the Company, which are referred to in this section of this information statement as the “forecasts”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for our Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the information services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the Company’s consent that the forecasts had been reasonably prepared on a basis reflecting the best then available estimates and judgments of our management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor, except with respect to the Company’s U.S. and U.K. pension liabilities, was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed for purposes of rendering the opinion described above that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis and that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of May 3, 2010, of the $33.86 per share in cash to be paid to the holders of Common Stock pursuant to the

Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the agreements discussed under “Ancillary Agreements with Pearson” beginning on page [    ], the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $33.86 per share of the Company’s Common Stock in cash to be paid to the holders pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after the date thereof. Goldman Sachs’ advisory services and Goldman Sachs’ opinion were provided for the information and assistance of our Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such Merger or any other matter. The opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2010 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Common Stock for the 12-month periods ended April 30, 2010 and January 14, 2010 (the last trading day before the Company announced that its Board of Directors was conducting a review of strategic alternatives). In addition, Goldman Sachs analyzed the consideration to be received by holders of the Common Stock pursuant to the Merger Agreement in relation to the share price on April 30, 2010, the last trading day before the announcement of the execution of the Merger Agreement; the share price on January 14, 2010; the average share prices for the one-month, six-month and one-year periods ending on January 14, 2010; and the high and low share prices for the one-year period ending January 14, 2010. Goldman Sachs used market prices for the period on and before January 14, 2010 in order to exclude the effect that the announcement that the Board of Directors was reviewing strategic alternatives (including the Merger) would have on the share price of our Common Stock.

This analysis indicated that the price per share to be paid to holders of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 1.2% based on the closing market price on April 30, 2010 of $33.47 per share;

•	a premium of 32.9% based on the closing market price of $25.47 per share on January 14, 2010;

•	a premium of 33.5% based on the average market price of $25.36 per share during the one-month period ending January 14, 2010;

•	a premium of 35.7% based on the average market price of $24.96 per share during the six-month period ending January 14, 2010;

•	a premium of 44.6% based on the average market price of $23.43 per share during the one-year period ending January 14, 2010;

•	a premium of 25.8% based on the highest market price of $26.92 per share during the one-year period ending January 14, 2010; and

•	a premium of 66.2% based on the lowest market price of $20.37 per share during the one-year period ending January 14, 2010.

Historical Trading Multiples and Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the information services industry:

•	Factset Research Systems Inc.

•	IHS Inc.

•	The McGraw-Hill Companies, Inc.

•	Moody’s Corporation

•	Morningstar, Inc.

•	MSCI Inc. and MSCI Inc., pro forma for the acquisition of Riskmetrics Group, Inc.

•	Thomson Reuters Corporation

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings, Institutional Brokers’ Estimate System (“IBES”) estimates, estimates published by other financial information providers and closing stock prices on April 30, 2010. The multiples and ratios of the Company were calculated using the Company’s closing price on April 30, 2010 and the forecasts. With respect to each of the selected companies, Goldman Sachs calculated:

•

enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated 2010 earnings before interest, taxes and depreciation and amortization, or “EBITDA,” and estimated 2011 EBITDA;

•	share price as a multiple of estimated 2010 earnings per share, or “EPS,” and estimated 2011 EPS; and

•	share price as a multiple of estimated 2010 free cash flow per share, or “FCF,” and estimated 2011 FCF.

The following table presents the results of these analyses:

	Selected Companies			The Company
Metric	Range	Mean	Median
Enterprise value as multiple of estimated 2010 EBITDA	6.7x-14.6x	11.0x	11.0x	10.6x
Enterprise value as multiple of estimated 2011 EBITDA	6.2x-12.8x	9.9x	10.3x	9.6x
Price/Estimated 2010 EPS	12.7x-26.4x	19.9x	21.1x	24.8x
Price/Estimated 2011 EPS	11.4x-22.7x	17.3x	15.3x	21.1x
Price/Estimated 2010 Free Cash Flow	14.0x-29.9x	20.9x	20.6x	14.5x
Price/Estimated 2011 Free Cash Flow	12.8x-21.5x	17.7x	18.3x	12.8x

Goldman Sachs then compared, based on information it obtained from SEC filings, IBES, estimates, estimates published by other financial information providers and publicly reported stock prices, each of the following:

•

the one-year forward enterprise value to EBITDA multiples for the Company to the one-year forward enterprise value to EBITDA multiples for each of the selected companies, as at April 30, 2010 and during certain periods over the three-year period ended April 30, 2010; and

•

the price to one-year forward earnings multiples for the Company to the price to one-year forward earnings multiples for each of the selected companies as at January 14, 2010 and during certain periods over the three-year period ended January 14, 2010.

The following table presents the results of this analysis:

1-Year Forward EV / EBITDA

	Selected Companies		The Company
Time Period	Range	Median
April 30, 2010	6.8x-15.0x	10.6x	10.9x
3-Month Average	7.1x-13.3x	10.7x	9.7x
6-Month Average	6.8x-12.2x	11.1x	8.9x
1-Year Average	7.1x-11.2x	10.1x	8.1x
2-Year Average	6.8x-13.1x	10.4x	8.1x
3-Year Average	7.7x-14.6x	10.5x	9.1x

1-Year Forward P / E

	Selected Companies		The Company
Time Period	Range	Median
January 14, 2010	14.8x-26.5x	18.7x	17.6x
3-Month Average	14.2x-26.8x	19.2x	18.1x
6-Month Average	13.6x-26.0x	19.2x	17.6x
1-Year Average	12.6x-23.6x	17.9x	17.1x
2-Year Average	12.6x-26.8x	18.7x	18.5x
3-Year Average	15.1x-26.9x	20.1x	20.7x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Goldman Sachs calculated illustrative value indications per share for the Company using the forecasts and by calculating the total present value of the estimated free cash flows for the period beginning April 1, 2010 and ending on December 31, 2014 using discount rates ranging from 9.0% to 11.0%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs calculated illustrative terminal values based on a normalized year 2014 estimated free cash flow and on assumed perpetuity growth rates of cash flow from year 2014 ranging from 1.5% to 2.5%. These illustrative terminal values were then discounted to calculate implied indications of present value using a discount rate ranging from 9.0% to 11.0%. Combining these analyses resulted in a range of implied present values of $26.12 to $35.00 per share of Common Stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the information services industry since April 2004:

•	MSCI Inc.’s acquisition of the RiskMetrics Group, Inc. on February 28, 2010.

•	An investment group led by TPG Capital and CPP Investment Board’s acquisition of IMS Health Incorporated on November 5, 2009.

•	Charterhouse Capital Partners’ acquisition of Wood Mackenzie on September 19, 2009.

•	Telvent’s acquisition of DTN on September 15, 2008.

•	Reed Elsevier’s acquisition of ChoicePoint Inc. on February 20, 2008.

•	Thomson Corp.’s acquisition of Reuters Group PLC on May 14, 2007.

•	An investment group including AlpInvest Partners and the Blackstone Group’s acquisition of the Neilson Company on Jan 16, 2006.

•	An investment group including Silver Lake and Bain Capital’s acquisition of Sungard Data Systems Inc. on March 28, 2005.

•	MSCI Inc.’s acquisition of Barra Inc. on April 6, 2004.

For each of the selected transactions, based on filings and press releases made by the companies involved, Goldman Sachs calculated and compared implied enterprise value as a multiple of latest twelve months, or “LTM,” revenues and implied enterprise value as a multiple of latest twelve months EBITDA. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile. The following table presents the results of this analysis:

Implied Enterprise Value as a Multiple of:	Selected Transactions		The Merger
	Range	Median
LTM Revenues	2.3x-5.7x	3.6x	4.0x
LTM EBITDA	8.6x-23.0x	13.5x	11.3x

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the forecasts for each of the fiscal years 2011 to 2013.

Goldman Sachs first calculated the implied values per share of Common Stock as of December 31 for each of the fiscal years 2010 to 2012, by applying price to one-year forward earnings per share multiples of 15.0x to 21.0x earnings per share of Common Stock estimates for each of the fiscal years 2010 to 2012, and then discounted each of these values back to March 31, 2010, using a discount rate ranging from 10.0% to 13.0%, reflecting estimates of the Company’s cost of equity.

Goldman Sachs also added the present values (discounted to March 31, 2010, at an assumed discount rate ranging from 10.0% to 13.0%) of the assumed dividends per share payable with respect to fiscal years 2010 to 2012 (assuming mid-year convention), with 2011 and 2012 dividends per share assumed to increase at the rate of the forecasted increase in 2011 and 2012 net income contained in the forecasts.

Combining these analyses resulted in a range of implied present values of $23.08 to $34.19 per share of Common Stock.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using the forecasts, the terms of the buyer’s debt commitment and publicly available historical information so as to estimate the implied equity returns that a hypothetical financial buyer paying a purchase price ranging from $30.00 to $33.86 per share of Common Stock might achieve over a period ending at year end 2014, at a range of estimated last twelve month EBITDA exit multiples from 8.5x to 10.5x. This analysis implied internal rates of return ranging from 11.5% to 27.7%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the $33.86 per share in cash to be paid to the holders of Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Parent and its affiliates and was approved by the Board of Directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this information statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Pearson, the Company’s indirect controlling stockholder and any of their respective affiliates and Silver Lake and Warburg Pincus and any of their respective affiliates or portfolio companies or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Pearson and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as Pearson’s financial advisor in connection with the sale of its Government Solutions business in February 2007. Goldman Sachs also has provided extensive investment banking and other financial services to Silver Lake and its affiliates and portfolio companies from time to time for which its investment banking division has received, and may receive, compensation, including, but not limited to, having acted as joint lead arranger with respect to a bank loan to SunGard Data Systems Inc., a portfolio company of Silver Lake, (aggregate principal amount of $250 million) in September 2008; as joint bookrunner with respect to a high-yield debt offering by SunGard Data Systems Inc. to help finance its acquisition of a majority stake in GL TRADE (aggregate principal amount of $500 million) in October 2008; as sole bookrunner in an exchange offer by and high-yield bond issuance by Intelsat Limited, a portfolio company of Silver Lake, (aggregate principal amount of $400 million) in January 2009; as financial advisor to Avaya Inc., a portfolio company of Silver Lake, in connection with its acquisition of Nortel Networks Corporation’s enterprise solutions business in December 2009; and as co-manager with respect to the initial public offering of common stock of Avago Technologies Limited, a portfolio company of Silver Lake, in August 2009. Goldman Sachs has also provided extensive investment banking and other financial services to Warburg Pincus and its affiliates and portfolio companies from time to time for which its investment banking division has received, and may receive, compensation, including, but not limited to, having acted as financial advisor to MBIA Insurance, a portfolio company of Warburg Pincus, in connection with the restructuring of KLD funding mezzanine notes that were insured by MBIA in November 2008; as financial advisor to InterMune Inc., a portfolio company of Warburg Pincus, in connection with its unregistered 3(a)(9) exchange for either stock or 5% Convertible Notes in May 2009; as co-manager with respect to a high-yield debt offering by Bill Barrett Corporation, a portfolio company of Warburg Pincus, (aggregate principal amount of $200 million) in June 2009; as a participant in a revolving credit facility provided to Neiman Marcus, a portfolio company of Warburg Pincus, (aggregate principal amount $600 million) in July 2009; as lead bookrunner with respect to a public offering of 7,000,000 shares of InterMune Inc., a portfolio company of Warburg Pincus, in January 2010; and as co-manager with respect to a public offering of 8,500,000 shares of Targa Resources, Inc., a portfolio company of Warburg Pincus, in April 2010. Goldman Sachs also may provide investment banking and other financial services to the Company, Pearson, Silver Lake, Warburg Pincus, and their respective affiliates or portfolio companies in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation.

The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 5, 2010, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $30 million, $1 million of which became payable upon the execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

During the past eight years, we have included in our earnings releases and other public disclosures projections as to management’s expectations for the Company’s annual financial performance for certain financial metrics. In prior years, these financial metrics have included, among other things, revenue, income from operations or income from operations margin, and net income. During any given year, we review and reaffirm or update these annual targets on a quarterly basis, depending on year to date actual results and our outlook for the remainder of the fiscal year. In connection with the Company’s exploration of strategic alternatives described in “The Merger — Background of the Merger” beginning on page [    ] and the preparation of various financial analyses by Goldman Sachs for the Board of Directors and Foros for the Special Committee, the Company provided to Goldman Sachs and Foros certain non-public financial projections for the years 2010 through 2014, which projections were based on our management’s estimate of the Company’s future financial performance as of the date they were provided. In addition, in connection with the Silver Lake/Warburg Pincus Consortium’s review of the Company described in “The Merger — Background of the Merger” beginning on page [    ], the Company provided to the Silver Lake/Warburg Pincus Consortium (and the other bidders) certain non-public financial projections for the years 2010 through 2012, which projections were based on our management’s estimate of the Company’s future financial performance as of the date they were provided and which projections were in all material respects the same as the projections provided to Goldman Sachs and Foros with respect to such years. The projections were prepared by our management and were not prepared with a view to public disclosure and are included in this information statement only because such projections were made available to the Special Committee, our Board of Directors and their respective financial advisors. The projections were not prepared with a view to compliance with SEC requirements for public disclosures by companies subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and related rules and regulations or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information. The Company’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections, and accordingly does not provide any opinion or other form of assurance with respect to the projections. The report of the Company’s independent registered public accounting firm, which is incorporated by reference in this information statement, relates to the Company’s historical financial information. It does not extend to the projections and should not be read to do so.

The projections are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The projections were based on a number of assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. If the assumptions are inaccurate or incorrect, the Company’s actual financial results may vary in material and adverse ways from the projections. You should not assume that the assumptions made in preparing the projections will prove accurate.

In addition to being based on management assumptions, the projections are also subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. These uncertainties and contingencies may cause the Company’s actual results to vary in material and adverse ways from the financial projections. The projections are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that could impact the projections include those that are described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [    ]. In addition, the projections cover multiple years and such multiple year information by its nature becomes subject to great uncertainties with each passing year. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially different than those contained in the financial projections.

The Company does not intend to make publicly available any update or other revisions to the projections, whether to reflect circumstances existing after the date of the projections, to reflect the occurrence of future events or for any other reason. Neither the Company’s independent registered public accounting firm nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information and the Company has made no representation to Parent or Merger Sub and makes no representation to potential investors or the Company’s stockholders regarding such information. The inclusion of projections in this information statement should not be regarded as an indication that the Company, the Special Committee, our Board of Directors, their respective financial advisors or any other person considers or believes the projections to be material or predictive of actual future events or that the projections should be relied on by any person for that purpose or for any other purpose. For the reasons stated above, as well as in light of the uncertainties inherent in any forward-looking or projected data, the Company’s stockholders are cautioned not to rely on the projections for any purpose.

The following is a summary of the financial forecasts prepared by management of the Company and given to the Special Committee, the Board of Directors and their respective advisors:

Summary Financial Projections

(dollars in millions)

	2010(1)	2011(1)	2012(1)	2013(1)	2014(1)
Total Revenue	$821.1	$904.3	$1,004.9	$1,092.3	$1,180.0
EBITDA(2)	$283.6	$315.9	$358.0	$391.5	$421.9
Net Income	$133.9	$157.1	$184.4	$205.2	$225.8
Free Cash Flow(3)	$186.0	$183.0	$215.0	$238.0	$257.0

(1)	Forecasted values.
(2)	EBITDA refers to net income before interest, tax, depreciation and amortization expense. EBITDA includes stock-based compensation expense.
(3)	Free Cash Flow refers to net cash provided by operating activities less purchases of fixed assets.

Financing for the Merger

We estimate that the total amount of funds necessary to complete the Merger and the related transactions and financings, including the payment of related fees and expenses, will be approximately $[            ] billion, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement;

•

pay certain pension obligations of the Company arising under the pension laws of the United Kingdom as a result of the Merger, pursuant to the pensions transitional agreement, as described under “Ancillary Agreements with Pearson” beginning on page [    ], and

•	pay fees and expenses related to the Merger and the debt that will finance the Merger.

We expect this amount to be funded through a combination of the following:

•	equity financing of up to $1.31 billion to be provided or secured by the guarantors, or other parties to whom the guarantors assign a portion of their commitments;

•	a $1.45 billion senior secured term loan facility and revolving credit facility;

•

the issuance of $700 million in aggregate principal amount of senior unsecured notes (supplemented or replaced, if some or all of those notes cannot be sold at closing, by borrowings under a senior unsecured bridge loan facility); and

•	cash on hand of the Company, including cash obtained from the disposition of marketable securities.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it has sufficient committed equity and debt financing to complete the transaction. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $225 million as described under “The Merger Agreement — Termination Fees” beginning on page [    ]. Payment of such fee is guaranteed by the guarantors referenced to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the guarantors, dated as of May 3, 2010, pursuant to which the guarantors have committed, severally but not jointly, upon the terms and subject to the conditions set forth in the equity commitment letter, to make or secure capital contributions to Parent for an aggregate of up to $1.31 billion. The guarantors may assign a portion of equity to other investors, although no assignment of the equity commitment to other investors will affect the guarantors’ commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantors’ equity commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement and the substantially concurrent receipt of the proceeds of the debt financing described below. The equity financing contemplated by the equity commitment letter will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Company or any of its affiliates asserting a claim against any guarantor in connection with the equity commitment letter, the Merger Agreement or any of the limited guarantees referred to below under “The Merger — Limited Guarantees” beginning on page [    ] or (iii) payment from any guarantor under its respective limited guarantee.

The Company is a third-party beneficiary of the equity commitment letter solely in the limited circumstances in accordance with the Merger Agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the equity commitment to be funded, as described under “The Merger Agreement — Remedies” beginning on page [    ].

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub has obtained a debt commitment letter, dated as of May 3, 2010, from Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, UBS Loan Finance LLC and UBS Securities LLC, which we refer to collectively as the lenders, to provide, severally and not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, up to $2.15 billion in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of (i) up to $1.45 billion in senior secured facilities (consisting of a term loan facility in the aggregate principal amount of $1.3 billion and a revolving facility in an aggregate principal amount equal to $150 million) and (ii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $700 million (which would be utilized in the event that Merger Sub cannot issue and sell the full amount of the senior unsecured notes referred to in the next sentence on or prior to the closing of the Merger). It is expected that at the closing of the Merger, $700 million in aggregate principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act, or another private placement exemption in lieu of the senior unsecured term loans. The proceeds under the term loan facility and the senior unsecured notes (or the bridge loan facility in the event and to the extent that Merger Sub is unable to issue and sell all or any portion of the notes) will be used to fund the transactions contemplated by the Merger Agreement (including payment of the aggregate Merger Consideration). The revolving facility generally will be used after the closing of the Merger for working capital and other general corporate purposes.

The facilities contemplated by the debt financing commitments are conditioned on the consummation of the Merger as well as other customary conditions, including, but not limited to:

•

since December 31, 2009, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement);

•	the negotiation, execution and delivery of definitive loan documents consistent with the terms set forth in the debt financing commitment from the lenders;

•

Parent’s receipt of cash equity contributions in an amount, when combined with the fair market value of the equity of management and existing equity holders of the Company rolled over or invested in connection with the Merger, equal to at least 30% of the total pro forma debt and equity capitalization of the borrower and its subsidiaries on the closing date after giving effect to the Merger and the debt financing; and

•	the absence of any amendments to or waivers of the Merger Agreement to the extent material and adverse to the lenders without the prior consent of the joint bookrunners.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt financing commitment, Parent is required to promptly notify the Company and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger on terms and conditions no less favorable to Parent and Merger Sub than those set forth in the debt commitment letter described above. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the senior secured facilities and the bridge loan facility has not been finalized and, accordingly, their actual terms may differ from those described in this information statement.

Although the debt financing described in this information statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing may not be considered assured. The failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay to the Company a termination fee of $225 million as described under “The Merger Agreement — Termination Fees” beginning on page [    ]. That obligation is guaranteed by the guarantors, as described under “The Merger — Limited Guarantees”. The Company is also entitled, under certain circumstances, to seek specific performance instead of the Parent Termination Fee and cause Parent and Merger Sub to file one or more lawsuits to enforce the terms of the debt financing commitment as described under “The Merger Agreement — Remedies”.

Limited Guarantees

Concurrently with the execution of the Merger Agreement, pursuant to limited guarantees delivered by each of the guarantors in favor of the Company, each of the guarantors, severally and not jointly, have unconditionally and irrevocably guaranteed the due and punctual payment, observance, performance and discharge of their respective portions of the payment obligations of Parent with respect to the $225 million termination fee payable under certain circumstances by Parent, subject to the limitations set forth in the limited guarantees and the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page [    ].

Each of the limited guarantees will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) receipt in full by the Company or its affiliates of the $225 million Parent termination fee, (iii) termination of the Merger Agreement in accordance with its terms (other than pursuant to which Parent would be obligated to make a payment of the Parent Termination Fee) and (iv) the first anniversary of any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent would be obligated to make a payment of the Parent Termination Fee.

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Common Stock will be sent a letter of transmittal describing how such holder may exchange their shares of Common Stock for the Merger Consideration promptly after the completion of the Merger.

You should not return your stock certificates to the Company, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid.

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that the Company’s directors and executive officers may be deemed to have interests in the transaction that are described below and may be different from or in addition to the interests of our stockholders generally and that may present a conflict of interest. Each of the Special Committee and our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our stockholders generally, among other matters, in making their respective determinations and recommendations in connection with the Merger Agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and executive officers that are described in this information statement.

Treatment of Stock Options

The Merger Agreement provides that each Company stock option to purchase our Common Stock granted under any Company equity compensation plan, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price of the option and (ii) the number of shares of Common Stock subject to such option.

The table below provides information as of April 30, 2010 for each of our directors and executive officers who currently hold options to purchase our Common Stock: (a) the aggregate number of shares of Common Stock subject to vested stock options; (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options; (c) the aggregate number of unvested stock options that will vest on the effective time of the Merger; (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options; (e) the aggregate number of shares of Common Stock subject to vested stock options and unvested stock options that will vest on the effective time of the Merger; and (f) the aggregate value of all such vested stock options and unvested stock options that will vest on the effective time of the Merger on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options. The information in the table assumes that all currently outstanding options will remain outstanding immediately prior to the effective time of the Merger.

Name	Vested Options		Options that Will Vest as a result of the Merger		Totals
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Executive Officers
Raymond L. D’Arcy	306,124	5,599,547	31,876	269,623	338,000	5,869,170
Mark Hepsworth	213,311	3,256,046	68,199	656,585	281,510	3,912,631
John L. King	423,937	8,219,739	62,498	599,946	486,435	8,819,684
Jeffrey Banker	19,796	243,118	12,466	123,445	32,262	366,563
Andrea H. Loew	135,062	1,908,875	39,013	375,462	174,075	2,284,337
Christine Sampson	31,759	397,391	9,928	95,669	41,687	493,060
Cort J. Williams	62,154	1,037,019	25,498	260,520	87,652	1,297,539
Directors
Myra R. Drucker	12,500	127,063	0	0	12,500	127,063
Rona Fairhead	0	0	0	0	0	0
Donald P. Greenberg	60,000	975,600	0	0	60,000	975,600
Casper J.A. Hobbs	0	0	0	0	0	0
Philip J. Hoffman	0	0	0	0	0	0
Donald C. Kilburn	0	0	0	0	0	0
Robert C. Lamb, Jr.	12,500	151,313	0	0	12,500	151,313
Victor R. Simone, Jr.	0	0	0	0	0	0
Luke Swanson	0	0	0	0	0	0

Treatment of Restricted Stock Units

The Merger Agreement provides that each Company restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration.

The table below provides, for each of our directors and executive officers who currently holds restricted stock units, all of which are unvested, the aggregate number of shares of Common Stock that, as of April 30, 2010, underlie the restricted stock units and the value such restricted stock units will receive pursuant to the

Merger Agreement. The information in the table assumes that all currently outstanding restricted stock units will remain outstanding until immediately prior to the effective time of the Merger.

Name	Number of Shares Underlying Unvested Restricted Stock Units (“RSUs”)	Value of Unvested RSUs ($)(1)
Executive Officers
Raymond L. D’Arcy	77,567	2,626,419
Mark Hepsworth	28,084	950,924
John L. King	25,953	878,769
Jeffrey Banker	3,340	113,092
Andrea H. Loew	16,622	562,821
Christine Sampson	4,662	157,855
Cort J. Williams	8,160	276,298
Directors
Myra R. Drucker	5,543	187,686
Rona Fairhead	0	0
Donald P. Greenberg	5,543	187,686
Casper J.A. Hobbs	0	0
Philip J. Hoffman	0	0
Donald C. Kilburn	0	0
Robert C. Lamb, Jr.	5,543	187,686
Victor R. Simone, Jr.	4,434	150,135
Luke Swanson	0	0

(1)	The value of each RSU shown in the table above is equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such RSU.

Non-Employee Director Cash Awards

At a meeting held on March 19, 2010, the Board of Directors approved an amendment to the Company Non-Employee Director Compensation Plan to provide that the non-employee directors would receive, as their regular directors fee for 2010, a cash grant of $135,000 instead of a restricted stock unit grant with a value equal to $125,000. Under the terms of the plan, the cash grant will vest immediately prior to the effective time of the Merger. The purpose of the amendment was to avoid any appearance of impropriety with the timing of the grant of a restricted stock unit award in connection with the Board of Directors’ consideration of a potential sale of the Company. The Board of Directors determined that the additional $10,000 incremental value of the cash award was necessary to compensate the non-employee directors for the lack of the right to earn dividend equivalents and any forfeited ordinary capital appreciation inherent in an award of restricted stock units.

Severance Payments and Benefits under the Severance Plan and Retention and Enhanced Severance Agreements

The consummation of the Merger will constitute a change of control under the Company’s amended and restated severance plan (the “Severance Plan”) and the retention and enhanced severance agreements (the “Retention Agreements”) entered into with the executive officers. The following is a description of the Severance Plan and the severance payments each executive officer would be entitled to receive in the event of his or her qualifying termination of employment under his or her Retention Agreement.

Severance Plan

At a meeting held on May 3, 2010, the Independent Subcommittee of the Compensation Committee of the Board of Directors (the “Subcommittee”) approved an amendment to the Severance Plan to remove the exclusion of Raymond L. D’Arcy, Mark Hepsworth, John L. King, Christine Sampson and Cort J. Williams, who we refer to as the “Named Executive Officers,” from participation in the Severance Plan. Prior to the amendment, the Severance Plan covered all U.S. full-time employees of the Company other than the Named Executive Officers. The Severance Plan is designed to help retain the covered employees and to maintain a stable work environment within the Company.

Subject to certain exceptions, the Severance Plan provides that if an eligible employee is involuntarily and permanently terminated by the Company or its subsidiaries, such eligible employee shall be entitled to receive, in exchange for a waiver and release of claims in favor of the Company: (i) a lump sum severance payment in an amount equal to two weeks of base salary for each year of service, prorated for any partial years of service subject to minimum and maximum amounts described below (the “Severance Pay”); (ii) continuation of health insurance benefits equal to the number of weeks used to calculate the eligible employee’s Severance Pay (the “Severance Period”); and (iii) outplacement services provided at the Company’s sole discretion. Under the Severance Plan, the minimum Severance Pay an eligible employee who earns less than $100,000 in base salary is entitled to receive is thirteen weeks of base salary. For eligible employees earning $100,000 or more in base salary, the minimum Severance Pay is equal to eighteen weeks of base salary plus an additional week of base salary for each additional $5,000 in base salary above $100,000, up to twenty-eight weeks of base salary. The Chief Executive Officer of the Company may, in his discretion, provide more than twenty-eight weeks of base salary as the minimum Severance Pay to any eligible employee that earns $150,000 or more in base salary; however, under the Merger Agreement, the Chief Executive Officer may not increase the amount of Severance Pay above the minimum required under the Severance Plan. The maximum amount of Severance Pay an eligible employee is entitled to receive is fifty-two weeks of salary. In addition, if an employee is eligible to receive Severance Pay under the Severance Plan and such employee’s termination occurs within one year following a Change of Control (as defined in the Severance Plan) and during the last six months of the applicable calendar year, such employee will be entitled to a prorated annual target bonus, subject to exceptions under the Severance Plan for any Code Section 162(m) Covered Employee (as defined in the Severance Plan). Furthermore, employees that become entitled to severance benefits due to a qualifying termination under the Severance Plan that are terminated within one year following a Change of Control (as defined in the Severance Plan) will be entitled to full vesting of their employer matching contributions under the Pearson 401(k) Retirement Plan or the newly established Company 401(k) plan.

Retention and Enhanced Severance Agreements with the Executive Officers

At its meeting held on May 3, 2010, the Subcommittee approved the Company entering into Retention Agreements with the Named Executive Officers. In addition, the Subcommittee approved, and the Company entered into Retention Agreements with other executive officers and key employees of the Company, including Ms. Loew and Mr. Banker. The Company implemented the Retention Agreements to provide executives a reward for significant effort with respect to the Company’s evaluation of its strategic alternatives, to provide a retention incentive during any potential sale of the Company, to maintain a stable work environment within the Company and, in some cases, to provide an incentive to achieve the maximum sales value in connection with the Company’s exploration of strategic alternatives.

Pursuant to the Retention Agreements, subject to completion of the Merger and the executive officer’s continued employment, each executive officer will be entitled to a stay bonus (the “Stay Bonus”) equal to a specified percentage of his or her salary (which, for Messrs. D’Arcy, Hepsworth, Williams and Banker, is based in part on the amount by which the Merger Consideration per share exceeds $30.00). One-third of the Stay Bonus will be payable as soon as practicable after completion of the Merger and the remaining two-thirds will be payable on the date that is four months following completion of the Merger, provided that the executive remains employed by the Company through the payment date or, if after the completion of the Merger and prior to the payment date the executive is terminated by the Company other than for Cause (as defined in the Severance Plan) or resigns for Good Reason (as defined in the Retention Agreement), on the date of such termination.

In addition, pursuant to the Retention Agreements entered into with the executive officers of the Company, the Company has agreed to enhance the severance benefits due to the executive under the Severance Plan if the executive is terminated by the Company other than for Cause (as defined in the Severance Plan) or resigns for Good Reason (as defined in the Retention Agreement) during the one year period following a Change of Control (as defined in the Severance Plan), which would include the consummation of the Merger. If the executive is terminated for such reasons during such period, in exchange for a waiver and release of claims in favor of the Company, the executive’s severance pay shall increase to seventy-eight weeks, and the executive will be entitled to an additional payment equal to his or her target annual bonus.

The amounts shown in the table below represent estimates of the Stay Bonus payments the executive officers are entitled to receive on and after completion of the Merger and the enhanced severance payments the executive officers are entitled to receive if terminated by the Company other than for Cause (as defined in the Severance Plan) or if the executive officer resigns for Good Reason (as defined in the Retention Agreement) during the one year period following a Change of Control (as defined in the Severance Plan), which would include the Merger.

Name	Aggregate Stay Bonus Amounts ($)	Enhanced Severance Amounts ($)(1)
Raymond L. D’Arcy	1,593,900	1,437,500
Mark Hepsworth	827,008	788,679
John L. King	366,390	793,857
Jeffrey Banker	756,600	610,000
Andrea H. Loew	291,200	582,400
Christine Sampson(2)	303,478	617,062
Cort J. Williams	705,697	672,991

(1)	The enhanced severance amounts include: (i) a payment equal to 78 weeks of base salary; and (ii) the executive’s target annual bonus. It does not include any prorated bonus for the portion of the year worked prior to termination, which would be payable if termination occurs within one year of the completion of a Change of Control, including the Merger and during the last six months of a calendar year.
(2)	For purposes of the calculation of Ms. Sampson’s amounts, Ms. Sampson’s additional monthly stipend amount of $8,333.33 in consideration of her role as interim Chief Financial Officer was included.

Special Committee Fees

Each of the four members of the Special Committee was awarded a retainer of $125,000 for such member’s service on the Special Committee for the period from December 15, 2009 through the earlier to occur of (i) the completion of the Special Committee’s work and (ii) December 15, 2010. In addition, each member of the Special Committee will be paid $2,000 for each meeting attended in person or telephonically.

Transaction Committee Fees

Messrs. Simone and Lamb each was awarded a retainer of $100,000 for their service on the Transaction Committee for the period from March 19, 2010 through the earlier to occur of (i) the completion of the Transaction Committee’s work and (ii) December 15, 2010. In addition, Messrs. Simone and Lamb each will be paid $2,000 for each meeting attended in person or telephonically.

Indemnification of Executive Officers and Directors

The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors or officers of the Company or any of its subsidiaries, as provided under the Company’s or such subsidiaries’ certificate of incorporation or bylaws or in any agreement of the Company with such persons, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the effective time of the Merger, Parent will cause the surviving corporation to assume and to pay, perform and discharge, in accordance with their respective terms, the Company’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

Directors’ and Officers’ Insurance

Under the Merger Agreement, Parent has agreed to purchase, prior to the effective time of the Merger, a fully-paid six-year directors and officers “tail” insurance policy with respect to the directors and officers of the Company, and to maintain such policy in effect for its full term. In addition, on May 3, 2010, Pearson and each of the directors on our Board of Directors who are not members of management of the Company or affiliated with Pearson entered into a letter agreement pursuant to which Pearson agreed to continue to cover the independent directors under Pearson’s directors and officers’ insurance policy for six years following the effective time of the Merger.

Arrangements with Parent

As of the date of this information statement, none of our executive officers has entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or its affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger and no member of our Board of Directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the Merger.

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and co-investment opportunities. Prior to the effective time of the Merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger.

Ancillary Agreements with Pearson

As discussed below under “Ancillary Agreements with Pearson” beginning on page [    ], the Company and its subsidiaries entered into certain transition and separation agreements with Pearson and its other subsidiaries in connection with the Merger. In light of the fact that certain of our directors are affiliated with Pearson, such directors may have a conflict of interest with respect to such agreements.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this information statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this information statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, cooperatives, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. Accordingly, this discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be taxable to U.S. Holders of our Common Stock for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the effective time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2010, at which time, unless such legislation is extended, the rate generally will increase to 20% for non-corporate taxpayers. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

The Merger is subject to review by the Antitrust Division and the FTC under the HSR Act, the European Commission under the EU Merger Control Regulation and the Anti-Monopoly Committee of Ukraine (“AMC”) under the Regulation of the AMC of Ukraine on the Procedure for Obtaining the AMC’s Approval for Concentrations of Undertakings (the “AMC Merger Regulation”).

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division, and applicable waiting period requirements have been observed. On May 17, 2010, Pearson, the ultimate parent of Company under the HSR Act, and Merger Sub each filed a Pre-Merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period. On May 28, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period had been granted. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

The EU Merger Control Regulation requires notification to and pre-closing approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. On May 31, 2010, Parent (and its affiliates) filed a merger notification in accordance with the EU Merger Control Regulation. The AMC Merger Regulation requires notification to and pre-closing approval by the AMC of mergers or acquisitions involving parties with aggregate worldwide sales and individual Ukraine sales exceeding specified thresholds. On [                    ], 2010, Parent (and its affiliates) filed a merger notification in accordance with the AMC Merger Regulation. Similar to the United States, at any time prior to issuing clearance decisions, the applicable foreign governmental authorities could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

The Financial Services and Markets Act 2000 also requires us to provide notification and to receive pre-closing approval by the Financial Services Authority, or the “FSA,” with respect to the change of controllers

for eSignal (Europe) Limited that would occur as a result of the Merger. On [                    ], 2010, Parent, the guarantors and certain of their affiliates filed a change of controller application with the FSA in accordance with the Financial Services and Markets Act 2000.

While there can be no assurance that the Merger will not be challenged by any governmental authority or private party in the United States or in any applicable foreign jurisdiction, the Company, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes the Merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

Under the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain promptly all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger.

Litigation Related to the Merger

In connection with the Merger, two putative stockholder class action lawsuits have been filed, one in the Middlesex County Superior Court in the Commonwealth of Massachusetts and one in the Court of Chancery of the State of Delaware.

On May 6, 2010, a putative stockholder class action lawsuit was filed in Middlesex County Superior Court Department in the Commonwealth of Massachusetts against the Company, the members of the Board of Directors, and certain entities affiliated with Silver Lake and Warburg Pincus. The complaint in the lawsuit, Kenneth M. Page v. Rona Fairhead et al., C.A. No. 2010-1712, asserts that the members of the Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger and further asserts that the Company and certain entities affiliated with Silver Lake and Warburg Pincus aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the Merger, rescission of the Merger, damages and plaintiff’s counsel’s fees and experts’ fees.

On May 14, 2010, a putative stockholder class action lawsuit was filed in the Court of Chancery of the State of Delaware against the Company, the members of the Board of Directors, the Pearson Stockholder, Parent, Merger Sub and certain entities affiliated with Silver Lake and Warburg Pincus. The complaint in the lawsuit, Brad Marques v. Rona Fairhead, et al., C.A. No. 5498-cc asserts that the members of the Board of Directors and the Pearson Stockholder breached their fiduciary duties by causing the Company to enter into the Merger and further asserts that the Company, Merger Sub and certain entities affiliated with Silver Lake and Warburg Pincus aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the Merger, rescission of the Merger, damages and plaintiff’s counsel’s fees and experts’ fees. On May 25, 2010, the stockholder plaintiff filed motions for expedited proceedings and for a preliminary injunction. On May 28, 2010, the Court of Chancery denied plaintiff’s motion for expedited proceedings, without prejudice.

While these cases are in their early stages, the Company, the Board of Directors, Silver Lake and Warburg Pincus believe that these lawsuits are without merit, and intend to defend the lawsuits vigorously.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this information statement, is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into IDCO, the separate corporate existence of Merger Sub shall cease and IDCO shall be the surviving corporation of the Merger. As of the effective time of the Merger, the certificate of incorporation of the surviving corporation shall be amended to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of the surviving corporation shall be amended to read as set forth in Exhibit B to the Merger Agreement. The directors of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the directors of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Our officers immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective; Marketing Period

The Company and Merger Sub will file a certificate of merger (“Certificate of Merger”) with the Secretary of State of the State of Delaware on the second business day following the date on which the last of the conditions to the closing of the Merger described under “The Merger Agreement — Conditions to the Merger” beginning on page [    ] have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period, as described below, has not ended at such time, the closing of the Merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a date during the marketing period to be specified by Parent on no fewer than two business days’ notice to the Company and the final day of the marketing period, or at such other date as agreed to in writing by Parent and the Company. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State or at some later date agreed upon by Parent and the Company and specified in the Certificate of Merger.

For purposes of the Merger Agreement, “marketing period” means the first period of 35 consecutive days commencing after the date of the Merger Agreement throughout which:

•	Parent and Merger Sub have received certain financial information required to be provided by the Company under the Merger Agreement in connection with debt financing of the Merger; and

•

the closing conditions of Parent and Merger Sub to complete the Merger are satisfied (other than those conditions that by their nature can only be satisfied at the closing of the Merger) and nothing has occurred and no condition exists that would cause any of the closing conditions to fail to be satisfied if the closing of the Merger were to be scheduled for any time during such period.

If the marking period is not completed on or prior to August 23, 2010, the marketing period will not commence earlier than September 5, 2010. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, (i) Ernest & Young LLP has withdrawn its audit opinion with respect to any year end audited financial statements set forth in our filings with the SEC since December 31, 2007, (ii) the financial information provided to Parent and Merger Sub as described above would be required to be updated, (iii) we are considering restating or have announced any intention to restate any material financial information included in the required financial information provided to Parent or (iv) we are late in filing certain reports with the SEC.

Consideration to be Received Pursuant to the Merger

Conversion of Our Common Stock

The Merger Agreement provides that each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger, except those shares owned by the Company as treasury stock or by Parent or Merger Sub, or shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, will be cancelled and converted automatically into the right to receive $33.86 in cash (the “Merger Consideration”), without interest. After the effective time of the Merger, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Merger Consideration, and all shares of Common Stock owned by the Company as treasury stock or by Parent or Merger Sub, will be automatically cancelled and cease to exist.

Treatment of Stock Options and Other Equity-Based Awards

The Merger Agreement provides that our Board of Directors (or a committee of our Board of Directors) will as soon as practicable following the date on which the Merger Agreement was executed adopt such resolutions and take such other actions as are required to provide that our stock options, restricted stock units and deferred stock units will be treated as follows at the effective time of the Merger:

•

each Company stock option, whether or not exercisable, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option, less any required withholding taxes;

•

each Company deferred stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such deferred stock unit multiplied by the Merger Consideration; and

•

each Company restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration.

The Merger Agreement provides that we shall take all necessary actions to provide that our ESPP and SAYE will be treated as follows:

•

Each Company stock option to purchase shares of Common Stock under the ESPP will be automatically exercised on the earlier of the day before the effective time of the Merger or the last day of the ESPP offering period, unless the option holder withdraws from the ESPP prior to such date, and any remaining cash held in a participant’s account under the ESPP after such date shall be distributed to such participant as soon as practicable.

•

With respect to options to purchase shares of Common Stock under the SAYE, the Company will cooperate with Parent in determining an appropriate course of action, with the intent to treat such options in a manner similar to the treatment of options outstanding under the ESPP.

Procedure for Receiving Merger Consideration

At the effective time of the Merger, Parent will deposit, or cause to be deposited, with the paying agent cash sufficient to pay our stockholders (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares owned by the Company as treasury stock or by Parent or Merger Sub) the aggregate Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates (“Certificates”) that represented our Common Stock immediately prior to the effective time of the Merger, or non-certificated shares of Common Stock represented by book entry (“Book-Entry Shares”). The cash deposited pursuant to the foregoing is referred to as the “Payment Fund.”

As soon as reasonably practicable after the effective time of the Merger (and in any event within two business days following the effective time of the Merger), the surviving corporation will cause the paying agent to mail to each record holder of our Common Stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each stockholder will be entitled to receive the appropriate Merger Consideration upon surrendering to the paying agent such stockholder’s Certificates or Book-Entry Shares, together with a properly executed letter of transmittal and any other documents required by the paying agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholding taxes as required by law. You should not return your Certificates to the paying agent without a letter of transmittal, and you should not return your Certificates to the Company.

If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.

At the effective time of the Merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers of our Common Stock in the stock transfer books of the surviving corporation. From and after the effective time of the Merger, the holders of Certificates or Book-Entry Shares shall cease to have any rights as a stockholder of IDCO except as provided under the Merger Agreement or applicable law. If, after the effective time of the Merger, any Certificates are presented to the surviving corporation or the paying agent for transfer or transfer is sought for Book-Entry Shares, such Certificates and Book-Entry Shares will be cancelled and exchanged for payment of the appropriate Merger Consideration.

The paying agent shall invest the cash in the Payment Fund as directed by Parent subject to certain restrictions; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of our Common Stock. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Certificate or Book-Entry Share.

Unclaimed Amounts

Any portion of the Payment Fund that remains undistributed to our stockholders after the first anniversary of the effective time of the Merger will be delivered by the paying agent to the surviving corporation upon demand, and any of our stockholders who have not received the Merger Consideration may surrender their Certificates, or in the case of Book-Entry Shares, shares of Common Stock to the surviving corporation for payment of the Merger Consideration, without interest or dividends, due in respect of their shares of Common Stock. None of Merger Sub, the Company, the surviving corporation or the paying agent will be liable to any stockholders of the Company or other person in respect of any cash property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed in the Payment Fund by our stockholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity, will, to the fullest extent permitted by law, become the property of Parent free and clear of all claims or interests.

Lost, Stolen or Destroyed Certificates

If any Certificate is lost, stolen or destroyed, the surviving corporation or paying agent will deliver the applicable Merger Consideration due with respect to the shares formerly represented by such Certificate if the stockholder asserting the claim of a lost, stolen or destroyed Certificate makes an affidavit of that fact in form and substance reasonably acceptable to the surviving corporation or the paying agent.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures the Company delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	governmental authorizations necessary to complete the Merger;

•	due authorization, execution, delivery and validity of the Merger Agreement;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the Merger; and

•	brokers’, finders’ and other similar fees in connection with the Merger.

The Merger Agreement contains a number of representations and warranties made by the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures the Company delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	our organizational documents;

•	our subsidiaries;

•	our capital structure;

•	the receipt by the Board of Directors of a fairness opinion from our financial advisor;

•	the receipt by the Special Committee of a fairness opinion from its financial advisor;

•	the required vote of our stockholders to adopt the Merger Agreement and approve the Merger;

•	our filings with the SEC and the accuracy of information in those filings, including our financial statements;

•	the absence of undisclosed material liabilities;

•	our internal disclosure controls and procedures and our compliance with the Sarbanes-Oxley Act of 2002 and governance rules and regulations of NYSE;

•	tax matters;

•	our compliance with applicable laws and orders, and possession of permits;

•	litigation and other proceedings;

•	orders of any governmental entity;

•	matters relating to our personal property and leased real property;

•	intellectual property matters;

•	the conduct of our business in the ordinary course, and the absence of a material adverse effect with respect to us, since December 31, 2009;

•	our material contracts, the enforceability thereof and the performance of obligations thereunder;

•	employee benefit and labor matters;

•	environmental matters;

•	insurance matters;

•	the accuracy of the statements and information supplied in this information statement;

•	the inapplicability of state anti-takeover statutes to the Merger Agreement and the Merger;

•	our compliance with the Investment Advisers Act of 1940, as amended; and

•	the sufficiency of the properties and assets of the surviving corporation for the conduct of the Company’s business following the Merger.

The Merger Agreement contains a number of representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties also relate to, among other things:

•	the availability of financing to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	litigation and other proceedings;

•	the absence of contracts and other arrangements with the Company’s directors, officers and employees;

•	the operations of Merger Sub;

•	the accuracy of the statements and information supplied in the information statement;

•	Parent and Merger Sub’s ownership of shares of Common Stock; and

•	the solvency of the surviving corporation following the Merger.

Many of our representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the business, financial condition or results of operations of the Company and our subsidiaries taken as a whole or (B) prevents or materially delays the Company from performing its obligations under the Merger Agreement in any material respect; provided, however, that, no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect:

(i) general political, economic, financial, capital market, credit market, financial market or industry-wide conditions;

(ii) regulatory changes, changes in law or changes in generally accepted accounting principles or rules and policies of the Public Company Accounting Oversight Board;

(iii) any natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof;

(iv) the entry into, announcement or performance of the Merger Agreement and the transactions contemplated by the Merger Agreement (including compliance with the covenants set forth in the Merger Agreement and any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub);

(v) the fact that the prospective owner of the Company and any of our subsidiaries is Parent or any affiliate of Parent;

(vi) any changes in the price or trading volume of the Common Stock (provided, however, that any change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded);

(vii) any failure by the Company to meet projections or forecasts (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded);

(viii) any loss of, or change in, the relationship of the Company, contractual or otherwise, with its customers, employees or suppliers arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the announcement of any of the foregoing;

(ix) any change in the Company’s credit rating (provided, however, that any change, effect, event or occurrence that caused or contributed to such change in the Company’s credit rating shall not be excluded); and

(x) any breach by Parent or Merger Sub of the Merger Agreement;

provided, further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii) and (iii) above shall be taken into account for purposes of such clause only to the extent such change, effect, event or occurrence does not adversely affect the Company and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Company and our subsidiaries compete.

The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement pursuant to its terms.

Conduct of Business Pending the Merger

Under the Merger Agreement, we have, subject to certain exceptions in the Merger Agreement, the confidential disclosures we delivered in connection with the Merger Agreement and as expressly contemplated or required under the agreements described under “Ancillary Agreements with Pearson” beginning on page [    ] and entered into in connection with the Merger Agreement, agreed to certain restrictions on the operation of the business of the Company and our subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement pursuant to its terms, unless Parent gives its prior written approval. In general, we have agreed to conduct our business in the ordinary course and to use commercially reasonable efforts to preserve our present relationships with our material customers and suppliers and other significant business relationships, and employees. In addition, we have agreed that, among other things and subject to certain exceptions, we may not and must cause our subsidiaries not to, without Parent’s prior written consent:

•	amend the Company’s or our subsidiaries’ organizational documents;

•	declare, authorize, set aside or pay any dividends;

•	split, combine or reclassify any of our capital stock or issue or grant any capital stock or other securities or other rights to acquire or receive any such capital stock or other securities;

•	repurchase, redeem or otherwise acquire any of our capital stock or other securities or rights;

•

incur, assume, guarantee or become obligated for any indebtedness for borrowed money other than any indebtedness among the Company and any of our wholly owned subsidiaries or among our wholly owned subsidiaries;

•	make any changes in any method of tax or financial accounting or, subject to certain exceptions, make or change any material tax election;

•	subject to certain exceptions, adopt or amend, modify or terminate any employee benefit plan;

•

file any material amended tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	enter into any collective bargaining agreement with any labor organization or union;

•

enter into any employment or severance agreement or other similar agreement or arrangement (other than in the ordinary course of business with employees that are not directors or officers of the Company) or any change-in-control or other similar agreement or arrangement;

•

increase the rate of compensation or other benefits payable or provided to any current or former director, officer, employee or contractor of the Company or any of our subsidiaries (each a “Company Service Provider”);

•	grant any equity or equity-based awards;

•

make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Company Service Provider or any of its Subsidiaries except for payments that were already accrued prior to the date of the Merger Agreement;

•

increase, or permit any person or entity to exercise any discretion to increase, the severance benefits payable to any Company Service Provider under any employee benefit plan above the minimum required benefits thereunder; provided, however, that the Company or any of our subsidiaries may take any such action for Company Service Providers to the extent required under any existing contracts or employee benefit plans, adopt or amend any employee benefit plan if the cost to the Company and our Subsidiaries of providing benefits thereunder is not materially increased, and make the payments to certain members of management of the Company as provided for in the Merger Agreement;

•	acquire or purchase any entity or assets, or make any investment in another entity, in each case with a value in excess $10 million in the aggregate;

•

sell, lease license or otherwise dispose of or subject to any lien any assets of the Company or any of our subsidiaries with a value in excess of $10 million, in the aggregate, except for sales and non-exclusive licenses of products and services of the Company and our subsidiaries in the ordinary course of business, dispositions of obsolete or worthless assets and transfers among the Company and our wholly owned Subsidiaries;

•	make any loans or advances to any person (other than the Company or any of our wholly owned subsidiaries and advances to employees in the ordinary course of business);

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

cancel, modify, terminate or grant a waiver under any of our material contracts, or enter into a material contract (other than a customer contract or lease) or a contract that contains a change of control provision in favor of the other party;

•

settle or compromise any litigation by our stockholders against the Company or any of our subsidiaries or any of our or their respective officers or directors that relates to the Merger or other transaction contemplated by the Merger Agreement, or any other litigation, audit, claim or action for more than $500,000 ;

•

merge or consolidate the Company or any of our subsidiaries with any person (other than mergers solely among wholly owned domestic subsidiaries that do not result in any material increase in the tax liability of the Company or its subsidiaries);

•	make any capital expenditures, additions or improvements that exceed in the aggregate $5,000,000 other than those set forth in the Company’s 2010 capital expenditure budget;

•	grant any liens on any of our material assets or properties;

•	enter into a material new line of business; or

•	agree in writing to take any of the foregoing actions.

Restrictions on Solicitations

We have agreed to immediately cease and cause our representatives to immediately cease all existing discussions or negotiations with any third parties with respect to any “alternative proposal” (defined below) and to use our reasonable best efforts to require any third parties provided with confidential information during such negotiations to destroy or return such information. We have agreed that prior to the effective time of the Merger the Company and our subsidiaries will not, and we will cause our representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage (including by way of furnishing non-public information or assistance) or facilitate any inquiry, proposal or offer that constitutes an alternative proposal; or

•	engage in or participate in any discussions or negotiations relating to, or which are reasonably likely to lead to, any alternative proposal.

Notwithstanding the restrictions on solicitation set forth above, we were permitted to respond to any bona fide written alternative proposal received within 15 calendar days after the date of the Merger Agreement, so long as the alternative proposal did not result from a breach of the restrictions on solicitation set forth above, we complied with the provisions of the restrictions on solicitation set forth above and the Board of Directors determined in good faith, after consultation with its outside counsel and financial advisors, that such alternative proposal was or could reasonably be expected to result in a “superior proposal” (as defined below), during the period ending on the 30th day following the date of the Merger Agreement:

•

by furnishing non-public information with respect to the Company and our subsidiaries to the third party making such alternative proposal and its representatives pursuant to a confidentiality agreement; and

•

by participating in discussions or negotiations with such third party with respect to the alternative proposal, but in each case only if the Board of Directors, after consulting with outside counsel and financial advisors, determined in good faith that the failure to engage in such negotiations would be reasonably likely to be inconsistent with the directors’ fiduciary duties.

We did not receive any written alternative proposal during the 15 calendar day period after the date of the Merger Agreement.

We are required to provide Parent with prompt written notice (and in any event within 24 hours of receipt) of any alternative proposal or any inquiries regarding an alternative proposal, which notice shall include a copy of any written proposal and the material terms and conditions of any such alternative proposal, including the identity of the party making it. We are also required to keep Parent reasonably informed of the status and developments regarding any alternative proposal.

We have agreed that our Board of Directors or any committee thereof will not:

•

(i) change, qualify, withdraw or modify, or publicly propose to change, withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the Board of Directors that its stockholders approve the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company, an alternative proposal or (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an alternative proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof;

•	terminate, amend, waive or exempt any Person or group from, the restrictions contained in any standstill agreements or any takeover laws or otherwise cause any such restrictions not to apply; or

•

approve, authorize or permit or allow the Company or any of our subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any alternative proposal (other than a confidentiality agreement permitted by the Merger Agreement).

Notwithstanding the restrictions described above, if our Board of Directors had received a written alternative proposal within 15 calendar days after the date of the Merger Agreement that our Board of Directors had determined in good faith, after consultation with outside counsel and its financial advisors, constituted a superior proposal, and the Company and the Pearson Stockholder had complied in all material respects with their obligations under the Merger Agreement or the Voting Agreement, as applicable, not to solicit alternative proposals, then our Board of Directors would have been permitted, prior to the date that is 30 calendar days after the date of the Merger Agreement, to allow the Company to enter into an agreement with respect to the superior proposal, provided that the Company complied with its obligation to notify Parent of the alternative proposal, terminated the Merger Agreement pursuant to its terms and paid the Company Termination Fee (as defined below).

In addition, had Parent been notified by the Company that the Board of Directors intended to terminate the Merger Agreement, Parent would have had four days, following receipt of such notice, to propose adjustments to the Merger Agreement and the financing commitments, and the Board of Directors would have been required to consider the terms of such adjustments and determine whether such adjustments would permit the Company or the Board of Directors not to terminate the Merger Agreement for a superior proposal.

The Merger Agreement defines “alternative proposal” and “superior proposal” as follows:

•

“alternative proposal” means any inquiry, a proposal or offer for, in a single transaction or series of related transactions, (A) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 10% or more of the consolidated assets of the Company and our subsidiaries, taken as a whole); (B) the direct or indirect acquisition of a 10% or greater interest of the outstanding Common Stock or aggregate voting power of the Company; or (C) the direct or indirect acquisition of 10% of the assets or revenues (including securities of the Company’s subsidiaries) of the Company and its subsidiaries.

•

“superior proposal” means a bona fide alternative proposal that is on terms that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel, to be more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement taking into consideration all the terms and conditions of the alternative proposal, including the likelihood of consummation; provided that for purposes of the definition of “superior proposal”, the references to “10%” in the definition of alternative proposal shall be deemed to be references to “50%”.

Parent agreed that for 15 days following the date of the Merger Agreement and during any period in which the Company is considering an alternative proposal initially submitted during such 15-day period, Parent would not discuss any proposed employment arrangements or equity investments in Parent with officers and senior management of the Company (until the 31st day following the date of the Merger Agreement), so long as the person submitting an alternative proposal agreed to be bound by the same obligations.

Stockholder Action by Written Consent

Immediately following the execution and delivery of the Merger Agreement, we were required to take all action necessary to seek and obtain the adoption of the Merger Agreement by written consent of the Pearson Stockholder and any other stockholders of the Company reasonably requested by Parent (the “Merger Consent”). In connection with the Merger Consent, we were required pursuant to the terms of the Merger Agreement to prepare and deliver to the Company’s stockholders this information statement and give prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Merger Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

We received the required stockholder approval to adopt the Merger Agreement on May 3, 2010, when the Pearson Stockholder, which on such date owned shares of Common Stock representing approximately 60.4% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. For additional information, see “Ancillary Agreements with Pearson — Voting Agreement” beginning on page [    ].

Filings; Other Actions; Notifications

The Company, Parent and Merger Sub have agreed to take all reasonable and lawful actions necessary or appropriate to effectuate the Merger. The Company, Parent and Merger Sub have agreed to use their commercially reasonable efforts to request and obtain all consents and approvals required to consummate the transactions contemplated by the Merger Agreement. In addition, subject to the terms and conditions set forth in the Merger Agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to obtain promptly the antitrust clearances described under “The Merger — Regulatory and Other Governmental Approvals” beginning on page [    ]. In the event such antitrust clearances are not obtained by the later of (i) 120 days after the date of the Merger Agreement and (ii) the date that all closing conditions to the Merger, as discussed under “The Merger Agreement — Conditions to the Merger”, beginning on page [    ], are satisfied, Parent and Merger Sub will use their best efforts to obtain promptly any remaining antitrust clearances.

We, Parent and Merger Sub have agreed, subject to certain exceptions, to:

•

keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any governmental entity and comply promptly with any such inquiry or request;

•

furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other antitrust laws, and to permit the other party’s counsel to review and comment on such filings; and

•

not independently contact any governmental entity or participate in any meeting or discussion with any governmental entity in respect of any antitrust filings, applications, investigation or other inquiries without giving the other party prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of the governmental entity, the opportunity to review and comment on the contents of any representations expected to be communicated at the meeting or discussion, and the opportunity to attend and participate at the meeting or discussion.

Parent has agreed to:

•

take any and all action reasonably necessary (i) to avoid the entry or enactment of any permanent, preliminary or temporary order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict under any applicable antitrust or competition law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement and (ii) in the event that such an order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict is entered (or becomes reasonably foreseeable to be entered) that would make completion of the Merger unlawful or would materially delay, restrain, prevent, enjoin or otherwise prohibit completion of the Merger, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict;

•

to the extent required, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company or Parent or their subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company or Parent or their subsidiaries or (v) effectuate any divestiture, or other structural or conduct modification relating to the business of the Company or Parent or their subsidiaries; provided that in each case such action is conditioned upon the consummation of the Merger; and

•

at the request of the Company, contest until it becomes final and nonappealable, administratively or in court, any ruling, order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other action of any governmental entity or any other person challenging the transactions contemplated by the Merger Agreement.

Employee Benefits Matters

Until the first anniversary of the closing of the Merger, Parent shall provide, or shall cause the Company or any of their respective subsidiaries to provide, for those employees of the Company and its subsidiaries who continue as employees of Parent, the Company or any of their respective Subsidiaries during that one year-period, (i) at least the same level of base salary or wages (as applicable) and aggregate annual cash incentive bonus and commission opportunities; (ii) employee benefits that are no less favorable in the aggregate than those provided as of the date hereof by the Company or the applicable subsidiary or affiliate of the Company to such Company employees pursuant to the Company benefit plans or those of its affiliate (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses); and (iii) severance and any similar benefits that are no less favorable than those currently provided to such Company employees pursuant to the Company benefit plans or those of its affiliate.

For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Company or any of their respective Subsidiaries providing benefits to any Company employee after the closing of the Merger, the employees (including officers) of the Company and its subsidiaries shall receive service credit for service with the Company and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company benefit plans or those provided by an affiliate, except to the extent any such service credit would result in the duplication of benefits.

Cash and Marketable Securities

The Company has agreed that, to the extent requested by Parent, the Company will cooperate in good faith and use reasonable best efforts, subject to certain exceptions, to, as of a date reasonably proximate to the effective time of the Merger, (i) repatriate cash to the United States and the United Kingdom and (ii) sell marketable securities held by the Company.

Further Action

The Company, Parent and Merger Sub have agreed to take all reasonable and lawful actions necessary or appropriate to effectuate the Merger. The Company, Parent and Merger Sub have agreed to use their commercially reasonable efforts to request and obtain all consents and approvals required to consummate the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors, officers or employees of IDCO or any of our subsidiaries, as provided under IDCO’s or our subsidiaries’ certificates of incorporation or bylaws, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the effective time of the Merger, Parent and the surviving corporation will, to the fullest extent permitted by law, indemnify and hold harmless (and advance funds in respect thereof upon receipt of undertakings required by law to), each current and former director or officer of the Company or our subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses), judgment, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such person’s capacity as a director or officer of the Company or our subsidiaries (or services performed at the request or for the benefit of the Company), before the effective time of the Merger (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement), to the same extent such persons are entitled thereto pursuant to the certificate of incorporation and bylaws of the Company as currently in effect.

Parent has agreed to purchase, prior to the effective time of the Merger, a fully-paid six-year directors and officers “tail” insurance policy with respect to the directors and officers of the Company, and to maintain such policy in effect for its full term.

Financing Covenant; Company Cooperation

Parent and Merger Sub agreed to use their reasonable best efforts to obtain equity and debt financing for the Merger on the terms and conditions described in the equity commitment letter and the debt commitment letter and will not permit any amendment, modification, waiver or replacement to be made thereto, if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the financing (unless the equity financing is increased by a corresponding amount), or (y) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the Merger, (ii) make the funding of the financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the equity commitment letter or the debt commitment letter or the definitive agreements with respect thereto.

Parent and Merger Sub agreed to use their reasonable best efforts to:

•	maintain in effect the equity and debt financing commitments;

•	satisfy on a timely basis all conditions applicable to obtaining the debt financing at the closing of the Merger that are within the control of Parent or Merger Sub;

•	enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated in the debt financing commitment; and

•	consummate the financing at or prior to the closing of the Merger.

In addition, in the event that (i) all or any portion of the debt financing has not been consummated and (ii) all conditions to the closing of the Merger, as described under “The Merger Agreement — Conditions to the Merger”, beginning on page [    ], have been satisfied or waived and the closing of the Merger is required pursuant to the terms of the Merger Agreement to occur, Parent and Merger Sub agreed to cause proceeds of the senior unsecured bridge loan facility contemplated in the debt financing commitment to be used to cause the closing of the Merger to occur.

We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub all cooperation that is reasonably requested by Parent in connection with the arrangement of the financing for the Merger, including, but not limited to, participating in a reasonable number of meetings, road shows, meetings, drafting sessions and due diligence sessions with prospective financing sources, providing certain required financial information, assisting with the preparation of materials required in connection with the financing, executing any pledge or security agreements, obtaining a certificate of the chief financial officer with respect to solvency matters, obtaining authorization letters, accountants’ comfort letters, legal opinions, surveys and title insurance, taking all corporate actions necessary for consummation of the debt financing and providing unaudited consolidated monthly financial statements to the extent customarily prepared by the Company.

Conditions to the Merger

Conditions to Each Party’s Obligation

The respective obligations of each of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	the adoption of the Merger Agreement by our stockholders, which occurred when the Pearson Stockholder executed and delivered a written consent on May 3, 2010;

•	the distribution of this information statement to the Company’s stockholders and the passage of at least 20 days following such distribution shall have elapsed;

•

the expiration or termination of any applicable waiting periods under the HSR Act or any applicable foreign competition law relating to the Merger and the receipt of all other necessary pre-closing approvals of governmental authorities in connection with the Merger, including approval by the United Kingdom’s Financial Services Authority in respect of the change of controllers of eSignal (Europe) Limited; and

•

absence of legal prohibitions on completion of the Merger and no court or governmental entity of competent jurisdiction shall have enacted, issued, enforced or entered any law that restrains the consummation of the Merger.

Conditions to Parent’s and Merger Sub’s Obligation

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•

the representations and warranties of the Company set forth in the Merger Agreement (other than those specified below) must be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier) as of the closing date of the Merger (or, if given as of a specific date, as of such date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

the representations and warranties of the Company set forth in the Merger Agreement relating to our capitalization must be true and correct as of the date of the Merger, provided that any inaccuracies in such representations and warranties (a) that relate to the Company and do not, individually or in the aggregate, increase the aggregate amount of consideration by more than $3.4 million, or (b) that relate to the Company’s subsidiaries and do not, individually or in the aggregate, result in lost value in excess of $3.4 million, individually or in the aggregate, are disregarded;

•	the representations and warranties of the Company set forth in the Merger Agreement relating to indebtedness for borrowed money and authorization must be true and correct in all material respects;

•	the Company must have performed in all material respects all covenants required to be performed by it;

•

the Company must have delivered to Parent a certificate dated as of the date of the closing and signed by its chief executive officer or chief financial officer on behalf of the Company certifying to the above conditions with respect to the representations and warranties and performance of the Company’s obligations have been satisfied;

•

since December 31, 2009 there must not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•

the pensions transitional agreement and the deed of cessation discussed under “Ancillary Agreements with Pearson” beginning on page [    ], must have been executed and delivered by the Company, Pearson and their respective subsidiaries that are parties thereto, which occurred on May 7, 2010.

Conditions to the Company’s Obligation

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•

the representations and warranties of each of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the effective time of the Merger (or, if given as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	Parent and Merger Sub must have performed in all material respects all of the covenants required to be performed by them under the Merger Agreement at or prior to the Closing Date;

•

Parent must have delivered to the Company a certificate dated as of the date of the closing and signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent certifying to the above conditions with respect to the representations and warranties and performance of the Parent’s and Merger Sub’s obligations have been satisfied;

•	Parent must have executed the pensions transitional agreement, which occurred on May 7, 2010; and

•	the funding into escrow of £53 million pursuant to the pensions transitional agreement to satisfy certain Company obligations of IDCO U.K. arising under U.K. pension laws as a result of the Merger.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the effective time of the Merger only if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after adoption of the Merger Agreement by our stockholders, no amendment or waiver to the Merger Agreement that requires stockholder approval under applicable law may be made without our stockholders’ further approval.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if an order has been entered or any governmental entity has taken any action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and such order shall has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement for this reason is not in breach of any representations, warranties, covenants or other agreements that would result in the failure of any condition to closing under the Merger Agreement; or

•

if the Merger has not been consummated on or before November 3, 2010, provided that the party seeking to terminate the Merger Agreement for this reason has not breached its obligations required to be performed at or prior to the effective time that would have been the primary cause of or the primary factor that resulted in the failure of the Merger to have been consummated by such date;

•	by the Company:

•

prior to the date that is 30 days following the date of the Merger Agreement, in order to enter into an alternative proposal agreement that reflects a superior proposal and the Company has complied with its obligations under the no solicitation provisions of the Merger Agreement, as described under “The Merger Agreement — Restrictions on Solicitations” beginning on page [    ], and prior to or simultaneously with such termination has paid the termination fee of $120 million to Parent described below (a “Superior Proposal Agreement Termination”);

•

if Parent or Merger Sub breached or failed to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the mutual or Company conditions to closing not to be satisfied and such breach or failure to perform is incurable by November 3, 2010 or, if capable of being cured, has not been cured within 30 business days after written notice to Parent and Merger Sub describing such breach or failure to perform, provided that the Company is not then in breach of any representations, warranties, covenants or agreements that would cause the failure of any mutual or Parent and Merger Sub conditions to closing; or

•

if all mutual and Parent and Merger Sub conditions to closing have been satisfied, Parent and Merger Sub fail to complete the Merger within three business days following the date on which the Merger should have occurred pursuant to the Merger Agreement, the Company irrevocably confirmed in writing that all mutual and company conditions to closing have been satisfied or will be waived by the Company and it is prepared to consummate the closing and the Company stood ready, willing and able to consummate the closing during such period; or

•	by Parent:

•	if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the mutual or Parent and

Merger Sub conditions to closing not to be satisfied and such breach or failure to perform is incurable by November 3, 2010 or has not been cured by the Company within 30 business days after written notice to the Company describing such breach or failure to perform, provided that Parent is not then in breach of any representations, warranties, covenants or agreements that would cause the failure of any mutual or Company conditions to closing; or

•	if stockholder approval had not been obtained by the close of business on the second business day after the date of the Merger Agreement (a “Stockholder Consent Failure Termination”).

Termination Fees

Termination Fee Payable by the Company.

We would have been required to pay Parent’s designees a termination fee equal to $120 million (the “Company Termination Fee”), if the Merger Agreement had been terminated due to a Superior Proposal Agreement Termination or a Stockholder Consent Failure Termination, each as described above.

We will be required to pay Parent’s designees the Company Termination Fee if any of the following events occur, provided that we will not be required to pay the Company Termination Fee on more than one occasion:

•	if an alternative proposal is made and the Merger Agreement is thereafter terminated:

•

by either the Company or Parent because the Merger has not been consummated on or before November 3, 2010 (and the terminating party has not breached its obligations required to be performed at or prior to the effective time that would have been the primary cause of or the primary factor that resulted in failure of the Merger to have been consummated by such date); or

•

by Parent because the Company has breached or failed to perform any representation, warranty, covenant or agreement in the Merger Agreement that would cause any of the mutual or Parent and Merger Sub conditions to closing not to be satisfied and such breach or failure to perform is incurable by November 3, 2010 or has not been cured by the Company 30 business days after written notice to the Company describing such breach or failure to perform; and

•

in each case, within 12 months following such termination, the Company has entered into a definitive agreement with respect to an alternative proposal received by the Company, and such alternative proposal is consummated, or any other alternative proposal is consummated within 18 months of such termination; provided that for this purpose, references in the term alternative proposal to “10% or more” shall be deemed to be references to “more than 50%”.

Termination Fee Payable by Parent.

If the Merger Agreement is terminated by the Company on the basis that either:

•

Parent or Merger Sub breached or failed to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the mutual or Company closing conditions not to be satisfied and such breach is incurable or has not been cured in accordance with the Merger Agreement and at such time as the other mutual and Parent’s conditions to closing are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing and those conditions that Parent’s or Merger Sub’s breach have caused not to be satisfied); or

•

all mutual and Parent and Merger Sub conditions to closing have been satisfied, Parent and Merger Sub fail to complete the Merger within three business days following the date on which the Merger should have occurred pursuant to the Merger Agreement, the Company irrevocably confirmed in writing that all mutual and Company conditions to closing have been satisfied or will be waived by the Company and that the Company is prepared to consummate the closing and the Company stood ready, willing and able to consummate the closing during such period, then Parent must pay the Company an amount equal to $225 million (the “Parent Termination Fee”) within three business days after termination. Parent will not be required to pay the Parent Termination Fee on more than one occasion.

However, in the event of an action related to the payment of the Parent Termination Fee or a claim for specific performance of Parent’s and Merger Sub’s obligations, during the pendency of such action and, if a court has ordered Parent to pay the Parent Termination Fee or to consummate the Merger, until five business days following such order, Parent may at any time notify the Company that it will consummate the closing of the Merger within 10 business days following such notice, in which case the Company will not be permitted or entitled to enforce such order during such 10 business day period and, if the Merger is so consummated, the Parent Termination Fee will not be payable.

The guarantors have agreed severally to guarantee the obligation of Parent to pay the Parent Termination Fee pursuant to their respective limited guarantees, as described under “The Merger — Limited Guarantees.

Remedies

In the event that the Company Termination Fee described above is paid by us, such payment will be the sole and exclusive remedy of Parent, Merger Sub and their affiliates against the Company, the Pearson Stockholder, and any of their former current and future affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or representatives for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the Merger to be consummated.

The Company’s receipt of the Parent Termination Fee is, subject to certain specific performance rights described below, the Company’s sole and exclusive remedy against Parent, Merger Sub, the guarantors, any of their former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees agents, affiliates, members, managers, general or limited partners, financing sources or assignees foregoing for any loss suffered as a result of Parent or Merger Sub failing to consummate the Merger when required pursuant to the Merger Agreement or otherwise breaching the Merger Agreement or failing to perform under the Merger Agreement.

While the Company may pursue both a grant of specific performance, subject to the requirements described below, and the payment of the Parent Termination Fee, the Company is not permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee.

Except as limited below, the Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. However, the Company will only be entitled to seek an injunction, specific performance and other equitable relief to enforce specifically the terms and provisions of, and to prevent breaches of, the Merger Agreement against Parent and Merger Sub in the following instances:

•

the Company may seek specific performance of Parent’s and Merger Sub’s rights to cause the equity financing contemplated by the equity commitment letter to occur and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of Parent’s and Merger Sub’s conditions to closing are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at closing) and Parent and Merger Sub fail to complete the closing by such time that the closing is required to have occurred under the Merger Agreement; (ii) the debt financing contemplated by the debt commitment letter has been funded or will be funded at closing if the equity financing contemplated by the debt commitment letter is funded at closing; and (iii) the Company has irrevocably confirmed to Parent and Parent’s debt financing sources that if specific performance is granted and the equity funding and debt funding occur, the closing will occur; and

•	the Company may seek specific performance to cause Parent and Merger Sub to enforce the terms of the debt commitment letter (including by demanding Parent or Merger Sub file a lawsuit against such debt financing sources) in the event that each of the following conditions has been satisfied: (i) all of Parent’s and Merger Sub’s conditions to closing are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at closing) and Parent and Merger Sub fail to complete the closing by such time that the closing is required to have occurred under the Merger Agreement; (ii) all conditions to the consummation of the debt financing have been satisfied; and (iii) the Company has irrevocably confirmed to Parent and Parent’s debt financing sources that if specific performance is granted and the equity funding contemplated by the equity commitment letter and debt funding contemplated by the debt commitment letter occur, the closing of the Merger will occur.

To the extent that either party brings an action to enforce the Merger Agreement (other than an action to enforce any provision surviving termination of the Merger Agreement), the end date of the Merger Agreement will be extended by the amount of time the action is pending, plus 20 business days, or such amount of time established by the court presiding over the action. Any such action to enforce the Merger Agreement cannot alter, amend, supplement or modify the terms of the equity commitment letter or debt commitment letter.

ANCILLARY AGREEMENTS WITH PEARSON

In connection with the execution and delivery of the Merger Agreement, Parent, Merger Sub, the Company and certain of its subsidiaries and Pearson and certain of its subsidiaries entered into certain transition and separation agreements summarized below.

Voting Agreement

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent, Pearson and the Pearson Stockholder executed and delivered a voting agreement pursuant to which the Pearson Stockholder agreed to vote and to deliver a written consent in respect of all of the shares of Common Stock held by the Pearson Stockholder in favor of authorization acceptance, approval and adoption of the Merger Agreement and, during the term of the voting agreement, to vote against any alternative proposal. The voting agreement limits the ability of the Pearson Stockholder to sell or otherwise transfer the shares of Common Stock it beneficially owns. Pearson and the Pearson Stockholder also agreed not to solicit any alternative proposals, subject to certain limited exceptions. The voting agreement terminates upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement by either or both of Parent and the Company and (iii) any adverse amendment to the Merger Agreement that is effected without the consent of Pearson.

Transition Services Agreement

Contemporaneously with the execution and delivery of the Merger Agreement, Pearson, Merger Sub and the Company entered into a transition services agreement, pursuant to which each of Pearson and the Company agreed to provide or caused to be provided, for limited periods of the following the effective time of the Merger, certain services to the other, including those that had been previously provided to the Company pursuant to (i) the Management Services Agreement dated as of November 29, 2001 between Pearson and the Company and (ii) the Trade Mark License Agreement dated as of March 7, 2001 between The Financial Times Limited and the Company. The transition services agreement provides that the Management Services Agreement and the Trade Mark License will terminate as of the effective time of the Merger. Pearson has also agreed (i) to, at our request, pursue, and to cooperate with us in pursuing, claims under insurance policies maintained for our benefit by Pearson prior to the effective time of the Merger and (ii) not to eliminate our rights under such insurance claims. Additionally, for a period of two years after the closing of the Merger, Pearson agreed not to, and to cause its subsidiaries not to, hire, or directly or indirectly, solicit any member of senior management to leave the Company. Concurrently with closing of the Merger, Pearson agreed to provide Merger Sub a release pursuant to which Pearson will discharge all claims it has against us prior to the effective time of the Merger, except for claims relating to the Merger Agreement, the agreements described in this section entitled “Ancillary Agreements with Pearson” and fees incurred in the ordinary course.

Oracle Agreement

Pearson, the Company and Merger Sub entered into an agreement contemporaneously with the execution and delivery of the Merger Agreement, pursuant to which Pearson agreed to assist the Company in negotiating an agreement with Oracle USA, Inc. (“Oracle”) pursuant to which Oracle would provide the Company with licenses, and maintenance and support services on specified terms. If the Company is unable to enter into an agreement with Oracle prior to the effective time for licenses and maintenance and support services on such terms, Pearson is required to reimburse the Company for certain incremental costs related to such agreements.

Employee Benefits Separation Agreement

Contemporaneously with the execution and delivery of the Merger Agreement, Pearson, the Company and Merger Sub entered into an employee benefits separation agreement, pursuant to which the Company agreed to establish certain employee benefit plans with substantially the same terms as the Pearson employee benefit plans in which the Company and its subsidiaries currently participate. Pearson is required to contribute any assets attributable to the participation by the Company in the Pearson plans to be transferred to a corresponding trust under the applicable new Company plans, and the Company is required to cause the new Company plans to assume any accrued liabilities under the Pearson plans that are attributable to the participation by the Company in such Pearson plans.

In the event that the Company is unable to establish plans to replace the U.S. 401(k) retirement plan, the U.S. 401(k) excess retirement plan, the U.S. medical, dental, vision care, welfare or flexible spending accounts benefits, or the U.K. health care plan or dental plan, in each case, prior to the Closing of the Merger, the Company may continue to participate in such plans of Pearson for a limited period of time after the closing of the Merger pursuant to the terms of the transition services agreement described above.

The employee benefits separation agreement also provides that, as of the effective time of the Merger, the Company will cease to be a participating employer in the Pearson U.S. pension plan and U.S. supplemental executive retirement plan, and Pearson will cause employees of the Company to cease accruing benefits and to become fully vested under such plans. No assets or liabilities will be transferred from such Pearson plans, and all liabilities and obligations under such Pearson plans will be retained by Pearson. In exchange for Pearson retaining such liabilities, the Company will contribute $3.2 million to the Pearson U.S. pension plan immediately prior to the effective time of the Merger.

Pensions Transitional Agreement

On May 7, 2010, following the execution and delivery of the Merger Agreement, Pearson, the Pearson Stockholder, Pearson Services Limited, Pearson Management Services Limited (“PMSL”), Pearson Group Pension Trustee Limited (the “PGPP Trustee”), the Company, IDCO U.K. and Parent entered into a pensions transitional agreement which, among other things, requires the cessation of participation by IDCO U.K. in the Pearson Group Pension Plan (the “PGPP”) in the U.K. on and from the effective time of the Merger. The agreement also sets forth the obligations of the Pearson and its affiliates, the PGPP Trustee and IDCO U.K. with respect to the continuing participation of IDCO U.K. in the PGPP until the effective time of the Merger, including the continuation of the Company’s obligation to reimburse PMSL for contributions made by PMSL to the PGPP in respect of the Company’s participation therein.

The agreement also provides that IDCO U.K. or another person as Parent may direct must pay into escrow on or before the effective time of Merger £53 million, which is the estimated amount of liability of IDCO U.K. to the PGPP under Section 75 of the United Kingdom Pensions Act 1995 that will be triggered by the cessation of participation of IDCO U.K. from the PGPP on and from the effective time of the Merger (as estimated by the PGPP Trustee prior to the date of the Merger Agreement). Following the closing of the Merger, as required by applicable U.K. law, the actual amount of the Section 75 liability will be calculated and certified by the PGPP’s actuary and the amount of such liability will be released from escrow to the PGPP Trustee. If the £53 million held in escrow is less than the amount of the Section 75 liability as certified by the actuary, the Pearson Stockholder will fund a top up payment to the PGPP Trustee in the amount of that shortfall. However, if the Section 75 liability certified by the actuary is less than the £53 million held in escrow, that excess amount will be released from escrow and will be paid to Pearson, or as Pearson shall direct.

Deed of Cessation of Participation in Respect of the Pearson Group Pension Plan

On May 7, 2010, following the execution and delivery of the Merger Agreement, Pearson Services Limited, the PGPP Trustee and IDCO U.K. executed a deed of cessation of participation in respect of the PGPP, pursuant to which, among other things, the PGPP Trustee confirmed that as of the date of the closing of the Merger, IDCO U.K. will automatically cease to participate in the PGPP.

MARKET PRICES OF COMMON STOCK AND

DIVIDEND INFORMATION

Our Common Stock is listed for trading on the NYSE under the symbol “IDC”. As of [                    ], 2010, there were [            ] shares of Common Stock outstanding, held by approximately [    ] stockholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on the NYSE Composite Tape, and the cash dividends per share of Common Stock.

Market Information

	Common Stock
	High			Low		Dividends
Fiscal Year Ended December 31, 2008
1st Quarter		$32.86		22.77		0.15
2nd Quarter		$31.00		24.74		0.15
3rd Quarter		$31.25		22.13		0.15
4th Quarter		$25.00		17.50		0.15
Fiscal Year Ending December 31, 2009
1st Quarter		$25.90		20.19		0.20
2nd Quarter		$27.30		20.89		0.20
3rd Quarter		$26.23		22.10		0.20
4th Quarter		$27.05		24.94		0.20
Fiscal Year Ending December 31, 2010
1st Quarter		$33.49		24.72		0.20
2nd Quarter (Through [ ], 2010)	$	[	]	[	]	[	]

The closing sale price of our Common Stock on May 3, 2010, which was the last trading day before the announcement of the execution of the Merger Agreement, was $32.99 per share. The closing share price of our Common Stock on Thursday, January 14, 2010, the last trading day before the Company announced that our Board of Directors was conducting a review of strategic alternatives, was $25.47 per share. On [                    ], 2010, the most recent practicable date prior to the date of this information statement, the closing sale price of our Common Stock on the NYSE was $[            ] per share.

The terms of the Merger Agreement do not allow us to continue to declare or pay a regular quarterly dividend between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) which is attached to this information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference the full text of Section 262 of the DGCL, which appears in Annex E to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our Common Stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date for such action by consent with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of our Common Stock who desire to exercise their appraisal rights must deliver to IDCO a written demand for appraisal of their shares of our Common Stock within 20 days after the date of mailing of the information statement, or [                    ], 2010. A demand for appraisal will be sufficient if it reasonably informs IDCO of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Interactive Data Corporation, 32 Crosby Road, Bedford, Massachusetts 01730, Attention: Andrea Loew, Corporate Secretary.

Within ten days after the effective time of the Merger, the surviving corporation will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL of the effective time of the Merger. Within 120 days after the effective time of the Merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal of their shares of our Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the “fair value” of their shares of our Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our Common Stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of our Common Stock entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our Common Stock as of a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment of the Merger Consideration for his, her or its shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the Merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment of the Merger Consideration for his, her or its shares pursuant to the Merger Agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in Section 262 of the

DGCL, your shares of our Common Stock will be converted into the right to receive the Merger Consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of April 30, 2010 with respect to shares of our Common Stock beneficially owned by each of our directors and the Named Executive Officers, all of our directors and executive officers as a group and each person we believe to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director or executive officer on or within 60 days after April 30, 2010. In the case of our directors and executive officers, the information below has been provided by such persons at our request.

Name of Individual or Identity of Group	Number of Shares of Common Stock(1)	Percent of Common Stock Outstanding
Directors and Executive Officers:

Raymond L. D’Arcy(2)	388,713	*
Myra R. Drucker(3) **	21,768	*
Rona A. Fairhead	10,000	*
Donald P. Greenberg(4) **	73,997	*
Mark Hepsworth(5)	297,163	*
Caspar J.A. Hobbs	0	—
Philip J. Hoffman	3,200	*
Donald C. Kilburn	0	—
John L. King(6)	525,788	*
Robert C. Lamb, Jr.(7) **	21,828	*
Christine A. Sampson(8)	45,027	*
Victor R. Simone, Jr.**	0	—
Luke Swanson	0	—
Cort J. Williams(9)	92,664	*
All Directors and Executive Officers as a group (14 persons)	1,480,148	1.55%

Five Percent Stockholders:
Pearson DBC Holdings Inc. c/o Pearson Inc. 1330 Avenue of the Americas New York, NY 10019	57,557,795	60.4%

*	Less than 1%
**	Excludes RSU’s that vest upon, among other things, the annual meeting of the Company’s stockholders.
(1)	The table is based upon information supplied by our officers, directors and principal stockholders, and information set forth on any statements filed with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated in these footnotes, and subject to the community property laws where applicable, each of the directors and named executive officers named in this table has sole voting and investment power with respect to the shares shown as beneficially owned and the address of each of the directors and Named Executive Officers is: c/o Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730.
(2)	Mr. Raymond L. D’Arcy’s ownership includes 338,000 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(3)	Ms. Myra R. Drucker’s ownership includes 12,500 shares that Ms. Drucker has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(4)	Mr. Donald P. Greenberg’s ownership includes 60,000 shares that Mr. Greenberg has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(5)	Mr. Mark Hepsworth’s ownership includes 281,510 shares that Mr. Hepsworth has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(6)	Mr. John L. King’s ownership includes 486,435 shares that Mr. King has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.

(7)	Mr. Robert C. Lamb, Jr.’s ownership includes 12,500 shares that Mr. Lamb has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(8)	Ms. Christine A. Sampson’s ownership includes 41,687 shares that Ms. Sampson has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.
(9)	Mr. Cort J. Williams’ ownership includes 87,652 shares that Mr. Williams has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 30, 2010.

WHERE STOCKHOLDERS CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.interactivedata.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on May 5, 2010.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Telephone number: (781) 687-8500

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Andrew Kramer, Director of Investor Relations, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730, telephone (781) 687-8306. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated [                    ,] 2010. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of May 3, 2010

among

HG INVESTORS LLC,

IGLOO MERGER CORPORATION

and

INTERACTIVE DATA CORPORATION

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of May 3, 2010 (this “Agreement”) among HG INVESTORS LLC, a Delaware limited liability company (the “Parent”), IGLOO MERGER CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of the Parent (“Merger Sub”), and INTERACTIVE DATA CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), at a meeting duly called and held, unanimously has (i) determined that this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company (other than the Stockholder and its Affiliates) and (ii) resolved to recommend to the Board of Directors that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Board of Directors, at a meeting duly called and held, unanimously has (i) determined that this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger and the other transactions contemplated by this Agreement, (iii) declared this Agreement advisable, and (iv) resolved to recommend authorization and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Managers of the Parent and the Board of Directors of Merger Sub, at meetings duly called and held, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Parent and Merger Sub to enter into this Agreement, Pearson DBC Holdings Inc., a Delaware corporation (the “Stockholder”), and Pearson plc, a public limited company organized under the laws of England and Wales, have executed and delivered a voting agreement (the “Voting Agreement”) pursuant to which, immediately following the execution and delivery of this Agreement, the Stockholder will execute and deliver a written consent in favor of the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Silver Lake Partners III, L.P., a Delaware limited partnership, Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and Warburg Pincus X Partners, L.P., a Delaware limited partnership (collectively, the “Guarantors”), have each executed and delivered a limited guarantee in the favor of the Company (collectively, the “Limited Guarantees”) pursuant to which the Guarantors are guaranteeing certain obligations of the Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Closing. Subject to the satisfaction or waiver of the conditions in Article VI, the consummation of the Merger (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, on the later of (a) on the second Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VI, (other than any conditions that by their nature are to be satisfied at the Closing) and (b) the earlier of (i) a date during the Marketing Period to be specified by Parent on no fewer than two Business Days’ notice to the Company and (ii) the final day of the Marketing Period, or such other place and time or on such other date as the Parent and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3 Effective Time. Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company will duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as the Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the DGCL.

1.5 Certificate of Incorporation. The certificate of incorporation of the Company will be restated as a result of the Merger, at the Effective Time, to read in its entirety as set forth on Exhibit A, until thereafter amended in accordance with such certificate of incorporation and applicable Law.

1.6 Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to be in the form of Exhibit B, until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.

1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.8 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent, Merger Sub, any holder of any capital stock of the Company or any other Person:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $33.86 (the “Merger Consideration”), whereupon such shares of Common Stock will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.4.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(c) Cancellation of Excluded Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (i) that is owned by the Company as treasury stock or (ii) that is owned by the Parent or Merger Sub (collectively, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any wholly owned Subsidiary of the Company will automatically be converted into one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d) Company Stock Options; Company Restricted Stock Awards; Company Deferred Stock Units. As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee thereof administering the Company Equity Incentive Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that, except as otherwise provided in Section 2.1(e) or as agreed between the Parent and any holder thereof: (i) each then-outstanding Company Stock Option granted under any Company Equity Incentive Plan, whether or not exercisable, shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (for the avoidance of doubt, each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options); (ii) each then-outstanding Company Restricted Stock Award granted under any Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, and (B) the Merger Consideration; and (iii) each then outstanding Company Deferred Stock Unit heretofore granted under any Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Deferred Stock Unit immediately prior to the Effective Time, and (B) the Merger Consideration. All such cash payments to be paid pursuant to the immediately preceding clauses (i) through (iii) shall be referred to herein as the “Equity Incentive Amounts”. Any Equity Incentive Amounts shall be paid by the Surviving Corporation promptly following the Effective Time through the payroll of the Surviving Corporation in accordance with Section 2.4(d). In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Deferred Stock Units, Company Restricted Stock Awards and Company Stock Options, the Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(e) Prior to the Effective Time, the Company shall take all necessary actions to provide that, with respect to the ESPP and the SAYE, (i) on and after the date hereof no new offering period may be initiated and no new payroll deduction authorizations may be given effect and (ii) with respect to any offering period currently underway, no participant will be entitled to increase his or her rate of contributions. Prior to the Effective Time, the Company shall take all necessary actions to provide that, each option to purchase shares of Company Common Stock held by participants under the ESPP will be automatically exercised on the earlier of the day before the Closing Date or the last day of such offering period, unless the participant withdraws from the ESPP prior to such date, and any remaining cash held in a participant’s account under the ESPP after such date shall be distributed to such participant as soon as practicable. With respect to options to purchase shares of Company Common Stock held by participants under the SAYE, the Company will cooperate with the Parent in determining an appropriate course of action, with the intent to treat such options in a manner similar to the treatment of options outstanding under the ESPP.

2.2 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands appraisal for such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration as provided for in Section 2.1. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, all Dissenting Shares held by any stockholder who shall have failed to perfect, withdrawn or lost such stockholder’s rights to appraisal of such Dissenting Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in the manner provided in Section 2.1.

(b) The Company shall give the Parent (i) prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, and the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.3 Withholding Rights. The Surviving Corporation and its Subsidiaries, Parent and the Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Surviving Corporation or its Subsidiaries, Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld by the Surviving Corporation or its Subsidiaries, Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or its Subsidiaries, Parent or the Paying Agent (as applicable).

2.4 Payment and Exchange of Certificates.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, the Company will designate a bank or trust company (which bank or trust company will be reasonably acceptable to the Parent) to act as agent (the “Paying Agent”) to receive the funds to which stockholders of the Company will become entitled pursuant to Section 2.1(a), and the Parent will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and the Parent, for the payment of the Merger Consideration. At the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the stockholders of the Company an amount of cash equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) and (ii) the Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any purpose except as set forth herein. The Payment Fund will be invested by the Paying Agent as directed by the Parent; provided, however, that such investments must be (x) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (y) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). No such investment or losses thereon will affect the Merger Consideration payable under this Agreement, and the Parent will promptly provide, or will cause the Surviving Corporation promptly to provide, additional funds to the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event no later than two Business Days after the Closing Date), the Surviving Corporation will cause the Paying Agent to mail to each record holder of, as of the Effective Time, (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the “Certificates”) or (ii) shares of Common Stock represented by book-entry (the “Book-Entry Shares”): (A) a form of letter of transmittal for use in effecting the surrender of Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock (which will be in customary form reasonably agreed upon by the Parent and the Company prior to the Closing, and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of such Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of such Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock for payment of the Merger Consideration therefor. Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of a Certificate or of Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Prior to the Effective Time, the Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Termination of Payment Fund. Promptly following the end of the 12-month period beginning on the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders who have not received the Merger Consideration therefor may surrender such Certificate or, in the case of Book-Entry Shares, such shares of Common Stock to the Surviving Corporation and, subject to abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Certificates or, in the case of Book-Entry Shares, such shares of Common Stock held by them, without interest or dividends thereon.

(d) Payment of Equity Incentive Amounts. The Parent will take all actions necessary so that, at or after the Effective Time, upon delivery of a duly executed and completed letter of transmittal, in form and substance reasonably acceptable to the Parent and the Company (the “Option Letter of Transmittal”), to the Surviving Corporation, the Surviving Corporation shall pay or cause to be paid to each holder of Company Deferred Stock

Units, Company Restricted Stock Awards and Company Stock Options granted under any Company Equity Incentive Plan the Equity Incentive Amounts to which such holder is entitled as determined in accordance with Section 2.1(d) through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by such holder in the Option Letter of Transmittal, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Deferred Stock Units, Company Restricted Stock Awards and Company Stock Options, the Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(e) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Certificate or, in the case of Book-Entry Shares, such shares of Common Stock in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate or Book-Entry Shares. At the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such shares of Common Stock are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided in this Article II.

(f) No Liability. To the fullest extent permitted by applicable Law, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any stockholders of the Company or other person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Common Stock previously evidenced by such lost, stolen or destroyed Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the SEC Filings filed with the SEC prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that do not contain a reasonable level of detail about the risks of which the statement warn) or in the disclosure schedule delivered by the Company to the Parent prior to the execution of this Agreement and attached hereto (the “Disclosure Schedule”), it being understood and agreed that disclosure of any item in such SEC Filings or in any section or subsection of Article III of the Disclosure Schedule shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent, the Company represents and warrants to the Parent and Merger Sub as follows:

3.1 Qualification, Organization and Subsidiaries.

(a) Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational and governing documents) of the Company and each non-wholly owned Subsidiary thereof.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, the jurisdiction of organization and the percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the close of business on April 29, 2010: (i) 95,213,472 shares of Common Stock were issued and outstanding; (ii) zero shares of Common Stock were held in the treasury of the Company; (iii) no shares of Preferred Stock were issued and outstanding; and (iv) 6,000,000 shares of Common Stock were reserved for issuance pursuant to the Company’s 2009 Long-Term Incentive Plan (“2009 LTIP”). In addition, (A) 8,847,462 shares of Common Stock were subject to outstanding Company Stock Options (of which 7,657,387 were issued under the 2000 Long-Term Equity Plan (“2000 LTIP”), which terminated on February 22, 2010 and 1,190,075 were issued under the 2009 Long-Term Equity Plan, with the exercise price per share set forth in Section 3.2(a) of the Disclosure Schedule, (B) 619,986 shares of Common Stock were subject to outstanding Company Restricted Stock Awards (of which 343,980 were under the 2000 LTIP and 276,006 were under the 2009 LTIP), and (C) 11,804 shares of Common Stock were subject to outstanding Company Deferred Stock Units (all under the 2000 LTIP). With respect to the ESPP, the current offering period commenced on February 16, 2010, with the grant price equal to $24.99, and is scheduled to end on August 15, 2010 with payroll contribution elections in effect for an aggregate of $2,198,769 as of August 15, 2010 (assuming no payroll deduction elections in effect on March 31, 2010 will be amended and using Feb 28, 2010 currency exchange rates). As of the close of business on April 29, 2010, 122,854 shares of Common Stock were subject to outstanding options under the SAYE (assuming no bonus period payments or interest; converting monthly GBP contributions in effect as of April 1, 2010 to plan contributions by multiplying monthly contributions in effect on April 1, 2010 by thirty-six months; converting to US Dollars using the April 29, 2010 closing exchange rate of 1.52755; assuming all employees who were participating on April 1, 2010 continue to participate through the end of all offering periods; assuming the closing exchange rate on April 29, 2010 is the exchange rate in effect on the date of purchase; and for the 2007 SAYE plan that vested on April 1, 2010, subtracting any shares that were issued in April 2010). Other than as set forth in this Section 3.2(a), and the Broadcast International (“BI”) shares outstanding (of which there were 2,045 outstanding as of April 29, 2010 convertible into 2,074 IDCO common stock at a ratio of 1.01408 shares of IDCO stock common stock for each share of BI), as of April 29, 2010, there were no options, warrant or other rights to acquire capital stock of the Company. Since April 29, 2010, the Company has not issued any capital stock or other rights or securities exercisable, convertible into or exchangeable for capital stock, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Equity Incentive Plans that were outstanding as of April 29, 2010.

(b) Except as set forth in Section 3.2(a) or Section 3.2(b) of the Disclosure Schedule, as of the date hereof, (i) each of the Company and its Subsidiaries does not have any shares of its capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person.

(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule and for awards to acquire shares of Common Stock under any Company Equity Incentive Stock Plan, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors or any of its material Subsidiaries.

(e) Except as set forth in Section 3.2(e)(i) of the Disclosure Schedule, since January 1, 2010 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of any shares of capital stock or other equity interests of the Company, and other than the issuance of shares of Common Stock upon the exercise of Company Stock Options and as set forth in Section 3.2(e)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any shares of capital stock or other equity interests of the Company or its Subsidiaries, and their respective boards of directors (or similar governing bodies) have not authorized any such actions.

(f) Neither the Company nor any of its Subsidiaries has or guarantees any outstanding indebtedness for borrowed money.

3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to obtaining the affirmative vote (whether at a meeting or through written consent) in favor of adopting this Agreement of the holders of at least a majority of the outstanding shares of Common Stock of the Company (the “Stockholder Approval”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors and, except for obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. When executed and delivered by the Company, the execution, delivery and performance by the Company of each Ancillary Agreement to which it is party, and the consummation by it of the transactions contemplated thereby, will have been duly authorized by the Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of any such Ancillary Agreement or the consummation by it of the transactions contemplated thereby. This Agreement has been, and when executed and delivered, each of the Ancillary Agreements to which the Company is a party will be, duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. Upon receipt of the Merger Consent, the Stockholder Approval shall be obtained and no further approval or vote of the Company’s stockholders shall be required to approve and adopt this Agreement or the transactions contemplated hereby.

(b) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company (other than the Stockholder and its Affiliates) and (ii) recommended to the Board of Directors that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the Merger. The Board of Directors, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declared this Agreement advisable, and (iv) resolved to recommend authorization and adoption of this Agreement by the stockholders of the Company (collectively, the “Board Recommendation”).

(c) Goldman, Sachs & Co. has delivered to the Board of Directors, and Foros Securities LLC has delivered to the special committee of the Board of Directors, in each case, its opinion, dated as of the date of this Agreement (together, the “Fairness Opinions”), substantially to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the stockholders of the Company (other than Parent and any of its Affiliates) pursuant to this Agreement is fair to such stockholders from a financial point of view.

(d) The Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Merger.

3.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement or any other Ancillary Agreement to which the Company is a party nor the consummation of the Merger and the other transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational and governing documents) of the Company or any Subsidiary thereof, (ii) assuming compliance with the filing and notice requirements set forth in clauses (i) through (viii) of Section 3.4(b), violate any Law applicable to the Company or any of its Subsidiaries or (iii) except as set forth in Section 3.4(a) of the Disclosure Schedule, result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Material Contract to which the Company or any of its Subsidiaries is a party or (iv) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of the Company or any of its Subsidiaries, except, in the case of the immediately preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) prevent or materially delay the Company from performing its obligations under this Agreement or the Ancillary Agreements to which it is a party in any material respect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance thereof by the Company will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby (including the definitive information statement mailed to the stockholders of the Company and filed with the SEC (along with any amendments and supplements thereto, the “Information Statement”)), (ii) such filings as may be required under the rules and regulations of the New York Stock Exchange (the “NYSE”), including any applications for delisting of the Common Stock with the NYSE, (iii) such filings as may be required under the

HSR Act, (iv) such filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”), (v) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (vi) such other filings as may be required under the Other Antitrust Laws, (vii) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Certificate of Merger), (viii) the filings set forth in Section 3.4(b) of the Disclosure Schedule and (ix) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

3.5 SEC Filings and Financial Statements.

(a) Since December 31, 2007, the Company and each of its Subsidiaries that is required to do so has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “SEC Filings”). Except as set forth in Section 3.5(a) of the Disclosure Schedule, (i) each of the SEC Filings, in each case as of its filing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those SEC Filings filed prior to the date hereof) or prior to the Closing Date (with respect to those SEC Filings filed after the date hereof), has complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) none of the SEC Filings, when filed as finally amended prior to the date hereof (with respect to those SEC Filings filed prior to the date hereof) or prior to the Closing Date (with respect to those SEC Filings filed after the date hereof) contained or, if not yet filed or furnished, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the Advisory Entity, none of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings.

(b) The condensed consolidated financial statements (including the related notes and schedules) included in the SEC Filings have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows and changes in stockholder’s equity of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes).

(c) There exist no Liabilities of any nature of the Company or any of its Subsidiaries, whether accrued, absolute, contingent or threatened, other than (i) Liabilities that are adequately reflected, reserved for or disclosed in the Company’s consolidated financial statements set forth in the Company’s Form 10-K filed with the SEC for the year ended December 31, 2009 as filed with the SEC prior to the date of this Agreement, (ii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries since December 31, 2009, (iii) Liabilities incurred in connection with this Agreement and the Ancillary Agreements to which it is a party and the performance of the transactions contemplated by this Agreement and the Ancillary Agreements, or (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Internal Controls and Procedures. Except as set forth in Section 3.6 of the Disclosure Schedule, (a) the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and (b) the Company has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(b) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding disclosure and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2008, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or its Subsidiary has engaged in questionable accounting or auditing practices. Since December 31, 2008, subject to any applicable grace periods, the Company has been and is in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of the NYSE, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Taxes. Except as set forth in Section 3.7 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed, and each such Tax Return reflects the Company’s or such Subsidiary’s Liability for Taxes and is otherwise complete and accurate in all material respects. All material amounts of Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in their financial statements in accordance with GAAP. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(b) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in respect of any Taxes. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the SEC Filings.

(c) The Company and each of its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes), (ii) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (iii) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (iv) has any Liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes), (v) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date, (vi) has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2) or (vii) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction (except for any claims that would not reasonably be expected to be material).

3.8 Compliance with Laws; Orders; Permits; Litigation.

(a) Except as set forth in Section 3.8(a) of the Disclosure Schedule, the Company and each of its Subsidiaries are and have been since December 31, 2008 in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 3.8(a) in respect of the matters referenced in Sections 3.6, 3.7, 3.13 and 3.15.

(b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, the (i) Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as presently conducted, and (ii) all such Permits are in full force and effect, in each case except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Section 3.8(c)(i) of the Disclosure Schedule, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (i) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.8(c)(ii) of the Disclosure Schedule, there is no Order imposed upon the Company or any of its Subsidiaries, or any of their respective assets or properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Real and Personal Properties. Each of the Company and its Subsidiaries does not own any real property and, except as set forth in Section 3.9 of the Disclosure Schedule and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries: (a) has good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the SEC Filings as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens (the “Company Personal Property”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Filings or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered, patented or subject to an application for registration or patent (including the record owner of each such item, the application and registration date, and the jurisdictions where such Company-Owned Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate) (the “Company-Registered Intellectual Property”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and as set forth on Section 3.10(b) of the Disclosure Schedule: (i) the Company and its Subsidiaries own, license or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted; (ii) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of all right, title and interest in and to the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (iii) the Company-Registered Intellectual Property is unexpired, subsisting and valid; (iv) no Actions are pending or, to the Knowledge of the Company, threatened that challenge the rights of the Company or any of its Subsidiaries in, or the validity or enforceability of the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries has since December 31, 2008 been or is subject to any Order that may affect such rights; (v) neither the use of the Company-Owned Intellectual Property as currently used by the Company or any of its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company or any of its Subsidiaries, infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; (vi) to the Knowledge of the Company, no Company-Owned Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any Person, and no Actions by the Company or any of its Subsidiaries are pending against any third party in connection with any Company-Owned Intellectual Property; (vii) none of the Company or any of its Subsidiaries has since December 31, 2008 made a claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, any material Company-Owned Intellectual Property; (viii) neither the Company nor any of its Subsidiaries has incorporated any “open source”, “freeware”, “shareware” or other software code having similar license restrictions or distribution models in any material Company-owned software distributed by the Company or any of its Subsidiaries; and (ix) the Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and internet sites from any unauthorized use, access, interruption or modification by third parties, and neither the Company nor any of its Subsidiaries has since December 31, 2008 suffered a material security breach.

3.11 Absence of Certain Changes or Events. Except (a) as set forth in Section 3.11 of the Disclosure Schedule and (b) as expressly contemplated by this Agreement, since December 31, 2009, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and (ii) there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than this Agreement, the Ancillary Agreements being executed as of the date hereof, the Company Benefit Plans and the Policies (collectively with each Contract filed by the Company with the SEC as a material Contract pursuant to Item 601(b)(10) of Regulation S-K or as a “definitive material agreement” (as such term is defined in Item 1.01 of Form 8-K of the SEC under the Exchange Act), the “Material Contracts”):

(i) any Contract containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, compete with any person or in any geographic area or solicit the employees of another Person;

(ii) each Contract that creates, governs or controls a partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries;

(iii) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, letter of credit, mortgage or other evidence of indebtedness for borrowed money or agreement providing for indebtedness for borrowed money other than between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company;

(iv) each lease and sublease pursuant to which the Company or any of its Subsidiaries uses or holds any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(v)(A) each Contract entered into after January 1, 2009 or (B) each Contract (x) pursuant to which any material earn-out, deferred or contingent payment remains outstanding or (y) entered into on or after January 1, 2007 pursuant to which indemnification obligations (excluding indemnification obligations in respect of representations and warranties that survive indefinitely), in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement;

(vi) each Contract between the Company and any of its Affiliates (other than Contracts that may be cancelled without penalty by the Company or any Subsidiary thereof upon notice of 90 days or less);

(vii) each mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) on any material property or asset of the Company or any Subsidiary thereof;

(viii) each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(ix) each Contract that involves aggregate payments in any calendar year by the Company or any Subsidiary thereof of $5,000,000 or more, except for any such Contract that may be cancelled without material penalty by the Company or any Subsidiary thereof upon notice of 90 days or less; and

(x) each Contract that involves aggregate payments in any calendar year to the Company or any Subsidiary thereof of $10,000,000 or more.

(b)(i) All Material Contracts are in full force and effect and enforceable in accordance with their terms (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms), in each case, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Material Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof.

3.13 Employee Benefits.

(a) Section 3.13(a) of the Disclosure Schedule includes a list of all Benefit Plans (i) maintained or contributed to by the Company or any of its Subsidiaries, other than a Benefit Plan described in clause (ii) (such Benefit Plans and all amendments, modifications and supplements thereto, the “Company Benefit Plans”) and (ii) maintained or contributed to by an Affiliate of the Company (other than any of its Subsidiaries), available to and for the benefit of employees of the Company or any of its Subsidiaries (such Benefit Plans and all amendments, modifications and supplements thereto, the “Affiliate Benefit Plans” and, together with the Company Benefit Plans, the “Employee Benefit Plans”); provided, that the Company is not required to list employment agreements that are not otherwise required to be listed pursuant to Section 3.14 of the Agreement. The Company has delivered or made available to the Parent true, correct and complete copies (or, to the extent no such copy exists, an accurate description of the material terms thereof) of the following documents, with respect to each of the Employee Benefit Plans, to the extent applicable: (i) any plans, all amendments thereto and related funding arrangements or trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) the most recent summary plan descriptions.

(b) No Employee Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, each Employee Benefit Plan is in compliance with all applicable Laws, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth in Section 3.13(d) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Employee Benefit Plan or asserting rights or claims to benefits under any Employee Benefit Plan (other than routine claims for benefits payable in the normal course);

(ii) each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect (or has submitted, and is awaiting receipt of a response, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service), and to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty or tax under ERISA or the Code;

(iii) with respect to each Employee Benefit Plan: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the Pension Benefit Guaranty Corporation (the “PBGC”) which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings; (C) all premiums to the PBGC have been timely paid in full; (D) there has not been a partial termination; (E) no condition exists that would subject the Company or an Affiliate of the Company, either directly or by reason of their affiliation with any of their ERISA Affiliates, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code; and

(F) none of the following events has occurred: (1) the filing of a notice of intent to terminate; (2) the treatment of an amendment as a termination under Section 4041 of ERISA; or (3) the commencement of proceedings by the PBGC to terminate such plan;

(iv) none of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or reasonably expects to incur any Liability pursuant to Title I or Title IV of ERISA or any penalty, excise Tax or joint and several liability under the provisions of the Code relating to Employee Benefit Plans, whether contingent or otherwise;

(v) except to the extent required under Section 601 et. seq. of ERISA and Section 4980B of the Code, none of the Employee Benefit Plans provides for or promises medical, group health, disability or retiree life insurance benefits for a period following retirement or other termination of employment to any Company Service Provider;

(vi) no United Kingdom Subsidiary (A) provides or has at any time provided or promised to provide ex gratia pensions in respect of any person; or (B) participates in or contributes to any section of the PGPP offering defined benefits or has ever done so;

(vii) each of the United Kingdom Subsidiaries has duly complied with its obligations under the PGPP and has paid when due all amounts due to be paid to the PGPP;

(viii) the United Kingdom Pensions Regulator has not issued any financial support direction or contribution notice under sections 38 through 56 of the Pensions Act 2004 respectively against the Company or any Subsidiary or its or their directors; and

(ix) no employee of the Company or any of its Subsidiaries came to his or her employment as a result of the legislation in any Member State of the European Union which implements or has the effect of implementing the provisions of the Acquired Rights Directive 2001/23/EC (as amended).

(e) Except as set forth on Section 3.13(e) of the Disclosure Schedule, neither the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby will constitute an event that, either alone or in conjunction with any other event, will or may result in: (i) any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries; (ii) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans (other than this Agreement and the Ancillary Agreements); (iv) any amount failing to be deductible by reason of Section 280G of the Code; or (v) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

3.14 Labor and Employment Matters. Section 3.14(a) of the Disclosure Schedule sets forth a list of all written employment agreements to which the Company or any of its Subsidiaries is a party that obligate the Company or any of its Subsidiaries to: (i) pay an annual base salary of $250,000 or more or (ii) provide for severance or change in control payments in an amount equal to or in excess of three (3) months of base salary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Except as set forth on Section 3.14(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is (a) party to any collective bargaining agreement or other Contract or understanding with a labor union or organization or (b) obligated to inform or consult any works council with respect to the transactions contemplated by this Agreement. To the Knowledge of the Company, there are no organizational efforts by any labor organization or any group of employees with respect to the formation or recognition of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

3.15 Environmental. Except as set forth in Section 3.15 of the Disclosure Schedule, or for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are and since December 31, 2008 have been in compliance with all applicable Laws and Orders relating to protection of the environment or human health and safety (“Environmental Laws”), (b) the Company and each of its Subsidiaries possess and are and since December 31, 2008 have been in compliance with all Permits required under Environmental Law for the conduct of their respective operations and (c) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of, or liability under or relating to, any Environmental Law.

3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) all of the Policies are in full force and effect and all premiums due and payable thereon from the Company have been paid in full. To the Knowledge of the Company, no insurance broker or carrier for the Policies has delivered a written notice that such broker or carrier for the Policies will not be willing or able to renew its existing coverage in any material respects under the Policies with respect to the Company and its Subsidiaries and their respective assets, properties and operations.

3.17 Information Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, at the time it is first filed with the SEC and first mailed to stockholders of the Company, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of the Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Information Statement.

3.18 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other similar Person (other than Goldman, Sachs & Co. and Foros Securities LLC) is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to the Parent a true and correct copy of the each engagement letter between the Company and its Subsidiaries, on the one hand, and Goldman, Sachs & Co. and Foros Securities LLC and any of their respective Affiliates, on the other hand.

3.19 Takeover Statutes Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the requirements of any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity or contained in the Company’s certificate of incorporation. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

3.20 Investment Advisers Act. Interactive Data Pricing and Reference Data, Inc. (the “Advisory Entity”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisory Entity has adopted a code of ethics including provisions requiring access persons to report personal securities transactions and holdings periodically (the “Code of Ethics”), which complies with Rule 204A-1 except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the date hereof, a copy of the Code of Ethics has been made available to the Parent. To the Knowledge of the Company, since December 31, 2008, there have been no violations or allegations of violations of such Codes of Ethics except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Advisory Entity has adopted written policies and procedures reasonably designed to prevent violation by the Advisory Entity and its supervised persons of the Advisers Act and the rules thereunder in compliance with Rule 206(4)-7 of the Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.21 Sufficiency. Immediately following the Effective Time, the tangible and intangible properties and assets of the Surviving Corporation and its Subsidiaries, together with any services provided for in the Transition Services Agreement and the Employee Benefits Separation Agreement, will constitute all of the tangible and intangible properties, rights and assets necessary for the conduct of the business of the Company and its Subsidiaries as conducted immediately prior to the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.22 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of the Parent, Merger Sub or any other person on behalf of the Parent or Merger Sub makes any other express or implied representation or warranty with respect to the Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Organization. The Parent is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization. Each of the Parent and Merger Sub has the requisite legal power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement immediately after the execution and delivery of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and compliance with the filing and notice requirements set forth in Sections 4.3(b)(i) through (iv)). When executed and delivered by each of the Parent and Merger Sub, the execution, delivery and performance by each of the Parent and Merger Sub of each Ancillary Agreement to which it is party, and the consummation by it of the transactions contemplated thereby, will have been duly authorized by all necessary action and no other corporate action on the part of the Parent or Merger Sub is necessary to authorize the execution and delivery by the Parent or Merger Sub of any such Ancillary Agreement or the consummation by it of the transactions contemplated thereby (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately following the execution and delivery of this Agreement). This Agreement has been, and when executed and delivered, each of the Ancillary Agreements to which the Parent and Merger Sub is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub enforceable against the Parent and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement or any other Ancillary Agreement to which the Parent or Merger Sub is a party nor the consummation of the Merger and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of formation or limited liability company agreement (or comparable organization documents, as applicable) of the Parent or Merger Sub, (ii) assuming compliance with the filing and notice requirements set forth in Sections 4.3(b)(i) through (viii), violate any Law applicable to the Parent or Merger Sub on the date hereof, (iii) result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Contract to which the Parent or Merger Sub is a party or (iv) result in the creation of any Lien (other than a Permitted Lien) on an properties, rights or assets of the Parent or Merger Sub, except in the case of clauses (ii), (iii) or (iv) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Parent and Merger Sub and each Ancillary Agreement to which it is a party does not, and the performance thereof will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Ancillary Agreements, the Merger and the other transactions contemplated by this Agreement (including the Information Statement), (ii) such filings required under the rules and regulations of the NYSE, (iii) such filings as may be required under the HSR Act, (iv) such filing with the European Commission of a merger notification in accordance with the ECMR, (v) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (vi) such other filings as may be required under the Other Antitrust Laws, (vii) the filing and recordation of appropriate merger or other documents as required by the DGCL (including the Certificate of Merger), (viii) the filings set forth in Section 3.4(b) of the Disclosure Schedule and (ix) such Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4 Financing.

(a) The Parent has delivered to the Company true, complete and correct copies of: (i) the executed commitment letter, dated as of May 3, 2010 between Merger Sub, Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS Loan Finance LLC, UBS Securities LLC (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, UBS Loan Finance LLC, UBS Securities LLC have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement; and (ii) the executed equity commitment letter, dated as of May 3, 2010 among the Parent, Silver Lake Partners III, L.P., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively, the “Investors”) (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Investors has committed to invest the cash amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which the Parent or Merger Sub is a party relating to any of the Financing Commitments that could affect the availability of the Financing. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of the Parent, Merger Sub and, to the knowledge of the Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 3.2 and performance by the Company of its obligations under this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, in the aggregate and together with the available cash, cash equivalents and marketable securities of the Company, will be sufficient for the Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to provide Interactive Data (Europe) Limited with sufficient funds to make the deposit into the Escrow Account of the amount of £53 million contemplated by the UK Pension Transitional Agreement, the amounts to be paid pursuant to Section 2.1(d) and all related fees and expenses. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Parent or Merger Sub under the Financing Commitments, and the Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent on the Closing Date. The Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments.

(b) Except as otherwise contemplated by Section 7.4(b), the obligations of the Parent and Merger Sub under this Agreement are not subject to any conditions regarding the Parent’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.5 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Parent or Merger Sub, threatened that challenges or seeks to enjoin, alter, prevent or materially delay the Merger.

4.6 Labor and Employment Matters. As of the date hereof, neither the Parent nor Merger Sub has: (a) entered into any employment agreement with any of the Company’s directors, officers or employees; (b) offered employment to any of the Company’s directors, officers or employees; (c) had discussions with any of the Company’s directors, officers or employees regarding employment after the Closing; or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

4.7 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

4.8 Information Statement. None of the information supplied or to be supplied by or on behalf of the Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by or on behalf of the Company, its Subsidiaries or any of their respective representatives which is contained or incorporated by reference in the Information Statement.

4.9 Ownership of Common Stock. As of the date of this Agreement, except for the Voting Agreement that is being executed and delivered concurrently herewith, none of the Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of the Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common stock except pursuant to this Agreement.

4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of the Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

4.11 Brokers’ Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by the Parent, Merger Sub or any of their respective Subsidiaries for which the Company could have any Liability prior to the Effective Time.

4.12 Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the Financing Commitments with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the Financing Commitments, including the Financing, the payment of the Merger Consideration and the provision to Interactive Data (Europe) Limited of the funds required to be deposited into the Escrow Account pursuant to the Pensions Transitional Agreement and the making of such deposit by Interactive Data (Europe) Limited and any other repayment or refinancing of debt that may be contemplated in the Debt Financing Commitment, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth in Article III and the performance by the Company of its obligations hereunder in all material respects, the Surviving Corporation and its Subsidiaries, taken as a whole, (a) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (b) shall not have, as of such date, unreasonably small capital to carry on its business in which it is engaged. For purposes of this definition, “not have, as of such date, unreasonably small capital to carry on its business in which it is engaged” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of the Parent and Merger Sub acknowledges (a) that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to the Parent or Merger Sub in connection with the transactions contemplated by this Agreement and (b) that neither the Company nor any other person will have or be subject to any liability or indemnification obligation to the Parent, Merger Sub or any other person resulting from the distribution to the Parent or Merger Sub, or the Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Operation of the Company’s Business.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the consent in writing (including by email) of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or expressly required by this Agreement, the Transition Services Agreement, the Employee Benefits Separation Agreement or the UK Pension Agreements, or (iv) as set forth in Section 5.1(a) of the Disclosure Schedule, the Company covenants and agrees with the Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and to the extent consistent therewith, the Company will use commercially reasonable efforts to, and will cause each of its Subsidiaries to use commercially reasonable efforts to, preserve its present relationships with its material customers and suppliers and other significant business relationships and its employees.

(b) Subject to the exceptions set forth in clauses (i) through (iv) of Section 5.1(a), and without limiting the generality of Section 5.1(a), the Company agrees with the Parent that between the date hereof and the Effective Time or the Termination Date, as applicable, without the prior written consent (including by email) of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company:

(i) shall not, and shall cause its Subsidiaries not to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organization documents;

(ii) shall not declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries);

(iii) shall not split, combine or reclassify any of its capital stock or issue or grant or authorize or propose the issuance or grant of any of its capital stock or other securities or any option, warrant or other right to acquire or receive any such capital stock or other securities, except for issuances of Common Stock as required to be issued upon exercise or settlement of Company Stock Options, Company Restricted Stock Awards or Company Deferred Stock Units under any Company Equity Incentive Plan outstanding on the date hereof in accordance with the terms thereof in effect on the date hereof;

(iv) shall not, and shall cause its Subsidiaries not to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except in each case in connection with the exercise and settlement of outstanding awards as of the date hereof under the Company Equity Incentive Plans;

(v) shall not, and shall cause its Subsidiaries not to, incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(vi) shall not, and shall cause its Subsidiaries not to, make any change in any method of Tax or financial accounting or make or change any material Tax election other than changes required by GAAP or applicable Law or regulatory requirements with respect thereto, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(vii) shall not, and shall cause its Subsidiaries not to, (A) adopt or amend, modify or terminate any Company Benefit Plan, (B) enter into any collective bargaining agreement with any labor organization or union, (C) enter into any employment or severance agreement or other similar agreement or arrangement (other than in the ordinary course of business to employees that are not directors or officers of the Company) or any change-in-control or other similar agreement or arrangement, (D) increase the rate of compensation or other benefits payable or provided to any current or former director, officer, employee or contractor of the Company or any of its Subsidiaries (each, a “Company Service Provider”), (E) grant any equity or equity-based awards, (F) make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Company Service Provider or any of its Subsidiaries except for payments that were already accrued prior to the date hereof, or (G) increase, or permit any Person to exercise any discretion to increase, the severance benefits payable to any Company Service Provider under any Employee Benefit Plan above the minimum required benefits thereunder; provided, however, that the Company or any of its Subsidiaries may (1) take any such action for Company Service Providers to the extent required under any existing Contracts or Company Benefit Plans, (2) adopt or amend any Company Benefit Plan if the cost to the Company and its Subsidiaries of providing benefits thereunder is not materially increased and (3) make the payments to certain members of management of the Company as described in Section 5.1(b)(vii) of the Disclosure Schedule;

(viii) shall not, and shall cause its Subsidiaries not to, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets of any Person with a value in excess of $10 million in the aggregate, (B) make any investment in another entity (other than an entity that is a wholly owned Subsidiary of the Company as of the date hereof and other than incorporation of a wholly owned Subsidiary of the Company) with a value in excess of $10 million in the aggregate, (C) sell, lease, license, or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries with a value in excess of $10 million in the aggregate (except, in the case of the immediately preceding clauses (A) and (C), for acquisitions or dispositions pursuant to a Contract in effect as of the date hereof, a true and complete copy of which have been made available to Parent prior to the date hereof, and, solely in the case of the immediately preceding clause (C), for (1) sales and non-exclusive licenses of products and services of the Company and its Subsidiaries in the ordinary course of business, (2) dispositions of obsolete or worthless assets and (3) transfers among the Company and its wholly owned Subsidiaries), (D) make any loans or advances to any Person (other than the Company or any wholly owned Subsidiary and advances to employees in the ordinary course of business) or (E) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) shall not, and shall cause its Subsidiaries not to, (A) cancel, materially modify, terminate or grant a waiver of any rights under any Material Contract (other than modification of customer Contracts pursuant to which additional products or services could be provided to the relevant customers), (B) enter into a new Contract that (x) would be a Material Contact (other than with respect to Contracts of the type described in clauses (iv) and (x) of Section 3.12(a)) if in existence as of the date hereof or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby, or (C) waive, release, cancel, convey, encumber or otherwise assign any material rights or claims under any such Material Contract or new Contract;

(x) shall not, and shall cause its Subsidiaries not to, settle or compromise (x) any litigation by securities holders against the Company, any of its Subsidiaries or any of their respective directors or officers that relates to the Merger or the other transactions contemplated hereby or (y) any other litigation, audit, claim or Action against the Company or any of its Subsidiaries other than, in the case of this clause (y), settlements or compromises of litigation, audit, claim or Action where the amount paid in settlement or compromise, does not exceed $500,000 in the aggregate and where no equitable relief is imposed on the Company, its Subsidiaries or any of their respective assets;

(xi) shall not merge or consolidate the Company or any of its Subsidiaries with any Person (other than the Merger and other than such transactions solely among wholly owned domestic Subsidiaries of the Company that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

(xii) shall not, and shall cause its Subsidiaries not to, make or agree to make any capital expenditure, capital additions or capital improvements or enter into any agreements providing for any such capital expenditures, capital additions or capital improvements that exceed, in the aggregate, $5,000,000, other than those expenditures set forth in the Company’s 2010 capital expenditure budget made available to the Parent prior to the date hereof;

(xiii) shall not, and shall cause its Subsidiaries not to, grant any Lien on any of its material assets or properties other than Permitted Liens;

(xiv) shall not, and shall cause its Subsidiaries not to, enter into any material new line of business, other than in the ordinary course of business and, provided that such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ business that is conducted as of the date hereof; or

(xv) shall not, and shall cause its Subsidiaries not to, agree in writing to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’, as applicable, respective operations.

5.2 [RESERVED]

5.3 Information Statement; Merger Consent.

(a) Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the DGCL and the Company’s by-laws, take all action necessary to seek and obtain the Stockholder Approval by irrevocable written consent of the Stockholder in the form attached as Exhibit A to the Voting Agreement and any other stockholders of the Company reasonably requested by Parent (the “Merger Consent”) as promptly as practicable. The Company shall comply with the DGCL, the Company’s certificate of incorporation and the Company’s by-laws, the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) and the rules and regulations of the NYSE in connection with the Merger Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.3(b) and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Merger Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

(b) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Information Statement. The Company shall use reasonable best efforts as promptly as practicable (and after consultation with the Parent) to respond to any comments made by the SEC with respect to the Information Statement. The Company will use reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after confirmation from the SEC that it has no further comments on the Information Statement (or that the Information Statement is otherwise not to be reviewed by the SEC). The Parent and Merger Sub shall cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, (i) each of the Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement and (ii) prior to the filing with the SEC, or the mailing to the Company’s stockholders, of the Information Statement, the Company shall provide the Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by the Parent with respect to, the Information Statement. The Company shall notify the Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement, and the Company shall provide Parent with a reasonable opportunity to review and comment on any such comments or requests from the SEC or its staff and the Company shall reasonably consider all comments reasonably proposed by the Parent in connection with any filings with the SEC or its staff in response thereto, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.

5.4 No Solicitation.

(a) Except as expressly permitted by this Section 5.4, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Alternative Proposal. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company.

(b) Subject to Section 5.4(c), the Company and its Subsidiaries will not, and the Company will cause its and its Subsidiaries’ Representatives not to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, directly or indirectly (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in, a proposal or offer for, in a single transaction or series of related transactions, (A) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), (B) the direct or indirect acquisition of a 10% or greater interest of the outstanding Common Stock or aggregate voting power of the Company or (C) the direct or indirect acquisition of 10% or more of the consolidated assets or assets representing 10% or more of the consolidated revenues (including, in each case, securities of the Company’s Subsidiaries) of the Company and its Subsidiaries (each, an “Alternative Proposal”), or (ii) engage or participate in any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) or negotiations (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) relating to, or which would reasonably be likely to lead to, any Alternative Proposal.

(c) Following the date of this Agreement, if the Board of Directors receives a bona fide written Alternative Proposal within 15 days of the date of this Agreement and if the receipt of such Alternative Proposal did not result from a breach of this Section 5.4 or Section 3.3 of the Voting Agreement (except to the extent such breach was immaterial and unintentional), until the expiration of 30 days after the date hereof (after which time the Company and its Representatives shall cease immediately any action described in clause (A) and (B) below), the Company or its Representatives may, if the Board of Directors determines in good faith (after consultation with its outside counsel and financial advisor) that the Alternative Proposal is, or could reasonably be expected to result in, a Superior Proposal, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal if, but only if, (x) in the case of either of the immediately preceding clauses (A) or (B), the Board of Directors determines in good faith (after consultation with outside counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of the immediately preceding clause (A), the Company receives from such Person an executed confidentiality agreement on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and such information is furnished to Parent as promptly as reasonably practicable after it has been furnished to such Person to the extent not previously furnished to Parent.

(d) The Company shall promptly (and in any event within 24 hours after receipt), notify the Parent both orally and in writing of the receipt of any Alternative Proposal, any inquiries relating to an Alternative Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal. The Company’s notice shall include (i) a copy of any Alternative Proposal made in writing and other written materials provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of such Alternative Proposal, inquiry or request, including the identity of the Person or group of Persons making the Alternative Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a current basis of the status or developments regarding any Alternative Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.

(e) Except as set forth herein, the Board of Directors (or any committee thereof) will not (i) (A) change, qualify, withdraw or modify, or publicly propose to change, withdraw, modify or qualify, in a manner adverse to the Parent, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Alternative Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof, (ii) terminate, amend, waive, or exempt any Person or group from, the restrictions contained in any standstill agreements or any Takeover Laws or otherwise cause any such restrictions therein not to apply (other than to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take any of such actions under this clause (ii) would be inconsistent with the directors’ fiduciary duties under applicable Law and is necessary to facilitate an Alternative Proposal in compliance with Section 5.4(c)), (iii) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement permitted under Section 5.4(c)) (each of the foregoing, an “Alternative Proposal Agreement”) or (iv) resolve, propose or agree to any of the foregoing; provided, however, if (x) the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, that a bona fide written Alternative Proposal received by the Company in compliance with Section 5.4(c) constitutes a Superior Proposal and (y) the Company and its Subsidiaries have complied in all material respects with this Section 5.4 and the Stockholder Parent (as defined in the Voting Agreement) has complied in all material respects with Section 3.3 of the Voting Agreement, prior to 30 days after the date of this Agreement, then the Board of Directors may allow the Company or any of its Subsidiaries to enter into any Alternative Proposal Agreement with respect to such Superior Proposal and thereafter effect any transaction contemplated by such Superior Proposal; provided, further, however, that the Board of Directors may only take the actions described in the immediately preceding proviso if at such time the Company is permitted to terminate, and terminates, this Agreement pursuant to Section 7.1(d) concurrently with entering into such Alternative Proposal Agreement and pays the Company Termination Fee in compliance with Section 7.2(a)(ii) and if:

(i) the Company shall have provided prior written notice to Parent and Merger Sub, at least four days in advance, of its or the Board of Director’s intention to take such actions, which notice shall specify the material terms of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Alternative Proposal;

(ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four-day period to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments as would permit the Company or the Board of Directors not to take such actions; and

(iii) the Board of Directors shall have considered in good faith any changes to this Agreement and the Financing Commitments that may be offered in writing by Parent by 5:00 PM Eastern Time on the fourth day of such four-day period in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith after consultation with outside counsel and its financial advisors that the Alternative Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect.

In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any change in the purchase price, form of consideration, transaction timing, transaction financing or transaction structure for such Superior Proposal), the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 5.4(e) with respect to such new written notice, except that the deadline for such new written notice and the corresponding negotiation period shall be reduced to two days.

(f) Nothing contained in this Section 5.4 will prohibit the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) if, in the good faith judgment of the Board of Directors, failure to make such disclosure would be inconsistent with its obligations under applicable Law; provided, however, that neither the Board of Directors nor any committee thereof shall recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) unless the applicable requirements of Section 5.4(e) shall have been satisfied.

(g) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside counsel, is more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all of the terms and conditions of such Alternative Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by the Parent to the Company in writing in response to such Alternative Proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “10%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

5.5 Regulatory Matters and Approvals.

(a) Each of the Parent, Merger Sub and the Company shall, as promptly as reasonably practicable following the execution of this Agreement and before the expiration of any relevant legal deadline, make or cause to be made all premerger notification filings required of each of them and or any of their respective Affiliates including (i) to the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required under the HSR Act (which form shall be filed no later than ten Business Days after the date hereof, unless the parties mutually agree to extend the deadline), (ii) to the European Commission, the filing of a merger notification in accordance with the ECMR (which filing shall be made as promptly as reasonably practicable after the date hereof, unless the parties mutually agree to extend the deadline), (iii) to the competent authority of any member state of the European Union to which any of the transactions contemplated hereby are referred pursuant to Article 9 of the ECMR (which filing shall be made as promptly as reasonably practicable after the date of such referral, unless the parties mutually agree to extend the deadline), and (iv) to the appropriate Governmental Entities, filings under any Other Antitrust Laws as identified in Section 5.5 of the Disclosure Schedule (which filings shall be made as reasonably promptly as practicable after the date hereof, unless the parties mutually agree to extend the deadline).

(b) Each of the Parent, Merger Sub and the Company shall use its respective reasonable best efforts to obtain promptly any clearance required under the HSR Act, any Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement and, to the extent permitted by Law, shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and shall comply promptly with any such inquiry or request. The Company and the Parent shall not take, and shall cause their respective Affiliates not to take, any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval or early termination of any required waiting period by or from any Governmental Entity under the HSR Act, any Other Antitrust Laws or other applicable Laws.

(c) Notwithstanding anything herein to the contrary, the Parent shall take any and all action reasonably necessary (i) to avoid the entry or enactment of any permanent, preliminary or temporary Order under any applicable antitrust or competition Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (ii) in the event that any permanent, preliminary or temporary Order under any applicable antitrust or competition Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order under any applicable antitrust or competition Law so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Without limiting the generality of the foregoing, such action by the Parent shall include: (x) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, assets, categories of assets or businesses of the Company or the Parent or their respective Subsidiaries, (y) terminating existing relationships, contractual rights or obligations of the Company or the Parent or their respective Subsidiaries, (z) terminating any venture or other arrangement, (xx) creating any relationship, contractual rights or obligations of the Company or the Parent or their respective Subsidiaries or (yy) effectuating any divestiture, or other structural or conduct modification relating to the business of the Company or the Parent or their respective Subsidiaries. The Company shall take, and cause its Subsidiaries to take, such of the foregoing actions as Parent may request; provided, however, that any such action is conditioned upon the consummation of the Merger. Alternatively, at the request of the Company, the Parent and its Subsidiaries shall be obligated to contest until it becomes final and nonappealable, administratively or in court, any ruling, Order or other action of any Governmental Entity or any other Person challenging the transactions contemplated by this Agreement.

(d) Each of the Parent and the Company agrees to instruct its respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, any Other Antitrust Laws and any other applicable Laws at the earliest practicable dates. Said reasonable best efforts and cooperation include, but are not limited to, counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, any Other Antitrust Laws and any other applicable Laws, (ii) permit the other party’s counsel to review and incorporate such other party’s counsel’s reasonable comments in any filings or other communication given by it to any Governmental Entity or in connection with any proceeding by a private party related to antitrust or competition Laws with any other Person, and (iii) permit the other party’s counsel to review attachments and appendices to filings and any other submissions necessary under the HSR Act, any Other Antitrust Laws and any other applicable Laws including but not limited to documents required under Item 4(c) of the HSR notification form and Section 5.4 of the Form CO. None of the Parent, the Company nor any of their respective Affiliates or counsel shall independently contact any Governmental Entity or participate in any meeting or discussion (or any other communication by any means ) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Parent and its Affiliates, the Company, and in the case of the Company and its Affiliates, the Parent, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Parent or the Company, as applicable, shall be limited to outside antitrust counsel only).

(e) Notwithstanding anything herein to the contrary, each of Parent and Merger Sub agree to use its respective best efforts to obtain promptly any clearance required under the HSR Act, any Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement if such clearance is not received by the later of (i) the date that is 120 days following the date hereof or (ii) the date on which all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied (other than those conditions that by their nature are to satisfied by actions taken at the Closing).

5.6 Press Releases and Public Announcement. None of the Parent, Merger Sub or the Company will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of the Parent and Merger Sub, the Company, and in the case of the Company, the Parent; provided, that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure.

5.7 Access to Information.

(a) Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, the Company will, and will cause each of its Subsidiaries to, upon reasonable prior written notice of the Parent, permit the Parent and its Representatives and Financing Sources to have (at the Parent’s expense) reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries, to the officers and senior management, the premises, agents, customers, suppliers, books, records, and Contracts of or pertaining to the Company and any of its Subsidiaries as the Parent may reasonably request in writing; provided, however, that the Parent will not have access to (i) individual performance or evaluation records or medical histories, (ii) information that is subject to attorney-client privilege or other privilege, or (iii) information that in the opinion of the Company would result in a breach of a Contract to which the Company or any of its Subsidiaries are bound, or (vi) information related to the Company’s sale process; provided, further, that such access will comply with all applicable Laws and all applicable real property leases regarding the premises and shall not include any intrusive testing or environmental sampling of any kind; provided, further, however, that no such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that the Parent shall not discuss any proposed employment arrangements or equity investments in the Parent with the officers and senior management of the Company until after the 15th day from the date hereof; provided, further, that if (i) the Board of Directors receives a bona fide written Alternative Proposal within 15 days of the date of this Agreement and (ii) the Person making such Alternative Proposal agrees to be bound by the same obligations by which the Parent is bound under this proviso and the immediately preceding proviso, then the Parent shall not discuss any proposed employment arrangements or equity investments in the Parent with the officers and senior management of the Company until the earlier of (x) the termination or withdrawal of such Alternative Proposal or (y) the 31st day from the date hereof.

(b) The Company will give prompt written notice to the Parent of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect. The Parent and Merger Sub will give prompt written notice to the Company of any event that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of the Company, the Parent and Merger Sub will give prompt written notice to the other parties of (i) any facts relating to such party which would make it necessary or advisable to amend the Information Statement in order to make the statements therein not misleading or to comply with applicable Law, (ii) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated hereby and (iii) any Actions commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The delivery of any notice pursuant to this Section 5.7(b) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c) Each of the Parent and Merger Sub will, and will cause their respective Representatives to, hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to the Parent, Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with (i) the letter agreement, dated January 22, 2010, between the Company and Silver Lake Management Company III, L.L.C. and (ii) the letter agreement, dated January 11, 2010, between the Company and Warburg Pincus LLC (collectively, the “Non-Disclosure Agreements”), which Non-Disclosure Agreements shall remain in full force and effect in accordance with their respective terms.

5.8 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and its Subsidiaries who continue as employees of the Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) at least the same level of base salary or wages (as applicable) and aggregate annual cash incentive bonus and commission opportunities and (ii) employee benefits that are no less favorable in the aggregate than those provided as of the date hereof by the Company or the applicable Subsidiary or Affiliate of the Company to such Company Employees pursuant to the Company Benefit Plans and the Affiliate Benefit Plans (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Without limiting the generality of the foregoing, the Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance and any similar benefits to Company Employees that are no less favorable than the severance and similar benefits currently provided under the Company Benefit Plans and the Affiliate Benefit Plans for the Benefit Continuation Period, including by recognizing all service recognized for such purposes under the applicable Company Benefit Plan.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the employees (including officers) of the Company and its Subsidiaries shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans or Affiliate Benefit Plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan or Affiliate Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Parent shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) with employees or independent contractors of the Company and its Subsidiaries.

(d) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, perform its obligations under the UK Pension Agreements, and shall provide or cause there to be provided to the Surviving Corporation any funds required by the Surviving Corporation or any Subsidiary of the Surviving Corporation to comply with its obligations thereunder.

(e) Solely for the purpose of this Section 5.8, “Affiliate Benefit Plans” shall mean such Benefit Plans in effect as of the date hereof without giving effect to any amendments, modifications or supplements to such Benefit Plans on or after the date hereof or any new Benefit Plans adopted on or after the date hereof, unless, in each case, the Parent previously has consented in writing to such amendment, modification or supplement or new Benefit Plan. Nothing contained in this Agreement is intended (i) to require the Parent, the Company, the Surviving Corporation or any of their respective Affiliates to establish or maintain any specific Company Benefit Plan or other employee benefit plan or arrangement for any length of time; or (ii) to create or amend any Company Benefit or other employee benefit plan or arrangement. This Section 5.8 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee or Company Service Provider, or any other participant in any Company Benefit Plan, Affiliate Benefit Plan or other employee benefit plan or arrangement that may be established or maintained by the Parent, the Company, the Surviving Corporation or any of their respective Affiliates following the Merger, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.

5.9 Indemnification and Insurance.

(a) The Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 5.9, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Parent and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the date hereof or in any indemnification agreements of the Company or its Subsidiaries set forth on Section 5.9(a) of the Disclosure Schedule with any of their current or former respective directors, officers or employees as in effect immediately prior to the Effective Time, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, the Parent shall assume, be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) From and after the Effective Time, each of the Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law), to the same extent that such persons are entitled to indemnification pursuant to the certificate of incorporation and by-laws of the Company as in effect as of the date hereof, each current and former director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director or officer of the Company or any of its Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company, before the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such Action, the Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) The Parent shall obtain prior to the Effective Time fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage as set forth on Section 5.9(c) of the Disclosure Schedule, subject to any limitations set forth therein, with respect to the directors and officers of the Company and its Subsidiaries and with such other terms as are no less favorable in the aggregate than those in the directors’ and officers’ liability insurance policies maintained by or on behalf of the Company as of the date hereof and with respect to which complete and correct copies have been made available to the Parent prior to the date hereof. Prior to purchasing the D&O Tail, the Parent shall allow the existing directors of the Company to review the terms of the D&O Tail and will consider, without obligation, comments such directors may have in respect thereof. The Parent shall maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 5.9(c).

(d) To the fullest extent permitted by applicable Law, the Parent shall, or shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 5.9.

(f) In the event the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, in each case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

5.10 Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

5.11 Financing.

(a) Each of the Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Financing Commitments if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount) or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto, and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments (provided that the Parent and Merger Sub may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof), including using its reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to the Parent and Merger Sub to obtaining the Debt Financing at the Closing set forth therein that are within its control, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment (and provide copies thereof to the Company) and (iv) upon satisfaction of the conditions set forth in the Financing Commitments, consummate the Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms and conditions no less favorable to the Parent and Merger Sub and in an amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. The Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide the Parent and Merger Sub with any portion of the Financing. The Parent and Merger Sub shall use their reasonable best efforts to cause the Financing Sources providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated by this Agreement if all conditions set forth in the Debt Financing Commitment have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, and (y) all conditions set forth in Article VI hereof have been satisfied or waived (other than the conditions set forth in Sections 6.2(c) and 6.3(c) but subject to the satisfaction of such conditions) and the Closing is required to occur pursuant to Section 1.2, each of the Parent and Merger Sub shall cause the proceeds of the bridge facility contemplated by the Debt Financing Commitment to be used to cause the Closing to occur. For purposes of this Section 5.11 and Section 4.4, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Commitments as permitted by this Section 5.11 to be amended, modified or replaced and references to “Financing Commitments” shall include such documents as permitted by this Section 5.11 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(b) Prior to the Closing, the Company and its Subsidiaries shall provide to the Parent and Merger Sub, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide to the Parent and Merger Sub, all cooperation that is reasonably requested by the Parent in connection with the Financing, including: (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of the Parent and Merger Sub and their Financing Sources, in each case in connection with the Financing; (ii) furnishing the Parent, Merger Sub and their Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by the Parent, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate the Financings at the time the Financings are to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs 5, 6 and 9 of Exhibit D of the Debt Financing Commitment (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Financial Information”); (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; (iv) executing and delivering any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by the Parent; (v) obtaining a certificate of the chief financial officer of the Company with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Debt Financing; (vi) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance at the expense of and as reasonably requested by the Parent on behalf of the Financing Sources; (vii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of such Debt Financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures and/or other instruments on terms satisfactory to the Parent in connection with such Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Financing Commitment; and (viii) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company; and provided, further, that the Company shall not be required to enter into or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Effective Time. The Company shall not be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. The Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including actions taken at the request of the Parent in accordance with this Section 5.11) and any information (other than information furnished by or on behalf of the Company or its Subsidiaries) utilized in connection therewith. The Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company in connection with such cooperation. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries.

5.12 Resignation of Directors. At the Closing, the Company shall deliver to the Parent evidence reasonably satisfactory to the Parent of the resignation of all directors of the Company effective at the Effective Time.

5.13 Delisting. The Surviving Corporation will use its commercially reasonable efforts to cause the shares of Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

5.14 Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be reasonably necessary or advisable hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

5.15 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Company, the Parent, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the assets, properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action. Without limiting the generality of the foregoing, the Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable efforts to request and obtain all consents and approvals required with respect to the consummation of the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 3.4 (or the Disclosure Schedule), provided, however, that (i) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested, (ii) the consent of the Parent shall be required with respect to any amendment or modification to any Contract in connection with obtaining any such consent or approval that is adverse in any material respect to the Parent, Merger Sub, the Company or any of its Subsidiaries and (iii) the parties acknowledge that the receipt of such consents pursuant to this Section 5.15 shall not be deemed a condition to any party’s obligation to effect the Merger, except to the extent specifically set forth in Article VI.

5.16 Tax Certificate. The Company shall deliver to the Parent, on or before (but no more than 20 days prior to) the Closing Date, in a form reasonably satisfactory to the Parent, a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the shares of Common Stock and the Common Stock Options are not “United States real property interests” for purposes of Sections 897 and 1445 of the Code, together with a notice to the Internal Revenue Service, in a form reasonably satisfactory to the Parent, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2).

5.17 Existing Letters of Credit.

(a) At, or as promptly as reasonably practicable following the Effective Time (and in any event within five Business Days thereof), the Parent shall cause the Surviving Corporation to post or cause to be posted a replacement letter of credit to replace each Existing Letter of Credit (to the extent still outstanding as of the Effective Time). Prior to the Closing, the Company shall cooperate with the Parent in good faith to assist in and arrange for such replacement letters of credit to be posted as promptly as reasonably practicable.

(b) Until all of the Existing Letters of Credit are fully released and discharged following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold the Stockholder (or its Affiliates, if applicable) harmless from and against, and pay and reimburse the Stockholder (or its Affiliates, if applicable) for any reasonable out-of-pocket expenses that the Stockholder may incur as a result of being required to make any payment under the Existing Letters of Credit after the Closing Date as a result of the failure of the Stockholder (or its Affiliates, as applicable) to be fully released from the Existing Letters of Credit.

(c) The provisions of this Section 5.17 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, the Stockholder, which is an intended third-party beneficiary of this Section 5.17.

5.18 Termination of Agreements with the Stockholder and its Affiliates. Immediately prior to the Effective Time, the Company shall, at the request of the Parent, execute an agreement in a form reasonably acceptable to the parties terminating all Contracts between the Company or any of its Subsidiaries, on the one hand, and the Stockholder Parent and any of its other Affiliates, on the other hand (except for the Ancillary Agreements and such other Contracts identified on Section 5.18 of the Disclosure Schedule), and the Company and its Subsidiaries shall not be required to pay any termination or similar fee or make any other payment or incur any other liability to the other parties to such Contracts in connection therewith.

5.19 Cash and Marketable Securities. To the extent requested by the Parent, the Company and its Subsidiaries shall cooperate in good faith and use their reasonable best efforts, to the extent permitted by Law and subject to the reasonable operational requirements of the Company and its Subsidiaries, to (a) repatriate cash, as requested by the Parent, to the United States and/or to the United Kingdom (including by direct or indirect transfers of cash, dividends or intercompany loans), in as tax- and cost-efficient manner as reasonably practicable, with a view to maximizing the amount of the Company’s cash held in the United States and the United Kingdom on the Closing Date, and (b) sell, in as tax- and cost-efficient manner as reasonably practicable, such amount and type of the marketable securities then owned by the Company and its Subsidiaries, in each case with effect as of a date reasonably proximate to the Closing Date.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Stockholder Approval shall have been obtained. The Information Statement shall have been mailed to the Company’s stockholders and 20 days shall have elapsed.

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received or have been deemed to have received all other necessary pre-closing authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws and the from the Financial Services Authority in the United Kingdom in respect of the change of controllers of eSignal (Europe) Limited) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(c) No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.2 Conditions to Obligations of the Parent and Merger Sub to Effect the Merger. The respective obligations of the Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by the Parent) at or prior to the Effective Time of the following conditions:

(a)(i) The representations and warranties of the Company set forth in this Agreement (other than Sections 3.2(a), (b) and (f) and 3.3) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and 3.2(b) will be true and correct as of the Closing Date as though made as of the Closing Date; provided, that any inaccuracies in the representations and warranties contained in Sections 3.2(a) and 3.2(b) (x) that relate to the Company and do not individually or in the aggregate increase the aggregate amount of consideration payable by the Parent and/or Merger Sub pursuant to Section 2.1 of this Agreement by more than, or (y) that that relate to the Company’s Subsidiaries and do not represent lost value in excess of, individually or in the aggregate, $3,400,000 shall be disregarded, and (iii) the representations and warranties of the Company set forth in Sections 3.2(f) and 3.3 will be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time) in all material respects.

(b) The Company will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Company shall have delivered to the Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Since December 31, 2009, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Pearson plc, Pearson Services Limited, Pearson Management Services Limited, Pearson Group Pension Trustee Limited, the Company and Interactive Data (Europe) Limited shall have executed and delivered to the Parent a copy of the Pensions Transitional Agreement in the form attached as Exhibit C hereto (the “Pensions Transitional Agreement”), and Pearson Services Limited, Pearson Group Pension Trustee Limited and Interactive Data (Europe) Limited shall have executed and delivered to Parent a copy of the Deed of Cessation of Participation in Respect of the Pearson Group Pension Plan in the form attached as Exhibit D hereto (the “Deed of Cessation”).

6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement will be true and correct as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The Parent and Merger Sub will have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) The Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of the Parent and Merger Sub by a duly authorized officer of the Parent, certifying to the effect that the conditions set forth in Sections .3(a) and 6.3(b) have been satisfied.

(d) Concurrently with the Closing, the Parent shall provide, or cause to be provided to, Interactive Data (Europe) Limited sufficient funds to make the deposit into the Escrow Account of £53 million as contemplated by the Pensions Transitional Agreement.

(e) Parent shall have executed and delivered to Pearson plc and the Company a copy of the Pensions Transitional Agreement.

ARTICLE VII

TERMINATION; REMEDIES

7.1 Termination of Agreement. This Agreement may be terminated (notwithstanding receipt of the Stockholder Approval) as follows:

(a) by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b) by either the Parent or the Company, if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action will have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the party seeking to terminate if such party (or in the case of the Parent, Merger Sub) is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1, 6.2 or 6.3, as applicable;

(c) by either the Parent or the Company, if the Merger does not occur on or before the date that is six months following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if the failure of such party (or, in the case of the Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or the primary factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

(d) by the Company, prior to the date that is 30 days after the date of this Agreement, in order to enter into an Alternative Proposal Agreement in compliance with Section 5.4 that reflects a Superior Proposal; provided that (i) such Alternative Proposal Agreement did not result from a breach of Section 5.4 or Section 3.3 of the Voting Agreement (except to the extent such breach was immaterial and unintentional) and (ii) the Company has paid the Company Termination Fee prior to or simultaneously with such termination;

(e) by the Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Parent’s intention to terminate this Agreement if such breach or failure is not cured) from the Parent of such breach or failure; provided, that, that the Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3;

(f) by the Company, if the Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Company’s intention to terminate this Agreement if such breach or failure is not cured) from the Company of such breach; provided, that, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2;

(g) by the Company, if (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Parent and Merger Sub fail to complete the Closing within three Business Days following the date the Closing should have occurred pursuant to Section 1.2, (iii) the Company irrevocably confirmed in writing that (x) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by the Company and (y) it is prepared to consummate the Closing and (iv) the Company stood ready, willing and able to consummate the Closing, during such period; or

(h) by the Parent, if the Stockholder Approval shall not have been obtained by the close of business on the second (2nd) day after the date hereof.

7.2 Certain Remedies.

(a) Company Termination Fee; Expenses.

(i) If (i) this Agreement is terminated pursuant to Section 7.1(c) or 7.1(e), (ii) any Person shall have made a bona fide Alternative Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 7.1 and (iii) within 12 months after the Termination Date, the Company or any of its Affiliates consummates an Alternative Proposal or enters into a definitive agreement with respect to an Alternative Proposal and (x) such Alternative Proposal is consummated or (y) an Alternative Proposal that is not the Alternative Proposal contemplated by such definitive agreement is consummated within 18 months after the Termination Date, then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee.

(ii) If this Agreement is terminated (x) by the Company pursuant to Section 7.1(d) or (y) by the Parent pursuant to Section 7.1(h), then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee.

(iii) For the purpose of this Section 7.2(a), all references in the term Alternative Proposal to “10% or more” will be deemed to be references to “more than 50%”.

(iv) The Company Termination Fee will be paid in the aggregate to the Parent’s designees by the Company in immediately available funds (x) in the case of Section 7.2(a)(i) or 7.2(a)(ii)(y), within three Business Days after the date of the event giving rise to the obligation to make such payment and (y) in the case of Section 7.2(a)(ii)(x), prior to or contemporaneously with such termination of this Agreement (and any purported termination pursuant to Section 7.1(d) shall be void and of no force or effect unless the Company shall have made such payment).

(v) As used in this Agreement, “Company Termination Fee” means an amount equal to One Hundred Twenty Million Dollars ($120,000,000).

(b) Parent Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to (x) Section 7.1(f), and at such time the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that the Parent’s or Merger Sub’s breach of this Agreement have caused not to be satisfied), or (y) Section 7.1(g), then the Parent will pay the Company an amount equal to Two Hundred Twenty Five Million Dollars ($225,000,000) (the “Parent Termination Fee”).

(ii) In the event the Parent Termination Fee is payable, such fee will be paid to the Company by the Parent in immediately available funds within three Business Days after the date of the event giving rise to the obligation to make such payment.

(c) Notwithstanding anything to the contrary herein, in the event that any Action is commenced or instituted by the parties hereto in respect of the Parent Termination Fee and/or a claim for specific performance of the Parent’s and Merger Sub’s obligations in accordance with Section 7.4, during the pendency of such Action and, if a court of competent jurisdiction has ordered the Parent to pay the Parent Termination Fee or to consummate the Merger, until 5 Business Days following such order, the Parent may at any time notify the Company in writing that it will consummate the Closing within 10 Business Days following such notice, in which case the Parent shall consummate the Closing and the Company shall not be permitted or entitled to enforce such order for such 10 Business Day period (and, if the Closing is not consummated, the Company shall be entitled to continue to pursue such Action or enforce such order, as applicable).

(d) Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement.

7.3 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or the Parent as provided in Section 7.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth, and subject to the limitations included, in Section 7.2 or this Section 7.3) on the part of the Parent, Merger Sub or the Company (or any Representative of any such party); provided, however, that the provisions of Sections 5.7(c), 7.2, 7.3, 7.4 and Article VIII will survive any termination hereof; provided, further, however, that subject to the terms of this Section 7.3, nothing in this Section 7.3(a) shall relieve any party of any Liability for any breach by such party of this Agreement prior to the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the Company Termination Fee is paid to the Parent (or its designees), payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent, Merger Sub and each of their respective Affiliates against the Company, the Stockholder and any of their former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; and in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, while the Parent and Merger Sub may pursue a grant of specific performance, payment of the Company Termination Fee (only to the extent expressly permitted by Section 7.2(a)) and any other remedy available to them, under no circumstances shall the Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee.

(c) Notwithstanding anything to the contrary in this Agreement, if the Parent and Merger Sub fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, (i) except for the right of the Company to seek an injunction, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 7.4, the Company’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent, Merger Sub, the Investors, the Guarantors and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Financing Sources or assignees (each a “Related Party” and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee, in each case, only to the extent provided by Section 7.2(b) or pursuant to the Limited Guarantees, as applicable, and (ii) except as provided in the immediately foregoing clause (i), none of the Related Parties or any Related Party of a Related Party will have any Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, any of the Ancillary Agreements, the Limited Guarantees (except, for the avoidance of doubt, for the Guarantors’ obligation under their respective Limited Guarantees, subject to the limitations contained therein), the Financing Commitments or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The parties acknowledge and agree that in no event will the Parent be required to pay the Parent Termination Fee on more than one occasion. Upon payment of the Parent Termination Fee, none of the Related Parties or any Related Party of any Related Party shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, any of the Ancillary Agreements, the Limited Guarantees, the Financing Commitments or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Except as otherwise set forth in this Section 7.4, including the limitations set forth in Section 7.4(b), the parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 5.11, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s sources of Debt Financing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Sections 7.4(b) or 7.4(c). For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Sections 7.4(b) or 7.4(c) and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.2(b)), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letter, including by demanding Parent and/or Merger Sub to file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) all of the conditions to the consummation of the financing provided by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 5.11, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s sources of Debt Financing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(d) Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.4. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.4.

(e) To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 7.3 hereof) when expressly available to such party pursuant to the terms of this Agreement, the End Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Action (it being understood that this Section 7.4(e) shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitment (including the expiration or termination provisions thereof)).

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than: (a) Sections 5.9, 5.17 and 7.3 (which will be for the benefit of the Persons (including, with respect to Section 7.3, the Financing Sources) set forth therein, and any such Person will have the rights provided for therein); (b) Sections 7.4, 8.7 and 8.14 (which shall be for the benefit of, among others, the Financing Sources, and the Financing Sources, among others, will have the rights provided for therein); (c) this Article VIII in respect of the Sections set forth under the foregoing clauses (a) and (b); and (d) after the Effective Time, the rights of the holders of the Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article II of this Agreement and the rights of the holders of Company Stock Options, Company Restricted Stock Awards and Company Deferred Stock Units to receive the amounts set forth in Article II. Notwithstanding the foregoing, following the Effective Time, any stockholder of Common Stock (or recipient of any award prior to the date hereof under the Company Equity Incentive Plans) shall be entitled to enforce the provisions of Article II to the extent necessary to receive the consideration to which such Person is entitled pursuant to Article II.

8.2 Entire Agreement. This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto and thereto), together with the Non-Disclosure Agreements, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

8.3 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by the Parent or Merger Sub, the Company, and, in the case of assignment by the Company, the Parent; provided, however, that Parent or Merger Sub may assign their respective rights, interests or obligations hereunder to any Affiliate of Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder.

8.4 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Company, to:

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Facsimile:	(781)687-8005
Attention:	Andrea Loew, Esquire
Executive Vice President and General Counsel

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Facsimile:	(212) 309-6001
Attention:	Charles E. Engros, Jr.
Robert W. Dickey

and

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza

New York, New York 10006

Facsimile:	(212) 225-3999
Attention:	Ethan A. Klingsberg
Matthew P. Salerno

If to the Parent or Merger Sub, to:

c/o Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Facsimile: (212) 981-3535

Attention: Michael Bingle

and

c/o Warburg Pincus

450 Lexington Avenue, 34th Floor

New York, NY 10017

Facsimile: (212) 878-9351

Attention: James Neary

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile:	(650) 251-5002
Attention:	Peter S. Malloy
Chad Skinner

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of any other State’s laws.

8.7 Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Financing Commitments or the transactions contemplated hereby and thereby, including the Merger and the Financing. Each of the parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.7 and (c) agrees that such waivers and certifications shall extend to the Financing Sources.

8.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible; provided that the parties intend that the remedies and limitations thereon (including provisions that payment of the Parent Termination Fee or the Company Termination Fee be the exclusive remedy for the recipient thereof and certain Related Parties as provided under Section 7.3, except for the right of the Company to seek an injunction, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 7.4) contained in Article VII to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Limited Guarantees.

8.10 Expenses. Except as otherwise specifically provided in this Agreement, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means, with respect to any Person, the fees and expenses of legal counsel, investment bankers, brokers, finders, financial advisors, accountants and other advisors (including any representatives of legal counsel, investment bankers, accountants or other advisors) incurred by or on behalf of such Person and its Affiliates prior to the Closing in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.

8.11 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

8.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

8.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the Company will be without recourse to any stockholder of the Company or any of such stockholder’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

8.14 Exclusive Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Financing Commitments or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Financing Commitments or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth in Section 8.5 shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto agrees that that the submissions, waivers and agreements in this Section 8.14 shall extend to any action or proceeding that involves any Financing Source.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

8.16 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of the Parent, by its board of directors, in the case of Merger Sub, by its board of directors, and in the case of the Company, by the Board of Directors, at any time before or after the receipt of the Stockholder Approval, but, after receipt of such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parent, Merger Sub and the Company.

8.17 Waiver. At any time prior to the Effective Time, the Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Parent (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Parent by its duly authorized officer. At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Parent or Merger Sub or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Parent or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

8.18 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 8.18(a):

“Action” means any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person; provided that none of the Parent, Merger Sub or any of the Investors shall be considered Affiliates of any portfolio company in which the Investors or any of their investment fund Affiliates have made a debt or equity investment (and vice versa). For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Employee Benefits Separation Agreement, the Transition Services Agreement and the UK Pension Agreements.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, (d) employee welfare benefit plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, collective bargaining, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, employee loan and other employee benefit plans, agreements, contracts, programs, policies or other arrangements, whether or not subject to ERISA.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Deferred Stock Units” means awards of deferred stock units for Common Stock issued under any of the Company Equity Incentive Plans.

“Company Equity Incentive Plans” means the Amended and Restated 2000 Long-Term Incentive Plan, as amended, the 2009 Long-Term Incentive Plan, as amended, the ESPP, and the SAYE.

“Company-Owned Intellectual Property” means Company-Registered Intellectual Property and all material non-registered Intellectual Property, including any source code, owned by the Company or its Subsidiaries.

“Company Restricted Stock Awards” means awards of restricted stock units to be settled in Common Stock upon vesting and issued under any of the Company Equity Incentive Plans.

“Company Stock Options” means options to purchase Common Stock issued under any of the Company Equity Incentive Plans.

“Contract” means any agreement, contract, commitment, arrangement or understanding.

“Employee Benefits Separation Agreement” means that certain employee benefits separation agreement, dated as of the date hereof, between the Stockholder Parent (as defined therein) and the Company, in the form attached as Exhibit E.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code.

“ESPP” means the 2001 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Existing Landlords” means, collectively, 90 Broad L.L.C., Walton 10-Ten Po Investors III, L.L.C. and MFA 100 William LLC and each, individually, is an “Existing Landlord”.

“Existing Letters of Credit” means, collectively, (i) letter of credit number 432083 (as amended) in the face amount of $167,794.00 issued by JPMorgan Chase Bank, N.A. in favor of 90 Broad L.L.C., as beneficiary; (ii) letter of credit number 432106 in the face amount of $90,000 issued by JPMorgan Chase Bank, N.A. in favor of Walton 10-Ten Po Investors III, L.L.C., as beneficiary; (iii) letter of credit number CPCS-615314 in the face amount of $512,365.00 issued by JPMorgan Chase Bank, N.A. in favor of MFA 100 William LLC, as beneficiary; and (iv) letter of credit number S0005621 in the face amount of $3,949,174.00 issued by The Bank of New York. in favor of MFA 100 William LLC, as beneficiary; and each, individually, is an “Existing Letter of Credit”.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.4 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended.

“Intellectual Property” means all worldwide intellectual property rights, including: (i) trade secrets, inventions, discoveries, confidential and proprietary information, technologies, know-how, processes, methods, schematics, R&D information, techniques, technical information, specifications, drawing, methods, technical data, designs, and documentation related to the foregoing; (ii) patents and applications therefor, including all disclosures, continuations and continuations-in-part thereof and patents issuing thereon, along with any reexaminations, reissues and extensions thereof; (iii) trademarks, trade names, trade dress, brand names, corporate names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications and other source indicators (whether registered, unregistered or existing at common law, including all goodwill attaching thereto); and (iv) copyrights, copyrightable works, computer software and databases, including copyright registrations, copyright applications and unregistered common law copyrights.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the persons set forth on Section 8.18(a) of the Disclosure Schedule, in each case without obligation of inquiry.

“Law” means any statute, law (including common law), ordinance, rule, code or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, easement, right-of-way or other encumbrance in respect of such property or asset.

“Marketing Period” means the first period of 35 consecutive days after the date hereof throughout which: (A) the Parent and Merger Sub shall have the Required Financial Information that the Company is required to provide to the Parent pursuant to Section 5.11(b); provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the financing sources confirmation that the Required Financial Information has been provided and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Financial Information the Company has not delivered), and (B) the conditions set forth in Section 6.1 and Section 6.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 35 consecutive day period; provided that if the Marketing Period has not been completed on or prior to August 23, 2010, the Marketing Period shall commence no earlier than September 5, 2010; provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such 35-day period, (i) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the SEC Filings, (ii) (x) the financial statements included in the Required Financial Information that is available to the Parent on the first day of any such 35-consecutive-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 35-consecutive-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 35-consecutive-day period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 35-consecutive-day period, (iii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the SEC Filings have been amended or the Company has determined that no restatement shall be required, or (iv) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; and provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

“Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) prevents or materially delays the Company from performing its obligations under this Agreement in any material respect; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) general political, economic, financial, capital market, credit market, financial market or industry-wide conditions; (ii) regulatory changes, changes in Law or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iii) any natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof; (iv) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein (other than Section 5.1(a)) and any action taken or omitted to be taken by the Company at the written request or with the prior written consent of the Parent or Merger Sub), except that this clause (iv) shall not apply in the determination of a breach or violation of the representations and warranties contained in Section 3.4; (v) the fact that the prospective owner of the Company and any of its Subsidiaries is the Parent or any Affiliate of the Parent; (vi) any changes in the price or trading volume of the Common Stock (provided, however, that any change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded); (vii) any failure by the Company to meet projections or forecasts (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded); (viii) any loss of, or change in, the relationship of the Company, contractual or otherwise, with its customers, employees or suppliers arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement (other than compliance with Section 5.1(a)) or the announcement of any of the foregoing, except that this clause (viii) shall not apply in the determination of a breach or violation of the representations and warranties contained in Section 3.4; (ix) any change in the Company’s credit rating (provided, however, that any change, effect, event or occurrence that caused or contributed to such change in the Company’s credit rating shall not be excluded); and (x) any breach by the Parent or Merger Sub of this Agreement; provided, further, however, that any change, effect, event or occurrence referred to in the immediately preceding clauses (i), (ii) and (iii) shall be taken into account for purposes of such clause only to the extent such change, effect, event or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Company and its Subsidiaries compete.

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws and foreign investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Permit” means any authorization, approval, consent, easement, variance, exception, accreditation, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith, (c) Liens, encroachments, covenants, restrictions and other title imperfections which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens created by or through the Parent or Merger Sub, (e) zoning, building and land use Laws, restrictions and conditions imposed by any Governmental Entity and (f) Liens set forth on Section 8.18(b) of the Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“PGPP” means the Pearson Group Pension Plan.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Replacement Letter of Credit” means a letter of credit with the Merger Sub as applicant, issued by an issuing bank reasonably acceptable to the applicable Existing Landlord in a face amount equal to or greater than the face amount of the applicable Existing Letter of Credit, including any fees and accrued interest expense associated therewith, and with the applicable Existing Landlord as the beneficiary.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person and its Subsidiaries.

“SAYE” means the UK Savings Related Share Option Plan, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests or more than 50% of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, license, alternative or add on minimum, ad valorem, use, property, withholding, excise, production, value added, occupancy and any other taxes, customs, duties, governmental fees or assessments of any nature whatsoever, together with any interest, penalties or additions to tax, imposed by any Governmental Entity.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Services Agreement” means that certain transition services agreement, dated as of the date hereof, among the Stockholder Parent (as defined therein), Merger Sub and the Company, in the form attached as Exhibit F.

“UK Pension Agreements” means, collectively, (i) the Pensions Transtional Agreement and (ii) the Deed of Cessation.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (x) a reference to “ordinary course” or “ordinary course of business” when used herein will be deemed to mean “ordinary course of business consistent with past practices”, unless otherwise specified; and (xi) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section

2000 LTIP	Section 3.2(a)

2009 LTIP	Section 3.2(a)

Acceptable Confidentiality Agreement	Section 5.4(c)

Advisers Act	Section 3.20

Advisory Entity	Section 3.20

Affiliate Benefit Plans	Section 3.13(a)

Agreement	Preamble

Alternative Proposal	Section 5.4(b)

Alternative Proposal Agreement	Section 5.4(e)

Benefits Continuation Period	Section 5.8(a)

BI	Section 3.2

Board of Directors	Recitals

Board Recommendation	Section 3.3(b)

Book-Entry Share	Section 2.4(b)

Certificate of Merger	Section 1.3

Term	Section

Certificates	Section 2.4(b)

Closing	Section 1.2

Closing Date	Section 1.2

Code of Ethics	Section 3.20

Common Stock	Section 2.1(a)

Company	Preamble

Company Benefit Plans	Section 3.13(a)

Company Employees	Section 5.8(a)

Company Expenses	Section 7.2(d)

Company Personal Property	Section 3.9

Company-Registered Intellectual Property	Section 3.10(a)

Company Service Provider	Section 5.1(b)(vii)

Company Termination Fee	Section 7.2(a)(v)

Debt Financing	Section 4.4(a)

Debt Financing Commitment	Section 4.4(a)

Deed of Cessation	Section 6.2(e)

DTC	Section 2.4(b)

DTC Payment	Section 2.4(b)

DGCL	Section 1.1

Disclosure Schedule	Article III

Dissenting Shares	Section 2.2(a)

D&O Tail	Section 5.9(c)

ECMR	Section 3.4(b)

Effective Time	Section 1.3

Employee Benefit Plan	Section 3.13(a)

End Date	Section 7.1(c)

Environmental Laws	Section 3.15

Equity Financing	Section 4.4

Equity Financing Commitment	Section 4.4

Equity Incentive Amount	Section 2.1(d)

Escrow Agreement	Section 6.2(e)

Excluded Proposal	Section 7.1(d)

Excluded Shares	Section 2.1(c)

Expenses	Section 8.10

Fairness Opinion	Section 3.3(c)

Financing	Section 4.4(a)

Financing Commitments	Section 4.4(a)

Guarantors	Recitals

Term	Section

Indemnified Party	Section 5.9(b)

Information Statement	Section 3.4(b)

Intellectual Property	Section 3.10(a)

Investor	Section 4.4(b)

Limited Guarantees	Recitals

Material Contract	Section 3.12(a)

Merger	Recitals

Merger Consent	Section 5.3(a)

Merger Consideration	Section 2.1(a)

Merger Sub	Preamble

New Plans	Section 5.8(b)

Non-Disclosure Agreements	Section 5.7(c)

NYSE	Section 3.4(b)

Old Plans	Section 5.8(b)

Option Letter of Transmittal	Section 2.4(d)

Parent	Preamble

Parent Termination Fee	Section 7.2(b)(i)

Paying Agent	Section 2.4(a)

Payment Fund	Section 2.4(a)

PBGC	Section 3.13(d)(iii)

Pensions Transitional Agreement	Section 6.2(e)

Policies	Section 3.16

Related Party	Section 7.3(c)

Required Financial Information	Section 5.11(b)

SEC Filings	Section 3.5(a)

Section 262	Section 2.2(a)

Special Committee	Recitals

Stockholder	Recitals

Stockholder Approval	Section 3.3(a)

Superior Proposal	Section 5.4(g)

Surviving Corporation	Section 1.1

Termination Date	Section 5.1(a)

Voting Agreement	Recitals

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HG INVESTORS LLC
By:	/s/ Mike Bingle
Name: Mike Bingle
Title: Co-President

IGLOO MERGER CORPORATION
By:	/s/ Cary Davis
Name: Cary Davis
Title: Vice-President and Treasurer

INTERACTIVE DATA CORPORATION
By:	/s/ Raymond L. D’Arcy
Name: Raymond L. D’Arcy
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of May 3, 2010 (this “Agreement”), by and among Hg Investors LLC, a Delaware limited liability company (the “Parent”), Pearson DBC Holdings Inc., a Delaware corporation (the “Stockholder”), and, solely with respect to Sections 2.1(a), 2.1(c) and 3.3 and Article IV, Pearson plc, a public limited company organized under the laws of England and Wales (the “Stockholder Parent”).

RECITALS

WHEREAS, Interactive Data Corporation, a Delaware corporation (the “Company”), Igloo Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of the Parent (“Merger Sub”) and the Parent are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 57,554,795 shares of the Common Stock (the “Existing Shares” and, together with any shares of Common Stock and options, warrants and other rights to purchase shares of Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, the Stockholder and Stockholder Parent have agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent and the Stockholder hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at any meeting of the stockholders of the Company, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of the Company, (i) to appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) to vote (or deliver a written consent in lieu thereof) all of the Shares that the Stockholder is entitled to vote (or deliver a written consent with respect thereto) at the time of any vote or written consent (A) to adopt the Merger Agreement, and approve any actions related thereto as and when such Merger Agreement or such other actions are submitted for the consideration and vote of the stockholders of the Company, (B) against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement and (C) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with, delay the transactions contemplated by the Merger Agreement.

(b) Nothing in this Agreement, including this Section 1.1(a), shall limit or restrict any affiliate or designee of the Stockholder who serves as a member of the Board of Directors in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholder solely in its capacity as a stockholder of the Company and shall not apply to any such affiliate or designee’s actions, judgments or decisions as a director of the Company.

(c) Notwithstanding anything to the contrary herein, (i) in the event that a vote of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Common Stock in the Merger or (B) is otherwise adverse to the holders of Common Stock in such capacity (each such amendment, an “Adverse Amendment”), the provisions of this Agreement, including this Section 1.1, will not apply with respect to the Stockholder’s vote of the Shares with respect to such vote to amend the Merger Agreement and (ii) nothing in this Agreement shall be deemed to require the Stockholder to exercise any options to acquire shares of Common Stock or to make any other change in the form of the Stockholder’s ownership of the Shares as of the date hereof.

(d) In furtherance of, and without limiting the generality of, the foregoing, immediately following the execution of this Agreement and the Merger Agreement, the Stockholder shall execute and deliver to the Company (with a copy thereof to Parent) an Action by Written Consent of the Stockholder in the form attached hereto as Exhibit A (the “Written Consent”).

1.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement and the Written Consent, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of its material obligations under this Agreement.

1.3 Proxy.

(a) The Stockholder hereby grants to the Parent a proxy to vote the Shares owned beneficially and of record by the Stockholder in the manner indicated in Section 1.1 (which proxy shall be limited solely to the matters set forth in Section 1.1). This proxy shall be irrevocable (pursuant to Section 212(e) of the DGCL) and is coupled with an interest and the Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy. Such proxy shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Agreement.

(b) The Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder and Stockholder Parent. With respect to Sections 2.1(a) and 2.1(c), each of the Stockholder and Stockholder Parent, severally and not jointly, and, with respect to Section 2.1(b), the Stockholder, hereby represents and warrants to the Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Person is a legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of its jurisdiction of organization or formation and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Person and the consummation by such Person of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate action on the part of such Person are necessary to authorize the execution and delivery by such Person of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Person and, assuming due and valid authorization, execution and delivery hereof by the Parent, constitutes a valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Ownership. The Existing Shares are, and (except as otherwise permitted by this Agreement) any additional shares of Common Stock and any additional shares subject to options, warrants and other rights to purchase shares of Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder, free and clear of any Liens (except for those created by this Agreement). As of the date hereof, the Existing Shares constitute all of the shares of the Common Stock beneficially owned by the Stockholder and the Stockholder does not hold any options, warrants or other rights to purchase shares of Common Stock or other voting capital stock or securities of the Company or any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I and Section 3.1, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(c) No Violation.

(i) Neither the execution and delivery of this Agreement nor the consummation of transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (A) violate any provision of the certificate of incorporation or bylaws or other similar organizational or governing documents of such Person, (B) assuming compliance with the filing and notice requirements set forth in Section 2.1(c)(ii), violate any Law applicable to such Person or (C) result in a breach of, constitute a default under or otherwise violate any Contract to which such Person is a party, except, in the case of the immediately preceding clauses (B) and (C), to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay such Person from performing its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by such Person does not, and the performance of this Agreement by such Person will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

ARTICLE III

OTHER COVENANTS

3.1 Restrictions on Transfer. Except as contemplated hereby, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”), enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer of, any of the Existing Shares or any additional shares of Common Stock and options, warrants and other rights to purchase shares of Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired beneficially or of record by the Stockholder after the date hereof; provided, however, that the Stockholder may Transfer all or any portion of the Shares to one or more of its Affiliates (other than the Company or its Subsidiaries) that, prior to such Transfer, execute and deliver to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Stockholder shall have made hereunder. Any Transfer in violation of this Section 3.1 shall be null and void.

3.2 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder agrees, while this Agreement is in effect, to notify the Parent promptly in writing of the number of any additional shares of Common Stock, any additional options, warrants or rights to purchase shares of Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired by the Stockholder, if any, after the date hereof.

3.3 No Solicitation. The Stockholder Parent and its Subsidiaries shall, and the Stockholder Parent shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any proposal or offer, in a single transaction or series of related transactions for an Alternative Proposal or for the acquisition of beneficial ownership of any Shares (each, a “Stockholder Alternative Proposal”). The Stockholder Parent will not, and the Stockholder Parent will cause its and its Subsidiaries’ Representatives not to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 4.1, directly or indirectly (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in a Stockholder Alternative Proposal, or (ii) engage or participate in any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) or negotiations (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) relating to, or which would reasonably be likely to lead to, any Stockholder Alternative Proposal. Solely for purposes of this Section 3.3, neither the Company nor its direct or indirect Subsidiaries shall be deemed to be a Subsidiary of the Stockholder Parent or the Stockholder, and any Representative of the Company (in their capacities as such) shall be deemed not to be a Representative of the Stockholder Parent or the Stockholder.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement by either or both of the Parent and the Company pursuant to Section 7.1 of the Merger Agreement and (c) any amendment to the Merger Agreement effected without the consent of the Stockholder that is an Adverse Amendment. Upon such termination, no party shall have any further obligations or liabilities hereunder;

provided, however, that this Section 4.1 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or willful breach by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 4.1 and Sections 4.6 through 4.15 (inclusive), shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, in the event that the Company Termination Fee is paid to the Parent pursuant to the Merger Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent, Merger Sub and each of their respective Affiliates against the Stockholder and the Stockholder Parent and each of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to the Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and the Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the termination of this Agreement pursuant to Section 4.1, except as otherwise expressly provided in Section 4.1.

4.5 Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have (if any) under applicable law.

4.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

4.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Parent, to:

HG Investors LLC

c/o Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Facsimile: (212) 981-3535

Attention: Michael Bingle

and

c/o Warburg Pincus LLC

450 Lexington Avenue, 34th Floor

New York, NY 10017

Facsimile: (212) 878-9351

Attention: James Neary

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile:	(650) 251-5002
Attention:	Peter S. Malloy
Chad Skinner

If to the Stockholder or Stockholder Parent, to:

Pearson DBC Holdings Inc.

c/o Pearson Inc.

1330 Avenue of the Americas

New York, NY 10019

Facsimile: 212-641-2532

Attention: Philip J. Hoffman

with copies (which shall not constitute notice) to:

Pearson Education, Inc.

One Lake Street

Upper Saddle River, NJ 07458

Facsimile: 201-236-4675

Attention: Robert L. Dancy

and

Pearson plc

80 Strand, London

WC2R ØRL

United Kingdom

Facsimile:	011-44-207-010-2390
Attention:	Rona Fairhead

and

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Facsimile:	(781) 687-8005
Attention:	Andrea Loew, Esquire
Executive Vice President and General Counsel

and

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Facsimile:	(212) 309-6001
Attention:	Charles E. Engros, Jr.
Robert W. Dickey

and

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza

New York, New York 10006

Facsimile:	(212) 225-3999
Attention:	Ethan A. Klingsberg
Matthew P. Salerno

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

4.8 Interpretation. When a reference is made in this Agreement to an Article, or Section, such reference shall be to an Article of or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as in effect on the date hereof.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

4.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

4.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

4.12 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parent, Stockholder Parent and the Stockholder. No waiver of any provision of this Agreement will be valid unless and to the extent such waiver is set forth in an instrument in writing signed on behalf of the party waiving such provision. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

4.13 Enforcement, Exclusive Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedies available at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy for money damages would provide an adequate remedy. Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in any New York State court or Federal court of the United States of America sitting in New York City, and each party irrevocably submits to the exclusive jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement, in any other court. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.13.

4.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

4.15 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HG INVESTORS LLC
By:	/s/ Mike Bingle
Name: Mike Bingle
Title: Co-President

PEARSON DBC HOLDINGS INC.
By:	/s/ Philip Hoffman
Name: Philip Hoffman
Title: President

Solely with respect to Sections 2.1(a), 2.1(c) and 3.3 and Article IV:

PEARSON PLC
By:	/s/ Rona Fairhead
Name: Rona Fairhead
Title: Director

Signature Page to Voting Agreement

Exhibit A – Form of Written Consent

Written Consent of Pearson DBC Holdings Inc., as a Stockholder of Interactive Data Corporation

dated as of [—], 2010

Pearson DBC Holdings Inc., a Delaware corporation (the “Stockholder”), being a stockholder of Interactive Data Corporation, a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law and the bylaws of the Company, hereby adopts the following resolutions by written consent in lieu of a meeting. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

WHEREAS, the Stockholder has been presented an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Hg Investors LLC, a Delaware limited liability company (“Parent”), Igloo Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of the Parent, and the Company, attached as Exhibit A hereto, which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company will be entitled to receive consideration for each share of common stock of the Company held by them at the effective time of the Merger; and

WHEREAS, the Board of Directors of the Company has authorized, accepted, approved, adopted and ratified in all respects the Merger Agreement and the Merger and has resolved to recommend that the Stockholder authorize and adopt the Merger Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, be, and hereby are, authorized, accepted, approved and adopted in all respects without prior notice and without a vote or meeting;

RESOLVED, that this written consent is coupled with an interest and is irrevocable; and

RESOLVED, that the officers of the Stockholder be, and any one or more of them hereby are, authorized, empowered and directed, acting alone, in the name and on behalf of the Stockholder, to do and perform all such further acts and things (including, but not limited to, obtaining any consent which may be deemed necessary, appropriate or desirable), to execute and deliver in the name and on behalf of the Stockholder and, if requested or required, where necessary or appropriate, to file with the appropriate governmental authorities, all such further certificates, instruments or other documents, and to make all such payments as in their judgment, or in the judgment of any one of them, shall be deemed necessary or advisable in order to carry out, comply with and effectuate the intent and purposes of the foregoing resolutions and any or all of the transactions contemplated therein or thereby, the authority thereof to be conclusively evidenced by the taking of such action or the execution and delivery of such documents.

[Signature page follows.]

WITNESS the due execution hereof as of the date first written above.

PEARSON DBC HOLDINGS INC.

By:
Name:
Title:

Signature Page to Written Consent of Stockholder

Exhibit A to Written Consent

Merger Agreement

See Attached

See Annex A

Annex C

May 3, 2010

The Special Committee of the Board of Directors

Interactive Data Corporation

32 Crosby Drive

Bedford, MA 01730

Members of the Special Committee of the Board of Directors:

We understand that Interactive Data Corporation (“IDC”) proposes to enter into the Agreement and Plan of Merger, dated as of May 3, 2010 (the “Merger Agreement”), among IDC, HG Investors LLC (“Parent”) and Igloo Merger Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into IDC (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of IDC (“IDC Common Stock”), other than shares of IDC Common Stock held by IDC, Parent or Merger Sub (collectively, the “Excluded Holders”) or as to which dissenter’s rights have been perfected, will be converted into the right to receive $33.86 in cash (the “Per Share Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of Silver Lake Partners III, L.P., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P..

You have requested our opinion as to the fairness, from a financial point of view, to the holders of IDC Common Stock (other than Pearson plc and its affiliates and the Excluded Holders) of the Per Share Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to IDC that we deemed relevant;

(2)	reviewed certain information, including financial forecasts (the “IDC Forecasts”) and other financial and operating data concerning IDC, prepared by the management of IDC;

(3)	discussed the past and current business, operations, financial condition and prospects of IDC with members of senior management of IDC;

(4)	reviewed the trading history for IDC Common Stock and a comparison of that trading history with the trading histories of certain other publicly traded companies we deemed relevant;

(5)	compared certain financial and stock market information of IDC with similar publicly available information of certain other companies we deemed relevant;

(6)	compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions we deemed relevant;

(7)	reviewed the Merger Agreement, the Financing Commitments (as defined in the Merger Agreement) and the Limited Guarantees, dated May 3, 2010, of Silver Lake Partners III, L.P., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.; and

(8)	performed such other analyses and studies and considered such other factors as we deemed appropriate.

The Special Committee of the Board of Directors

Interactive Data Corporation

May 3, 2010

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data, including without limitation the IDC Forecasts, publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of IDC that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the IDC Forecasts, we have assumed, at your direction and without independent verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of IDC as to the future financial performance of IDC. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IDC, nor have we made any physical inspection of the properties or assets of IDC. We have not evaluated the solvency of IDC or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on IDC or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Per Share Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Consideration to be paid to the holders of IDC Common Stock (other than Pearson plc and its affiliates and the Excluded Holders) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of IDC. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any payments to be made by Parent or any of its affiliates in connection with the exit of Interactive Data (Europe) Limited (a subsidiary of IDC) from the Pearson Group Pension Plan or any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to IDC or in which IDC might engage or as to the underlying business decision of IDC to proceed with or effect the Merger. This opinion is not intended to be and does not constitute a recommendation to members of the Special Committee of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, and we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of IDC in connection with the Merger and will receive fees for our services, a portion of which is payable in connection with our conducting an analysis for purposes of determining whether we could render an opinion and a portion of which is contingent upon consummation of the Merger. In addition, IDC has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates in the future may provide investment banking and other financial services to IDC and its affiliates and in the future may receive compensation for the rendering of these services. In addition, we and our affiliates in the future may provide investment banking and other financial services to Parent and its affiliates and in the future may receive compensation for the rendering of these services.

In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments of IDC, Parent and certain of their respective affiliates for our own account, and accordingly, we or our affiliates at any time may hold long or short positions in such securities or financial instruments.

The Special Committee of the Board of Directors

Interactive Data Corporation

May 3, 2010

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of IDC in connection with and for purposes of its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion, may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to stockholders of IDC in connection with the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Per Share Consideration to be received pursuant to the Merger by holders (other than Pearson plc and its affiliates and the Excluded Holders) of IDC Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

FOROS SECURITIES LLC

200 West Street | New York, New York 10282-2198	Annex D

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 3, 2010

Board of Directors

Interactive Data Corporation

32 Crosby Drive

Bedford, MA 01730

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Interactive Data Corporation (the “Company”) of the $33.86 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 3, 2010 (the “Agreement”), by and among HG INVESTORS LLC (“Parent”), an affiliate of Silver Lake Partners (“Silver Lake”) and Warburg Pincus LLC (“Warburg Pincus”), IGLOO MERGER CORPORATION, a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Pearson plc, the Company’s indirect controlling shareholder (“Pearson”), and any of their respective affiliates and Warburg Pincus and Silver Lake and any of their respective affiliates or portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to Pearson and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as Pearson’s financial advisor in connection with the sale of its Government Solutions business in February 2007. We also have provided extensive investment banking and other financial services to Silver Lake and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as joint lead arranger with respect to a bank loan to SunGard Data Systems Inc., a portfolio company of Silver Lake, (aggregate principal amount of $250 million) in September 2008; as joint bookrunner with respect to a high-yield debt offering by SunGard Data Systems Inc. to help finance its acquisition of a majority stake in GL TRADE (aggregate principal amount of $500 million) in October 2008; as sole bookrunner in an exchange offer by and high-yield bond issuance by Intelsat Limited, a portfolio company of Silver Lake, (aggregate principal amount of $400 million) in January 2009; as financial advisor to Avaya Inc., a portfolio company of Silver Lake, in connection with its

Board of Directors

Interactive Data Corporation

May 3, 2010

Page Two

acquisition of Nortel Networks Corporation’s enterprise solutions business in December 2009; and as co-manager with respect to the initial public offering of common stock of Avago Technologies Limited, a portfolio company of Silver Lake, in August 2009. We also have provided extensive investment banking and other financial services to Warburg Pincus and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as financial advisor to MBIA Insurance, a portfolio company of Warburg Pincus, in connection with the restructuring of KLD funding mezzanine notes that were insured by MBIA in November 2008; as financial advisor to InterMune Inc., a portfolio company of Warburg Pincus, in connection with its unregistered 3(a)(9) exchange for either stock or 5% Convertible Notes in May 2009; as co-manager with respect to a high-yield debt offering by Bill Barrett Corporation, a portfolio company of Warburg Pincus, (aggregate principal amount of $200 million) in June 2009; as a participant in a revolving credit facility provided to Neiman Marcus, a portfolio company of Warburg Pincus, (aggregate principal amount $600 million) in July 2009; as lead bookrunner with respect to a public offering of 7,000,000 shares of InterMune Inc., a portfolio company of Warburg Pincus, in January 2010; and as co-manager with respect to a public offering of 8,500,000 shares of Targa Resources, Inc., a portfolio company of Warburg Pincus, in April 2010. We also may provide investment banking and other financial services to the Company, Pearson and their respective affiliates, and Silver Lake and Warburg Pincus and their respective affiliates and portfolio companies in the future for which our investment banking division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Silver Lake and Warburg Pincus and their respective affiliates and portfolio companies and may have invested in limited partnership units of affiliates of Silver Lake and Warburg Pincus from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the information services industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except with respect to the Company’s U.S. and U.K. pension liabilities, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

Interactive Data Corporation

May 3, 2010

Page Three

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $33.86 per Share in cash to be paid to the holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the Employee Benefits Separation Agreement, the Transition Services Agreement and the U.K. Pension Agreements (each as defined in the Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $33.86 per Share in cash to be paid to the holders pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $33.86 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

E-4